 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 2008

REGISTRATION STATEMENT NO. 333-144351

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT 2 TO FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BENDA PHARMACEUTICAL, INC.
(Name of Small Business Issuer in Its Charter)

Delaware	2834	41-2185030
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employee Identification No.)

Room 13, Floor 25, Sunny New World Tower,
No. 231 Xin Hua Road, Jianghan District,
Wuhan, Hubei, PRC. Post Code: 430015
+86 (27) 8537-5532
(Address and telephone number of principal executive
offices and principal place of business)

Yiqing Wan, Chief Executive Officer
Room 13-16, Floor 25, Yangguang Xin Tandi Building,
No. 231 Xin Hua Road, Jianghan District,
Wuhan, Hubei, PRC. Post Code: 430015
+86 (27) 8537-5532
(Name, address and telephone number of Agent for Service)

COPY TO:

Richard I. Anslow, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $.001 par value	24,930,699	(1)	$2.05	(2)	$51,107,933	(2)	$2,008
Common Stock, $.001 par value, to be issued upon exercise of fixed-priced warrants	34,287,974		$0.555	(3)	$19,029,826	(3)	$748
Common Stock, $.001 par value	14,058,817		$2.05	(2)	$28,820,575	(2)	$1,133
Common Stock, $.001 par value, to be issued upon conversion of fixed-priced convertible debentures	3,677,916		$0.555	(3)	$2,041,243	(3)	$80

Total	76,955,406				$129,649,217		$3,969

(1) Represents 24,930,699 of the 25,961,760 shares of common stock issued in connection with the sale of 480 Units in conjunction with our private placement completed on November 15, 2006;

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average of the high and low prices of the common stock of the Registrant as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on July 3, 2007.

(3) Calculated in accordance with Rule 457(g)(1) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED JANUARY 22, 2008
PROSPECTUS

38,989,516 SHARES COMMON STOCK
WARRANTS TO PURCHASE 34,287,974 SHARES OF COMMON STOCK
3,677,916 SHARES OF COMMON STOCK UNDERLYING FIXED PRICE CONVERTIBLE DEBENTURES

This prospectus covers the resale by selling stockholders named on page 15 of up to 76,955,406 shares of our common stock, $.001 par value, which include:

1.	24,930,699 of the 25,961,760 shares of common stock issued in connection with the sale of 480 Units in conjunction with our private placement completed on November 15, 2006;

2.
14,058,817 shares of common stock, of which 200,000 shares were issued in January 2006 to two shareholders for services rendered; 1,971,302 were purchased in January and March of 2006 and are now held by two shareholders; 1,129,487 were issued on November 15, 2006 for services rendered in connection with the Financing and Acquisition of Ever Leader; and 10,758,028 were issued to eleven shareholders in exchange for their Ever Leader shares.

3.
25,474,990 shares of common stock based on 150% of the common stock issuable upon exercise of outstanding warrants we issued in connection with our issuance of the Units, at an exercise price of $0.555 per share in conjunction with our private placement completed on November 15, 2006; 5,516,879 shares of common stock based on 150% of the common stock issuable upon exercise of outstanding warrants we issued in connection with our issuance of the Additional Units, at an exercise price of $0.555 per share on April 5, 2007; and 3,296,105 shares of common stock based on 150% of the common stock issuable upon exercise of outstanding warrants we issued to the Placement Agent, at an exercise price of $0.555 per share in conjunction with our private placement completed on November 15, 2006; and

4.	3,677,916 shares of common stock underlying the Convertible Promissory Notes issued in connection with the sale of 252 Additional Units on April 5, 2007.

This offering is not being underwritten. These securities will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of these shares. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus. Our common stock and warrants are more fully described in the section of this prospectus entitled "Description of Securities."

The prices at which the selling stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling stockholders. See "Plan of Distribution."

Our common stock is currently listed on the Over the Counter Bulletin Board under the symbol “BPMA.” On January 22, 2008, the closing price of the shares was $.61 per share.

Our agent for service in the state of Delaware is Corporation Service Company located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2008.

TABLE OF CONTENTS

Prospectus Summary	6
Risk Factors	16
Use of Proceeds	32
Selling Security Holders	32
Plan of Distribution	37
Legal Proceedings	38
Officers and Directors	39
Security Ownership of Certain Beneficial Owners and Management	43
Description of Securities	46
Legal Matters	53
Experts	53
Disclosure of Commission Position of Indemnification for Securities Act Liabilities
Description of Business	54
Selected Consolidated Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations	81
Description of Property	91
Certain Relationships and Related Transactions	93
Market For Common Equity and Related Stockholder Matters	98
Dividend Policy	99
Executive Compensation	99
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	100
Where You Can Find More Information	101
Financial Statements	102

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary”, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. Although we believe these sources are reliable, we have not independently verified this market data. This market data includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the United States Securities and Exchange Commission (the "SEC"). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933 provides any protection for statements made in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to Benda Pharmaceutical, Inc. and our wholly owned subsidiary, Ever Leader Holdings Limited, and Ever Leader’s subsidiary Hubei Tongji Benda Ebei Pharmaceutical Co., Ltd., and indirect subsidiaries Jingling Benda Pharmaceutical Co., Ltd., Yidu Benda Chemical Co., Ltd., Beijing Shusai Pharyngitis Research Co., Ltd, and Shenzhen SiBiono Gene Technology Co., Ltd. as “Benda”, "our company," "we," "us" and "our."

OUR COMPANY

Through our wholly owned subsidiary Ever Leader Holdings Limited (“Ever Leader”), we are a pharmaceutical company that identifies, discovers, develops and manufactures both conventional medications and Traditional Chinese Medicines (“TCMs”) for the treatment of some of the largest common ailments and diseases (e.g., common cold, diabetes, cancer). We are also dedicated to the development, manufacturing and commercialization of gene therapy products.

We own all of the capital stock of Ever Leader Holdings Limited, a holding company incorporated under the laws of Hong Kong SAR on October 29, 2005. Ever Leader owns 95% of the issued and outstanding capital stock of Hubei Tongji Benda Ebei Pharmaceutical Co., Ltd., a Sino-Foreign Equity Joint Venture company incorporated in April 2001 under the laws of the PRC. Benda Ebei owns: (i) 95% of the issued and outstanding capital stock of Jiangling Benda Pharmaceutical Co., Ltd., a company formed in October 2001 under the laws of the PRC; (ii) 95% of the issued and outstanding capital stock of Yidu Benda Chemical Co., Ltd., a company incorporated in March 2002 under the laws of the PRC; (iii) 75% of the issued and outstanding capital stock of Beijing Shusai Pharyngitis Research Co., Ltd., a company incorporated in June 2006 under the laws of the PRC; and (iv) 60.13% of the issued and outstanding capital stock of Shenzhen SiBiono Gene Technology Co., Ltd. (“SiBiono”), a company incorporated in March 1998 under the laws of the PRC.

We distribute our medicines, through agents who sell them to hospitals that administer them to patients. We sell generics to medical wholesalers for resale to hospitals. The company sells its Over the Counter (“OTC”) medicines to wholesalers specializing in selling to retail chain drug stores. Our “Active Pharmaceutical Ingredients” (“APIs”) are typically sold to large drug manufacturers under long-term supply contracts. The bulk chemicals are purchased by other Chinese drug companies.

In fiscal 2006, our revenues were $15,932,075 and our net income was $2,318,758. In fiscal 2005, our revenues were $15,414,106 and our net income was $3,485,768. All prices, revenues, and income referred to herein are stated in United States dollars.

Share Exchange Transaction

We did not become engaged in the pharmaceutical business until November of 2006. Before closing our recent share exchange transaction in November 2006, we were a shell company with nominal assets and operations, whose sole business was to identify, evaluate and investigate various companies with the intent that, if such investigation warrants, a business combination be negotiated and completed pursuant to which we (formerly known as Applied Spectrum Technologies, Inc.) would acquire a target company with an operating business with the intent of continuing the acquired company's business as a publicly held entity. We entered in an Exchange Agreement dated September 7, 2006 (the “Exchange Agreement”) with KI Equity Partners II, LLC (“KI Equity”), Ever Leader, a company incorporated under the laws of Hong Kong, and the owners of 100% of the capital shares of Ever Leader. The closing of the Exchange Agreement occurred on November 15, 2006. At the closing of the Exchange Agreement, we acquired all of Ever Leader's capital shares (the “Ever Leader Shares”) from the Ever Leader Shareholders, and the Ever Leader Shareholders transferred and contributed all of their Ever Leader Shares to us. In exchange, we issued 64,942,360 shares of our Common Stock to the Ever Leader Shareholders.

As a result of the closing of the Exchange Agreement, Ever Leader became our wholly owned subsidiary and we adopted Ever Leader’s main operational business. The Exchange transaction, for accounting and financial reporting purposes, is deemed to be a reverse acquisition, where we (the legal acquirer) are considered the accounting acquiree and Ever Leader (the legal acquiree) is considered the accounting acquirer, and thus the historical financial statements of Ever Leader are the financial statements of Benda.

In connection with the share exchange transaction, we engaged Keating Investments, LLC to act as a financial advisor in connection with the Exchange transaction. At the closing the Exchange Agreement, Keating Investments, LLC was paid an advisory fee of $395,000.

 Recent Financing

The closing of the Exchange Agreement described above was contingent on a minimum of $10,000,000 (or such lesser amount as mutually agreed to by Ever Leader and the placement agent) being subscribed for, and funded into escrow, by certain accredited and institutional investors ("Investors") in a private placement offering for the purchase of Units, each Unit consisting of 54,087 shares of our Common Stock ("Common Stock") and 54,087 common stock purchase warrants promptly after the closing of the Exchange transaction under terms and conditions approved by our board of directors immediately following the Exchange (the “Financing”). The closing of the Financing was contingent on the closing of the Exchange transaction, and the Exchange transaction was contingent on the closing of the Financing. On November 15, 2006, we completed this private placement offering. We received gross proceeds of approximately $12 million in connection with the Financing from the Investors. Pursuant to Subscription Agreements entered into with these Investors, we sold 480 Units for a total of 25,961,760 shares of its Common Stock and warrants to purchase an additional 25,961,760 shares of our common stock to the Investors. The price per Unit in the Financing was $25,000.

Keating Securities, LLC (“Placement Agent”), an affiliate of Keating Investments, LLC, acted as placement agent in connection with the Financing. For their services, the Placement Agents received a commission equal to 7.5% of the gross proceeds from the offering and a non-accountable expense allowance equal to 1.5% of the gross proceeds. In addition, the Placement Agents received, for nominal consideration, warrants to purchase 10% of the number of shares of common stock sold in connection with the Financing, which in the aggregate totaled 2,596,176 shares of our common stock at an exercise price of $0.555 per share. The warrants are fully vested and have a term of five years. The Placement Agent warrants will have registration rights similar to the registration rights afforded to the holders of Common Stock and Warrants subscribed for in the Financing. We also paid for the out-of-pocket expenses incurred by the Placement Agent and all purchasers in the amount of $100,000.

In order to finance the acquisition of a majority of the shares of Shenzhen SiBiono GeneTech Co., Ltd. (“SiBiono”), on April 5, 2007, we entered into an Investment Agreement (“April Financing”) with certain accredited and institutional investors (“Investors”) who had also participated in the subscription for $12,000,000 of our common stock pursuant to certain Securities Purchase Agreements dated November 15, 2006 (“November Financing”). Pursuant to the Investment Agreement, the Investors purchased a total of 252 Units for $7,560,000 with each Unit consisting of (i) a convertible promissory note in the principal amount of Thirty Thousand Dollars ($30,000) which shall be convertible into 54,087 shares of the Company's common stock, par value $0.001 per share, and (ii) a warrant to acquire 54,087 shares of Common Stock at an exercise price of $0.555 per share. The Notes bear an interest rate of four percent per annum until the Buyer elects to exercise the right to convert, and mature on March 28, 2009. The Warrants issued in both the November Financing and the April Financing have full ratchet anti-dilution protection, as more fully described in the section entitled “Description of Securities” set forth herein.

In March 2007 the Company and the Investors entered into a Modification Agreement amending the November Financing Documents to allow for certain issuances of the Company’s securities, including additional purchases of the Company’s equity securities pursuant to the Investment Agreement; shares issuances required under the Equity Transfer Agreements; and issuances of options pursuant to an approved Qualified Employment Stock Option Plan. All of the investors in the November Financing had the right to participate in the purchase of additional units under the Investment Agreement and all of such investors either participated in the Investment Agreement or have waived their right to participate in such. In addition, those investors that did not participate in the Investment Agreement also waived their right to object to the changes to the Warrants, Registration Rights Agreement and Make Good Agreement which were set forth in the Modification Agreement.

On or prior to forty five (45) days from the Closing Date of the Investment Agreement, we are required to deliver to the Buyers our financial statements for the years ending December 31, 2005 and December 31, 2006, audited by Kempisty & Company Certified Public Accountants, P.C., prepared in accordance with GAAP, during each year involved and fairly presenting in all material respects our financial position as of the dates thereof and the results of our operations and cash flows for each such year then ended. Such financial statements for the years ending December 31, 2005 and December 31, 2006 were filed with our Form 10KSB for the year ending December 31, 2006 filed with the Securities and Exchange Commission on May 4, 2007. In addition, on or prior to seventy five (75) days from the Closing Date, we are also required to deliver to the Buyers audited financial statements for SiBiono for the required time periods for the Form 8-K filing required by the Securities and Exchange Commission. Such financial statements were filed with our Amendment No. 1 to Form 8K filed June 15, 2007.

Shenzhen SiBiono GeneTech Co., Ltd.

On April 5, 2007, Hubei Tongji Benda Ebei Pharmaceutical Co., Ltd., a Sino-Foreign Equity Joint Venture company incorporated under the laws of the PRC (“Benda Ebei”), of which Ever Leader Holdings Limited, a company incorporated under the laws of Hong Kong SAR ("Ever Leader") and a wholly owned subsidiary of Benda Pharmaceutical, Inc. (the “Company”), owns 95% of the outstanding common stock, has entered into Equity Transfer Agreements with certain shareholders of Shenzhen SiBiono Gene Technology Co., Ltd. (“SiBiono”), a corporation established and validly existing under the law of the PRC, to purchase a total of approximately 57.57% of the shares of SiBiono’s common stock for total consideration of RMB60,000,000 due and payable on or before April 30, 2007. To date, a total of RMB49,322,214 has been paid. The Company has entered into an oral agreement with the Sibiono shareholders to extend the due date to the first quarter of 2008. There are no penalty payments to be made in connection with the extended due date.

In connection with the Equity Transfer Agreements, we entered into a Financial Consultancy Agreement with Super Pioneer International Limited (“Super Pioneer”) for financial consultancy services rendered by Super Pioneer. Pursuant to the Financial Consultancy Agreement, we agreed to issue 2,100,000 shares of our common stock to Super Pioneer within three months from the date of the agreement. The public trading price of our common stock on April 5, 2007 and July 5, 2007 was $1.55 and $2.50. The 2,100,000 shares are valued at $7,560,000 based on a price of $3.60. Super Pioneer agreed to lock up the shares for a period of twelve months from the date of the issuance of the shares (the “Lock-up Period”). Within three months from the Lock-up Period, in the event that the public trading price of our shares did not reach $3.60 per share and we are not listed in the capital market of NASDAQ or AMEX, Super Pioneer shall have the option to require us to redeem 1,960,000 shares of the stock owned by Super Pioneer at a price of $3.60 per share. Such option shall expire within one month from the last date of the three month period.

On June 11, 2007, Benda Ebei entered into Equity Transfer Agreements with Yaojin Wang and Huimin Zhang, shareholders of SiBiono, for the purchase of an additional 2.56% of the shares of SiBiono’s common stock for total consideration of RMB2,560,000 due and payable on or before June 30, 2007. Accordingly, Benda Ebei holds a total of 60.13% of the shares of SiBiono’s common stock. As of September 30, 2007, the full amount for the purchase of the SiBiono shares had been paid.

In connection with the Equity Transfer Agreements, we entered into Technical Consultancy Agreements with Yaojin Wang and Huimin Zhang for technical consultancy services rendered by Yaojin Wang and Huimin Zhang. Pursuant to the Technical Consultancy Agreements, we agreed to issue 33,585 shares of our common stock to Yaojin Wang and 55,975 shares of our common stock to Huimin Zhang within three months from the date of the agreement. The public trading price of our common stock on June 11, 2007 and September 11, 2007 was $2.00 and $2.25. The 33,585 shares are valued at $120,906 and the 55,975 shares are valued at $201,510 based on a price of $3.60. Yaojin Wang and Huimin Zhang agreed to lock up their shares for a period of twelve months from the date of the issuance of the shares (the “Lock-up Period”). Within three months from the Lock-up Period, in the event that the public trading price of our shares did not reach $3.60 per share and we are not listed in the capital market of NASDAQ or AMEX, Yaojin Wang and Huimin Zhang shall have the option to require us to redeem the shares of the stock owned by Yaojin Wang and Huimin Zhang at a price of $3.60 per share. Such option shall expire within one month from the last date of the three month period.

Contact Information

We are a Delaware corporation. Our principal executive offices are located at Room 13, Floor 25, Sunny New World Tower, No. 231 Xin Hua Road, Jianghan District, Wuhan, Hubei, PRC. Post Code: 430015.

Our telephone number is +86 (27) 8537-5532.

Our agent for service in the state of Delaware is Corporation Service Company located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

THE OFFERING

The shares issued and outstanding prior to this offering consist of 76,955,406 shares of common stock. We are registering shares of our common stock for sale by the selling stockholders identified in the section of this prospectus entitled "Selling Security Holders." The shares included in the table identifying the selling stockholders consist of:

1.	24,930,699 of the 25,961,760 shares of common stock issued in connection with the sale of 480 Units in conjunction with our private placement completed on November 15, 2006;

2.
14,058,817 shares of common stock, of which 200,000 shares were issued in January 2006 to two shareholders for services rendered; 1,971,302 were purchased in January and March of 2006 and are now held by two shareholders; 1,129,487 were issued on November 15, 2006 for services rendered in connection with the Financing and Acquisition of Ever Leader; and 10,758,028 were issued to eleven shareholders in exchange for their Ever Leader shares.

3.
25,474,990 shares of common stock based on 150% of the common stock issuable upon exercise of outstanding warrants we issued in connection with our issuance of the Units, at an exercise price of $0.555 per share in conjunction with our private placement completed on November 15, 2006; 5,516,879 shares of common stock based on 150% of the common stock issuable upon exercise of outstanding warrants we issued in connection with our issuance of the Additional Units, at an exercise price of $0.555 per share on April 5, 2007; and 3,296,105 shares of common stock based on 150% of the common stock issuable upon exercise of outstanding warrants we issued to the Placement Agent, at an exercise price of $0.555 per share in conjunction with our private placement completed on November 15, 2006; and

4.	3,677,916 shares of common stock underlying the Convertible Promissory Notes issued in connection with the sale of 252 Additional Units on April 5, 2007.

The shares of common stock offered under this prospectus may be sold by the selling security holders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Security Holders," "Registration Rights" and "Plan of Distribution," respectively. We will not receive any of the proceeds from those sales. Should the selling security holders, in their discretion, exercise any of the common share purchase warrants underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling stockholders, or that any of the common share purchase warrants underlying the common shares offered under this prospectus will be exercised.

 Value of Shares Underlying Notes

               The total dollar value of the 13,629,924 shares of common stock underlying the Notes is $22,489,375. This number is based on the market price per share of $1.65 for those securities on the April 5, 2007 sale of the Notes.

Fees and Payments Associated with Transaction

The following table discloses the dollar amount of each payment (including the dollar value of any payments to be made in common stock) in connection with the November Financing and April Financing (collectively, the “Financings”) that the Company has paid, or may be required to pay to any Selling Stockholder, any affiliate of a Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the Financings. The table also reflects the potential net proceeds to the Company from the $19,560,000 Financings and the total possible payments to all selling shareholders and any of their affiliates in the first year following the sale of convertible notes.

 In connection with the November financing, we also issued to Keating Securities, LLC warrants representing the right to purchase up to 2,596,175 shares of our common stock under the same terms as the Warrants issued to the Investors (the “Placement Agent Warrants”). We also paid to Keating Securities, LLC a total fee of $2,001,998 in connection with the Financings (the “Placement Agent Fee”).

There are no other persons with whom any Selling Stockholder has a contractual relationship with regarding the transaction.

Placement Agent Fee(1)	Structuring, Legal, and Misc. Fees(2)	Maximum Possible Interest Payments(3)	Maximum Possible Liquidated Damages(4)	Maximum First Year Payments(5)	Maximum Possible Payments(6)	Net Proceeds to Company(7)	Net Proceeds to Company After Maximum First Year Payments(8)

$2,001,998	$260,254	$628,561	$1,956,000	$4,526,258	$4,846,813	$14,713,187	$15,033,742

(1)	A total of $2,001,998 was paid to Keating Securities., LLC as placement agent for the Financings. The fee was allocated as follows:

November 2006 7.5% placement fee	$897,798
November 2006 non-accountable 1.5% expense fee	$180,000
November 2006 reverse merger advisory fee	$395,000
April 2007 7% placement fee	$529,200

(2)	The Company paid $260,254 in structuring, legal and miscellaneous fees to the following parties in connection with the Financings:

Computershare Trust - escrow fee & make good escrow agreement	$5,000
John B. Lowy, P.C. - legal fee	10,000
RR Donnelley - printing fee	21,229
H. Rivkin & Co. - consulting Fee	50,000
Anslow & Jaclin LLP - legal fees	174,025

(3)
Maximum amount of interest that can accrue at a rate of 4% per annum assuming all Notes aggregating $7,560,000 issued on April 5, 2007 and remain outstanding until the maturity date on April 5, 2009. The Company, at its option, may pay accrued interest in either cash or, in shares of its common stock.

(4)
Under certain circumstances we may be assessed liquidated damages prior to the maturity date equal to 1% of the aggregate subscription amount of the Financings if the registration statement was not filed within 60 days from the closing of the Financing, if the registration statement was not declared effective within 180 days from the closing of the Financing or, among other things, we fail to cure any defects in a request for acceleration of this registration statement, or fail to file a pre-effective amendment of this registration statement for every 30 day period (or part) thereafter, in each case until cured, provided that the total liquidated damages shall not exceed 10% of the purchase price of the Financings.  This represents the maximum liquidated damages the Company would pay assuming to total liquidated damages equaled the maximum of 10% of the purchase price of the Financings.

(5)
Total maximum payments that the Company may be required to pay to the Selling Stockholders for the twelve (12) months following the sale of all Notes, which is comprised of placement agent fee of $2,001,998, structuring, legal and miscellaneous fees of $260,254, first year interest of $308,006, and liquidated damages of $1,956,000.

(6)
Total maximum payments payable by Company, includes placement agent fee of $2,001,998, structuring, legal and miscellaneous fees of $260,254, maximum possible interest of $628,561 and maximum possible liquidated damages of $1,956,000.

(7)	Total net proceeds to the Company assuming that the Company was required to make all possible payments as described in footnote 6.

(8)	Total net proceeds to the Company assuming that the Company was required to make all possible payments in the next twelve months as described in footnote 5.

Total Possible Profit Selling Stockholders Could Realize

Notes

        The following table discloses the total possible profit Selling Stockholders could realize as a result of the conversion discount for the securities underlying the $7,560,000 in Notes.

Market Price(1)	Conversion Price(2)	Shares Underlying Notes(3)	Combined Market Price of Shares(4)	Total Conversion Price(5)	Total Possible Discount to Market Price(6)

$1.55	$0.555	13,621,622	$21,113,514	$7,560,000	$13,553,514

(1)	Market price per share of our common stock on the Issuance Date (April 5, 2007).

(2)	The original fixed conversion price is $0.555, except that the Notes contain anti-dilution protections which in certain circumstances may result in a reduction to the conversion price.

(3)	Total number of shares of common stock underlying the Notes assuming full conversion of the aggregate principal amount as of the Issuance Date.

(4)
Total market value of shares of common stock underlying the Notes assuming full conversion of the aggregate principal amount as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5)	Total value of shares of common stock underlying the Notes assuming full conversion as of the aggregate principal amount as of the Issuance Date based on the conversion price.

(6)	Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Warrants

In the Financings, we also issued to Selling Stockholders five year Warrants to purchase an aggregate of 39,591,684 shares of our common stock, exercisable at a price per share of $0.555.  The following table discloses the total possible profit Selling Stockholders could realize as a result of the exercise of the Warrants.

Market Price(1)	Exercise Price(2)	Shares Underlying Warrants(3)	Combined Market Price(4)	Total Conversion Price(5)	Total Possible Discount to Market Price(6)

$1.55	$0.555	39,591,684	$61,367,110	$21,973,385	$39,393,725

(1)	Market price per share of our common stock on the Issuance Date (April 5, 2007).

(2)
The exercise price per share of our common stock underlying the Warrants is fixed at $0.555 except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price.

(3)
Total number of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date. Upon certain adjustments of the exercise price of the warrants, the number of shares underlying the Warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4)	Total market value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5)	Total value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the exercise price.

(6)
Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)). The result of an exercise of the Warrants at the exercise price and a sale at the market price would be a gain to the Selling Stockholder. Since the market price of our common stock is more than the Warrants’ exercise price, the Warrants are “in the money” and a profit would be realized as of April 5, 2007.

Net Proceeds Payable to the Company and Combined Total Possible Profit Selling Stockholders Could Realize

The following table summarizes the potential proceeds available to the Company pursuant to the financing with the Investors and the Investors’ return on investment.  For purposes of this table, we assumed that the Investors exercise all of the in-the-money Warrants, if any.

Gross Proceeds Payable to Company(1)	Maximum Possible Payments by Company(2)	Net Proceeds to Company(3)	Combined Total Possible Profit to Investors(4)	All Payments + Possible Profit / Net Proceeds(5)	All Payments + Possible Profit / Net Proceeds Averaged Over 2 Years(6)

$19,560,000	$4,846,813	$14,713,187	$52,947,239	295%	148%

(1)	Total amount of the proceeds of the November Financing ($12,000,000) and the April Financing ($7,560,000).

(2)
Total maximum payments payable by Company, includes placement agent fee of $2,001,998, structuring, legal and miscellaneous fees of $260,254, maximum possible interest of $628,561 and maximum possible liquidated damages of $1,956,000.

(3)	Total net proceeds calculated by subtracting the Maximum Possible Payments by the Company ($4,846,813) from the Gross Proceeds Payable to the Company ($19,560,000).

(4)
Total possible profit to the Investors is based on the aggregate discount to market price of the conversion of the Notes and exercise of Warrants. The Notes’ conversion price is based on a fixed price of $0.555. The exercise price per share of our common stock underlying the Warrants is fixed at $0.555 except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price.

(5)
Percentage equal to the maximum possible payments by us in the transaction ($4,846,813) plus total possible discount to the market price of the shares underlying the Notes ($13,553,514), plus profit from 39,591,684 warrants in the money ($39,393,725), divided by the net proceeds to the Company resulting from the Financings ($19,560,000).

(6)	Calculated by dividing 295% (footnote 5) by the term of the Notes, two years.

Prior Securities Transactions with Selling Stockholders

We have not engaged in any prior securities transactions with the Selling Stockholders, any affiliates of the Selling Stockholders, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

Shares Outstanding Prior to the Transaction

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Number of shares outstanding prior to the Financings held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders.	23,842,144
Number of shares registered for resale by Selling Stockholders or affiliates in prior registration statements.	0
Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders that continue to be held by Selling Stockholders or affiliates of Selling Stockholders.	0
Number of shares sold in registered resale by Selling Stockholders or affiliates of Selling Stockholders.	0
Number of shares registered for resale on behalf of Selling Stockholders or affiliates of Selling Stockholders in current transaction.	76,955,406

Repayment, Shorting and Prior Transactions with Selling Stockholders

The Company intends to repay the overlying securities and believes that it will have the financial ability to make all payments on the Notes when they become due and payable. To the best of our knowledge, and based on information obtained from the Selling Stockholders, none of the selling shareholders have an existing short position in the Company’s common stock.

Other than in the November Financing and April Financing, the Company has not in the past three (3) years engaged in any securities transaction with any of the Selling Stockholders, any affiliates of the Selling Stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in the transaction documents filed as Exhibits to our Form 8-Ks filed November 17, 2006 and April 6, 2007, the Company does not have any agreements or arrangements with the Selling Stockholders with respect to the performance of any current or future obligations.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

•
WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

In order to achieve the above mentioned targets, the general strategies of our company are to maintain and search for hard-working employees who have innovative initiatives; on the other hands, our company will also keep a close eye on expanding opportunities, for example, acquisition of state-owned enterprises.

•	WE CANNOT ASSURE YOU THAT OUR ORGANIC GROWTH STRATEGY WILL BE SUCCESSFUL WHICH MAY RESULT IN A NEGATIVE IMPACT ON OUR GROWTH, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOW.

One of our strategies is to grow organically through increasing the distribution and sales of our products by penetrating existing markets in PRC and entering new geographic markets in PRC as well as other parts of Asia and the United States. However, many obstacles to entering such new markets exist, including, but not limited to, international trade and tariff barriers, shipping and delivery costs, costs associated with marketing efforts abroad and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

•	WE CANNOT ASSURE YOU THAT OUR ACQUISITION GROWTH STRATEGY WILL BE SUCCESSFUL RESULTING IN OUR FAILURE TO MEET GROWTH AND REVENUE EXPECTATIONS.

In addition to our organic growth strategy, we also expect to grow through strategic acquisitions. We intend to pursue opportunities to acquire businesses in PRC that are complementary or related in product lines and business structure to us. We may not be able to locate suitable acquisition candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to negotiate successfully the terms of an acquisition, or, if the acquisition occurs, integrate the acquired business into our existing business. Acquisitions of businesses or other material operations may require debt financing or additional equity financing, resulting in leverage or dilution of ownership. Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not be able to maintain key employees or customers of an acquired business or realize cost efficiencies or synergies or other benefits we anticipated when selecting our acquisition candidates. In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition. In addition to the above, acquisitions in PRC, including of state owned businesses, will be required to comply with laws of the People's Republic of China ("PRC"), to the extent applicable. There can be no assurance that any given proposed acquisition will be able to comply with PRC requirements, rules and/or regulations, or that we will successfully obtain governmental approvals which are necessary to consummate such acquisitions, to the extent required. If our acquisition strategy is unsuccessful, we will not grow our operations and revenues at the rate that we anticipate. If our acquisition strategy is not successful, our revenues and profit will be solely dependent upon our organic growth.

•	WE HAVE PREVIOUSLY HAD AN EXPLOSION AT OUR YIDU PLANT THAT RESULTED IN TWO DEATHS AND ANY SUCH OCURRENCE IN THE FUTURE CAN EXPOSE US TO LIABILITY FOR SUCH AN EVENT

On November 10, 2005, there was a small explosion in the Yidu plant resulting in the deaths of two of our workers. This tragic accident resulted from the violation of our operating procedures by one of the workers killed in the explosion. We paid RMB 260,000 (or $32,500) to each of the victims’ families in settlement of any compensation issues. On November 11, 2005, there was another explosion in the same factory resulting from a chemical reaction triggered by the prior explosion. Fortunately management had anticipated this incident and the plant had already been temporarily sealed so that no further injury occurred.

Following the events of November 10 and 11, 2005, Yidu plant was temporarily closed for approximately one month; during the one month plant shut down, we put in place very strict work safety procedures and revised the design of the relevant production process in order to avoid similar incidents in the future. We believe Benda is not liable for any further material liabilities arising from these explosions. Notwithstanding this fact, there can be a future explosion that may result in death or serious injury. If this occurs and in light of the fact that it previously occurred, may result in exposure to extensive liability to us.

Currently, we do not have any insurance policy for Yidu Benda due to the fact that it has been closed since January 2007 for improvement of our waste water treatment systems. However, once Yidu Benda resumes to its production, we will deploy appropriate insurance policy for the workers. We anticipate that the plant will reopen in the first quarter of 2008.

•	IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

If adequate additional financing is not available on reasonable terms, we may not be able to undertake plant expansion, purchase additional machinery and purchase equipment for our operations and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding, the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our investments in research and development; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete.

Since Jiangling Benda was resumed its production since August 10, 2007, we estimate that an additional working capital approximately $4.6 MM is need in order to fully utilize its production capacity. Furthermore, when Yidu Benda resumes its production, the operation cost to maintain the water waste treatment system is estimated at approximately $0.3 MM per year.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

•
WE MAY BE REQUIRED TO REPURCHASE SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE FINANCIAL CONSULTANCY AGREEMENT AND TECHNICAL CONSULTANCY AGREEMENTS. THE REPURCHASE OF THESE SHARES MAY HAVE A NEGATIVE IMPACT ON OUR PROFITABILITY.

In connection with the Equity Transfer Agreements, we entered into a Financial Consultancy Agreement on April 5, 2007 with Super Pioneer for financial consultancy services rendered by Super Pioneer, and Technical Consultancy Agreements on June 11, 2007 with Yaojin Wang and Huimin Zhang for technical consultancy services rendered. Pursuant to these Agreements, we agreed to issue 2,100,000 shares of our common stock to Super Pioneer, 33,585 shares of our common stock to Yaojin Wang, and 55,975 shares of our common stock to Huimin Zhang within three months from the date of the agreements. The parties to the agreements agreed to lock up the shares for a period of twelve months from the date of the issuance of the shares (the “Lock-up Period”). Within three months from the Lock-up Period, in the event that the public trading price of our shares did not reach $3.60 per share and we are not listed in the capital market of NASDAQ or AMEX, Super Pioneer shall have the option to require us to redeem 1,960,000 shares of the stock owned by Super Pioneer and Yaojin Wang and Huimin Zhang shall have the option to require us to redeem the shares of the stock owned by Yaojin Wang and Huimin Zhang at a price of $3.60 per share. Such option shall expire within one month from the last date of the three month period. Therefore, as of July 5, 2008, we may be required to redeem 1,960,000 shares of common stock held by Super Pioneer at a price of $3.60 per share for a total of $7,560,000. As of September 11, 2008, we may be required to redeem the 33,585 shares of our common stock held by Yaojin Wang at $3.60 per share for a total of $120,906 and the 55,975 shares held by Huimin Zhang at $3.60 per share for a total of $201,510. As of October 4, 2007, the last closing bid price of our common stock was $2.14. If we would be required to redeem the shares of our common stock a price of $3.60 per share, we will not have these funds to devote to our operations and could have a negative impact on our profitability.

•
JIANGLING BENDA AND YIDU BENDA CURRENTLY ARE ENTITLED TO A BENEFICIAL TAX EXEMPTION FOR A FIVE YEAR PERIOD; HOWEVER, SUCH TAX EXEMPTION MAY BE INTERPRETED TO BE NOT IN COMPLIANCE WITH PRC TAX LAWS IN THE FUTURE CAUSING US TO SET ASIDE CERTAIN CONTINGENCY FUNDS FOR DEALING WITH POTENTIAL RETROSPECTIVE TAX LIABILITIES.

Jiangling Benda and Yidu Benda are entitled to enjoy the “Two exemption Three half” tax holiday based on the local government’s policy to encourage outside investment into the locality. However, the definition of the “Two exemption Three half” policy defined by Yidu City and Jiangling County’s governments is different from the usual understanding of the term. According to PRC tax laws, “Two exemption Three half” policy means foreign investment enterprises including Benda Ebei may enjoy an exemption from corporate income tax for 2 years starting from its first profitable year, followed by 3 years at a rate that is one half of the regular rate for corporate income tax. However, in the documents issued by Yidu City and Jiangling County’s governments, the term means that an outside enterprise can enjoy the “two exemption three half” privilege treatment only with respect to the part allotted to the local government. According to our Chinese legal counsel, under current PRC tax laws, most enterprises are required to pay corporate income tax at a rate of 33% of its income before tax, of which, about 90.91% (30% of the corporate income) is paid over to the Central government, only about 9.09% (3% of the corporate incomes) is reserved for the local government. Accordingly, there is a risk that the local government may only be able to dispose of the “9.09% (3%)” reserved for the local government and Jiangling Benda and Yidu Benda actually would receive much less preferential treatment than a foreign investment enterprise could enjoy.

The beneficial tax exemption of Jiangling Benda and Yidu Benda was started on November 4, 2005, and they would subject to corporate income tax rate 16.5% starting from November 4, 2007 and they would subject to corporate income tax at 25% according to the new PRC corporate income tax with the effective date January 1, 2008, starting from November 4, 2010.

If Jiangling Benda and Yidu Benda could not have any beneficial tax exemption, the tax contingency, at full rate 25%, would be as follows:

a)	For the year of 2005: Jiangling Benda: Nil; Yidu Benda: approximately $360,000;

b)	For the year of 2006: Jiangling Benda: Nil; Yidu Benda: approximately $580,000.

As to the tax treatment promised by local governments to purely domestic enterprises, i.e., Jiangling Benda and Yidu Benda, invested by non-local (but not foreign) investors under the so called preferential policy announced by local governments, our consultation with PRC certified public accountants and lawyers, is that the above policy is not compliant with the PRC laws. Even though such practice exists in many areas across the country, the policy faces the risk of being ruled illegal at any time for non-compliance with relevant laws. In this event, there is a risk that we might be assessed retrospective tax liabilities.

•
WE MAY HAVE DIFFICULTY DEFENDING OUR INTELLECTUAL PROPERTY RIGHTS FROM INFRINGEMENT RESULTING IN LAWSUITS REQUIRING US TO DEVOTE FINANCIAL AND MANAGEMENT RESOURCES THAT WOULD HAVE A NEGATIVE IMPACT ON OUR OPERATING RESULTS.

We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with certain of our employees, customers and others to protect our proprietary rights. We have received trademark and patent protection for certain of our products in the People's Republic of China. No assurance can be given that our patents and licenses will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us. There can be no assurance that we will be able to obtain a license from a third-party technology that we may need to conduct our business or that such technology can be licensed at a reasonable cost.

Presently, all of our products are sold to clients in PRC. To date, no trademark or patent filings have been made other than in PRC. To the extent that we market our products in other countries, we may have to take additional action to protect our intellectual property. The measures we take to protect our proprietary rights may be inadequate and we cannot give you any assurance that our competitors will not independently develop formulations and processes that are substantially equivalent or superior to our own or copy our products.

Currently, the State Food and Drug Administration (“SFDA”) does not automatically stay drug registration approval upon initiation of an infringement lawsuit by a third party. At present, we must wait until a copycat manufacturer has received marketing approval from SFDA before we can bring an infringement lawsuit. Furthermore, Chinese courts have been hesitant to issue preliminary injunctions to suspend sales until a final judgment is issued in the lawsuit. Our sales could be lowered were a competitor to infringe our intellectual property rights by marketing one or more versions of SFDA-approved drugs proprietary to us, such as the Qiweiben capsule, until we can curtail such infringement through legal action. Pursuing infringement lawsuits would require us to devote financial and management resources that could impact the results of our operations.

•	WE DEPEND ON THE SUPPLY OF RAW MATERIALS, AND ANY ADVERSE CHANGES IN SUCH INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

We compete with other companies, many of whom are developing or can be expected to develop products similar to ours. Our markets are large with many competitors. The market for pharmaceutical raw materials manufacturing is particularly competitive. In this market, our competitors include a number of contract manufacturers and, from time to time, demand for particular products may be greatly exceeded by production capacity. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than us. Some of our competitors may have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Our company does not depend on any sole source suppliers, since the raw materials market is opened in the sense that we could have plenty of choices of the suppliers. We only choose those suppliers who could offer better terms to us and having a long term co-operation relationship.

•	OUR PRODUCTS AND THE PROCESSES COULD EXPOSE US TO SUBSTANTIAL PRODUCT LIABILITY CLAIMS WHICH WILL NEGATIVELY IMPACT OUR PROFITABILITY.

We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that have received regulatory approval for commercial sale. We do not have insurance to cover any potential product liability claims. To date, we have not experienced any product liability claims. However, that does not mean that we will not have any such claims with respect to our products in the future which will negatively impact our profitability.

•	WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our executive officers, Yiqing Wan, our Chairman and Chief Executive Officer, Wei Xu, our Vice President of Operations, Hui Long, our Vice President of Technology. We have entered into a five year employment contract with Mr. Wan and three year contracts with Ms. Xu. As per his contract, Mr. Wan is to receive salary of $160,000 per year, Ms. Xu is to receive $100,000, with the possibility of a discretionary bonus as determined by the Board of Directors. Each employment contract immediately terminates upon death or disability, and may be terminated by the Company either with or without cause after 30 days notice, or terminated by the officer for good reason with 60 days notice. We are not currently aware of the plans of any key employees to retire or leave the Company. However, the loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals.

•	MR. YIQING WAN AND MS. WEI XU ARE HUSBAND AND WIFE. THE SEPARATION OR DIVORCE OF THE COUPLE IN THE FUTURE COULD ADVERSELY AFFECT OUR BUSINESS.

Mr. Yiqing Wan, our Chairman and Chief Executive Officer, and Ms. Wei Xu, Vice President of Operations, are married. They are two of our principal executives and are a vital part of our operations. If they were to become separated or divorced and could not amicably work with each other, one of them may decide to cease his or her employment with us. Alternatively, their work performance may not be satisfactory if they become preoccupied with such negative situation. In both cases, our operations could be negatively affected by our production resulting in a decrease in revenues.

•	MANAGEMENT EXERCISES SIGNIFICANT CONTROL OVER MATTERS REQUIRING SHAREHOLDER APPROVAL WHICH MAY RESULT IN THE DELAY OR PREVENTION OF A CHANGE IN OUR CONTROL.

Mr. Yiqing Wan, our Chairman and Chief Executive Officer, and Ms. Wei Xu, our Vice President of Operations, each have a 50% equity ownership in XIA Pharmaceutical Inc. Through their joint ownership in XIA Pharmaceutical, Inc., Mr. Wan and Ms. Xu currently share voting power equal to approximately 29.25% of our voting securities. When combined with the common stock ownership of our other officers and directors, management has combined voting power in our Company equal to approximately 31% of our voting securities. As a result, management through such stock ownership exercises significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership in management may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by shareholders other than management.

•	INTERNATIONAL OPERATIONS REQUIRE US TO COMPLY WITH A NUMBER OF UNITED STATES AND INTERNATIONAL REGULATIONS WHICH MAY HAVE A NEGATIVE IMPACT ON OUR GROWTH.

We are required to comply with a number of international regulations in countries outside of the United States. In addition, we must comply with the Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. We believe we are currently in compliance with such regulations. The U.S. Department of The Treasury's Office of Foreign Asset Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities and individuals except as permitted by OFAC which may reduce our future growth.

•	WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH UNITED STATES CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

•
WE MAY NOT BE ABLE TO MEET THE ACCELERATED FILING AND INTERNAL CONTROL REPORTING REQUIREMENTS IMPOSED BY THE SECURITIES AND EXCHANGE COMMISSION RESULTING IN A POSSIBLE DECLINE IN THE PRICE OF OUR COMMON STOCK AND OUR INABILITY TO OBTAIN FUTURE FINANCING.

As directed by Section 404 of the Sarbanes-Oxley Act, the Securities and Exchange Commission adopted rules requiring each public company to include a report of management on the company's internal controls over financial reporting in its annual reports. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We will not be subject to these requirements for the fiscal year ended December 31, 2006.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. In the event that we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the Securities and Exchange Commission, which could also adversely affect the market price of our common stock and our ability to secure additional financing as needed.

Risks Relating to the People's Republic of China

•	THE SALES PRICES OF SOME MEDICINES ARE CURRENTLY CONTROLLED BY THE CHINESE GOVERNMENT AND THAT MAY ADVERSELY AFFECT OUR BUSINESS.

Prices paid by end consumers for many of our medicines are regulated by PRC's State Development and Reform Commission. PRC justifies its need to control the drug prices on the basis that, at present, only workers at state or private companies have health insurance. About 900 million rural Chinese people and 35 million urban unemployed Chinese people lack insurance coverage and cannot afford expensive drugs. Our future profitability might suffer if a significant portion of our revenues were to be derived from products whose final selling prices were state-controlled and if those prices were held at levels close to or below our cost of sales.

•	SALES OF OUR PRODUCTS COULD BE HARMED BY THE WIDESPREAD PRESENCE OF COUNTERFEIT MEDICATION IN PRC NEGATIVELY IMPACTING OUR PROFITABILITY.

Chinese counterfeiting of pharmaceuticals and other products affecting public health has grown in tandem with counterfeiting and piracy of goods such as brand-name clothing, compact discs and computer software. Exact data are impossible to collect, but the FBI believes that more than half of the pharmaceuticals sold in PRC are counterfeit. Examples of the seriousness of the problem include: six months after Viagra was introduced in 2002, state media reported that some 90 percent of little blue pills sold in Shanghai were counterfeit; and 192,000 Chinese patients were reported to have died in 2001 from fake drugs. Counterfeit products shrink markets for legitimate goods. This situation affects Benda and other major domestic and foreign drug manufacturers in PRC, especially for products marketed through the OTC rather than hospital channel. However, we believe the Chinese authorities are becoming increasingly vigilant against counterfeiting because in 2001 the authorities closed 1,300 factories while investigating 480,000 cases of counterfeit drugs. Currently, active pharmaceutical ingredients are governed only by chemical regulations. We believe that a major step towards controlling the problem would be taken should the SFDA be given oversight over PRC’s bulk chemicals producers. However, our ability to increase sales as rapidly as we would like, and our profitability, could be affected if this problem persists or worsens.

•	THERE COULD BE CHANGES IN GOVERNMENT REGULATIONS TOWARDS THE PHARMACEUTICAL AND HEALTH SUPPLEMENT INDUSTRIES THAT MAY ADVERSELY AFFECT OUR GROWTH AND PROFITABILITY.

The manufacture and sale of APIs in the PRC is heavily regulated by many state, provincial and local authorities. These regulations have significantly increased the difficulty and costs involved in obtaining and maintaining regulatory approvals for marketing new and existing products. Our future growth and profitability depend to a large extent on our ability to obtain regulatory approvals.

The SFDA of PRC recently implemented new guidelines for licensing of APIs. All existing manufacturers with licenses were required to apply for GMP certifications by June 30, 2004, and to receive approvals by December 31, 2004. We have received certification for our Benda Ebei injection vial production facilities and expect to receive certifications for the remaining plant that require such certification before the end of 2006. However, should we fail to receive or maintain the GMP certifications under the new guidelines in the future; our businesses would be materially and adversely affected.

Moreover, the laws and regulations regarding acquisitions of the pharmaceutical industry in the PRC may also change and may significantly impact our ability to grow through acquisitions.

•	CERTAIN POLITICAL AND ECONOMIC CONSIDERATIONS RELATING TO THE PRC COULD ADVERSELY AFFECT OUR COMPANY.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

•	THE RECENT NATURE AND UNCERTAIN APPLICATION OF MANY PRC LAWS APPLICABLE TO US CREATE AN UNCERTAIN ENVIRONMENT FOR BUSINESS OPERATIONS AND THEY COULD HAVE A NEGATIVE EFFECT ON US.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

Since all the Company’s operation plants are all located in China, therefore we have to comply with those relevant PRC laws and regulations. The changes of those relevant PRC laws and regulations do affect our operation, for example, due to the changes of the relevant regulations of SFDA in PRC, it may take more time to approve the application of new drug certificate so that the forecasted operation plan for such particular drug product would be delayed and thus the potential earning of revenue and net profit would be affectee. In this aspect, the new drug certificate application progresses of Qiweiben Capsule and Yan Long Anti-cancer Oral Liquid are delayed. Furthermore, due to the changes of the requirements of the Environmental PRC agencies, Yidu Benda’s operation was ceased since January 2007, therefore the company needs to re-design the production facilities so the process of re-opening is also delayed. As these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

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THE APPROVAL OF THE CHINESE SECURITIES REGULATORY COMMISSION (“CRSC”) MAY BE REQUIRED IN CONNECTION WITH THIS OFFERING UNDER A RECENTLY ADOPTED PRC REGULATION; SINCE THIS OFFERING DID NOT COMMENCE PRIOR TO THE EFFECTIVE DATE OF THE REGULATION, WE MAY BE REQUIRED TO OBTAIN CRSC APPROVAL FOR THIS OFFERING AND WE CAN NOT CURRENTLY PREDICT THE CONSEQUENCES OF ANY FAILURE TO OBTAIN SUCH APPROVAL.

On August 8, 2006, six PRC regulatory agencies, including the Chinese Securities Regulatory Commission, or CSRC, promulgated a regulation that became effective on September 8, 2006. This regulation, among other things, purports to require offshore special purpose vehicles, or SPVs, formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC individuals, such as our company, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. While the application of this new regulation is not yet clear, we believe, based on the advice of our PRC counsel, that CSRC approval is not required if trading of our shares of common stock commenced prior to the effective date of the regulation. Although the CSRC is expected to promulgate formal implementing rules and/or regulations and possibly other clarifications, the procedures, criteria and timing for obtaining any required CSRC approval have not been established and it is unclear when these will be established. Therefore, since this offering did not commence prior to the effective date of the regulation and our shares of common stock did not commence trading prior to the effective date of the regulation, we may be required to obtain CSRC approval for this offering and we cannot currently predict the criteria, timing or procedures for obtaining the CSRC approval or the consequences of any failure to obtain such approval.

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RECENT PRC REGULATIONS RELATING TO THE ESTABLISHMENT OF OFFSHORE SPECIAL PURPOSE COMPANIES BY PRC RESIDENTS MAY SUBJECT OUR PRC RESIDENT SHAREHOLDERS TO PERSONAL LIABILITY AND LIMIT OUR ABILITY TO INJECT CAPITAL INTO OUR PRC SUBSIDIARIES, LIMIT OUR PRC SUBSIDIARIES’ ABILITY TO DISTRIBUTE PROFITS TO US, OR OTHERWISE ADVERSELY AFFECT US.

The State Administration of Foreign Exchange (“SAFE”) was one of six PRC regulatory agencies promulgating a regulation that became effective on September 8, 2006 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose company.” PRC residents that are shareholders of offshore special purpose companies established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006. Our current beneficial owners who are PRC residents have registered with the local SAFE branch as required under the SAFE notice. The failure of these beneficial owners to timely amend their SAFE registrations pursuant to the SAFE notice or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the SAFE notice may subject such beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to our company or otherwise adversely affect our business.

Other Risks

•	CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, foreign invested enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Renminbi into foreign exchange by foreign invested enterprises for recurring items, including the distribution of dividends to foreign investors, is permissible. The conversion of Reminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

Since 1994, the exchange rate for Renminbi against the United States dollar has remained relatively stable, most of the time in the region of approximately RMB8.28 to $1.00. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar and, the exchange rate for the Renminbi against the U.S. dollar became RMB8.02 to $1.00. As our operations are primarily in PRC, any significant revaluation or devaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. We may not be able to hedge effectively against in any such case. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. There can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition. Benda’s operating companies are FIEs to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

•	IT MAY BE DIFFICULT TO AFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON OUR COMPANY AND OUR OFFICERS AND DIRECTORS BECAUSE THEY RESIDE OUTSIDE THE UNITED STATES.

As our operations are presently based in PRC and a majority of our directors and all of our officers reside in PRC, service of process on our company and such directors and officers may be difficult to effect within the United States. Also, our main assets are located in PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

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ANY FUTURE OUTBREAK OF AVIAN INFLUENZA, OR THE ASIAN BIRD FLU, OR ANY OTHER EPIDEMIC IN PRC COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS OPERATIONS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Since mid-December 2003, a number of Asian countries have reported outbreaks of highly pathogenic avian influenza in chickens and ducks. Since all of our operations are in PRC, an outbreak of the Asian Bird Flu in PRC in the future may disrupt our business operations and have a material adverse effect on our financial condition and results of operations. For example, a new outbreak of Asian Bird Flu, or any other epidemic, may reduce the level of economic activity in affected areas, which may lead to a reduction in our revenue if our clients cancel existing contracts or defer future expenditures. In addition, health or other government regulations may require temporary closure of our offices, or the offices of our customers or partners, which will severely disrupt our business operations and have a material adverse effect on our financial condition and results of operations.

•	OUR BUSINESS MAY BE AFFECTED BY UNEXPECTED CHANGES IN REGULATORY REQUIREMENTS IN THE JURISDICTIONS IN WHICH WE OPERATE.

We are subject to many general regulations governing business entities and their behavior in PRC and in other jurisdictions in which we have, or plan to have, operations and market our products. In particular, we are subject to laws and regulations covering food, dietary supplements and APIs. Such regulations typically deal with licensing, approvals and permits. Any change in product licensing may make our products more or less available on the market. Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability. Such regulatory environment also covers any existing or potential trade barriers in the form of import tariff and taxes that may make it difficult for us to import our products to certain countries and regions, such as Hong Kong, which would limit our international expansion.

•	WE MAY EXPERIENCE CURRENCY FLUCTUATION AND LONGER EXCHANGE RATE PAYMENT CYCLES WHICH WILL NEGATIVELY AFFECT THE COSTS OF OUR PRODUCTS SOLD AND THE VALUE OF OUR LOCAL CURRENCY PROFITS.

The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than PRC at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

•	SINCE MOST OF OUR ASSETS ARE LOCATED IN PRC, ANY DIVIDENDS OF PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

Our assets are predominantly located inside PRC. Under the laws governing foreign invested enterprises in PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency's approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

Risks Associated with Our Shares of Common Stock

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OUR SHARES OF COMMON STOCK ARE VERY THINLY TRADED, AND THE PRICE MAY NOT REFLECT OUR VALUE AND THERE CAN BE NO ASSURANCE THAT THERE WILL BE AN ACTIVE MARKET FOR OUR SHARES OF COMMON STOCK EITHER NOW OR IN THE FUTURE.

Our shares of common stock are very thinly traded, and the price if traded may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans.

Certain of our stockholders have been granted registration rights which entitle them to require us to register their shares of our common stock at the same time that the shares of our common stock are being registered. The inclusion of this additional stock in the registration may negatively affect the resale price that may be obtained for the shares of our common stock when they are registered.

•	WE ARE SUBJECT TO THE PENNY STOCK RULES WHICH WILL MAKE THE SHARES OF OUR COMMON STOCK MORE DIFFICULT TO SELL.

We are subject to the SEC’s “penny stock” rules as our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

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SALES OF OUR CURRENTLY ISSUED AND OUTSTANDING STOCK MAY BECOME FREELY TRADABLE PURSUANT TO RULE 144 AND MAY DILUTE THE MARKET FOR YOUR SHARES AND HAVE A DEPRESSIVE EFFECT ON THE PRICE OF THE SHARES OF OUR COMMON STOCK.

A substantial majority of our outstanding shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a period of at least one year may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company's outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale (the four calendar week rule does not apply to companies quoted on the OTC Bulletin Board). There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years or more and such owner has not been an affiliate for the 90 day period prior to sale. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop.

•	THERE CAN BE NO ASSURANCE THAT THE PRICE OF OUR SHARES OF COMMON STOCK WILL MEET OR EXCEED THE EXERCISE PRICE OF THE WARRANTS DURING THE EXERCISE PERIOD OR AT ANY TIME THEREAFTER.

Unless the price of our shares of Common Stock equals or exceeds the exercise price of the Warrants at the time of such exercise, an Investor may not be able to exercise his Warrants profitably. There can be no assurance that the price of our shares of Common Stock will meet or exceed the exercise price of the Warrants during the exercise period or at any time thereafter. Accordingly, should an Investor choose to exercise the Warrants, the value of our shares of Common Stock purchased upon such exercise may be less than the Warrant exercise price the Investor pays. The Warrant may be worthless and expire unexercised if the price of our shares of Common Stock does not exceed the Warrant exercise price. Please see “Description of Securities - Warrants” for additional information as to the terms of the Warrants.

•	MANAGEMENT EXERCISES SIGNIFICANT CONTROL OVER MATTERS REQUIRING SHAREHOLDER APPROVAL AND INVESTORS WILL HAVE CONTROL OVER COMPANY ACTIONS.

As a practical matter, our officers and directors will have control of us and will be able to assert significant influence over the election of directors and other matters presented for a vote of stockholders. Even after the Offering is complete, a majority of our shares of Common Stock will be owned by Mr. Yiqing Wan and Ms. Wei Xu, husband and wife. Through their concentration of voting power, they could delay, deter or prevent a change in our control or other business combinations that might otherwise be beneficial to the other stockholders. In deciding how to vote on such matters, Mr. Yiqing Wan and Ms. Wei Xu may be influenced by interests that conflict with other stockholders’ interests. Investors will not have a voice in management decisions and will exercise very little control. In the event that the requisite approval of stockholders is obtained, dissenting or non-participating stockholders generally would be bound by such vote. Accordingly, Offerees should not subscribe for Units in this Offering unless they are willing to entrust all aspects of operational control to our current management team. Further, Investors in the Offering will rely on our management team to use the proceeds as they determine to be in our best interest. Although management has indicated its current intended uses, those may be changed upon their decision.

In addition, our existing officers, directors, affiliates and other insiders are permitted to purchase Units in the Offering. If they do so, their interest in us after the acquisition may be even greater.

•	INVESTORS MAY EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE OF OUR COMMON STOCK IF THEY ELECT TO EXERCISE THE WARRANTS.

Investors may experience immediate and substantial dilution in net tangible book value per share of our common stock if they elect to exercise the Warrants. The exercise price of the Warrants may be substantially higher than the net tangible book value per share. Accordingly, if Investors exercise the Warrants, they will likely experience immediate and substantial dilution in the net tangible book value per share and further dilution if we issue shares of our common stock in the future. As a result of this dilution, in the event of our subsequent liquidation, Investors exercising their Warrants may receive significantly less than the full exercise price that they paid for the shares of our Common Stock.

•	INVESTORS MAY EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE OF OUR COMMON STOCK IN THE EVENT WE ISSUE SHARES OF OUR COMMON STOCK IN THE FUTURE.

There are additional authorized but unissued shares of our Common Stock that may be later issued by our management for any purpose without the consent or vote of the stockholders. Investors purchasing in this Offering may be further diluted in their percentage ownership on an as-converted basis in the event additional shares are issued by us in the future.

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OUR ARTICLES OF INCORPORATION AUTHORIZE THE ISSUANCE OF SHARES OF PREFERRED STOCK WHICH, IF ISSUED, THE RIGHTS, PREFERENCES, DESIGNATIONS AND LIMITATIONS OF SUCH PREFERRED STOCK COULD OPERATE TO THE DISADVANTAGE OF THE SHARES OF OUR OUTSTANDING COMMON STOCK.

Our articles of incorporation authorize the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the board of directors. While no preferred stock is currently outstanding or subject to be issued, the articles of incorporation have authorized issuance of up to 5,000,000 shares of preferred stock (“Preferred Stock”) in the discretion of the board of directors. Such Preferred Stock may be issued upon filing of amended Articles of Incorporation and the payment of required fees; no further shareholder action is required. If issued, the rights, preferences, designations and limitations of such Preferred Stock would be set by our board of directors and could operate to the disadvantage of the shares of our outstanding Common Stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

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MOEN AND COMPANY, THE AUDITORS THAT AUDITED EVER LEADER’S FINANCIAL STATEMENTS AND NOTES FOR THE YEARS ENDING DECEMBER 31, 2005 LOST ITS STATUS AS A PARTICIPATING AUDIT FIRM IN THE CANADIAN PUBLIC ACCOUNTABILITY BOARD’S (“CPAB”) OVERSIGHT PROGRAM FOR FAILING TO MEET ELIGIBILITY REQUIREMENTS FOR PARTICPATING IN THE CPAB’S OVERSIGHT PROGRAM WHICH CAN RESULT IN THE PUBLIC PERCEPTION THAT OUR FINANCIAL STATEMENTS FOR THE YEARS AUDITED BY SUCH AUDITOR ARE NOT RELIABLE. ACCORDINGLY, WE HAVE RE-AUDITED OUR FINANCIAL STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 2005.

On September 22, 2006, Moen & Company LLP (“Moen”), the auditors that audited Ever Leader’s financial statements and notes for the year ending December 31, 2005, lost its status as a participating audit firm in the Canadian Public Accountability Board’s (“CPAB”) oversight program for failing to implement the CPAB’s oversight program set out in paragraph 11.1 of the CPAB’s By-law No. 1. As a result of this, Moen is no longer eligible to audit the financial statements of entities that are reporting issuers under provincial securities legislation in Canada. In addition, the CPAB carried out a quality inspection of Moen in 2005 and issued its final inspection report on August 25, 2005. The report made numerous recommendations to Moen to address weaknesses in the firm’s system of quality control of deficiencies in specific audit engagements. The CPAB conducted follow up visits to Moen in late November 2005, early March 2006 and early May 2006 and concluded that the recommendations in the CPAB report to Moen had not been implemented. Moen's loss of its status as a participating audit firm in the CPAB oversight program has been publicly disclosed, including, without limitation, through CPAB's assessment of Moen available on the CPAB web site. Management has determined that Moen's loss of its status as a participating audit firm in the CPAB oversight program may result in a negative perception of Ever Leader's financial statements for such years. Accordingly, we had our financial statements for the year ending December 31, 2005 audited by Kempisty & Company Certified Public Accountants, P.C.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below in the sections entitled "Selling Stockholders" and "Plan of Distribution." With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $100,000, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

A portion of the shares covered by this prospectus are, prior to their sale under this prospectus, issuable upon exercise of common stock purchase warrants. In the event all of the common stock purchase warrants are exercised for cash, assuming no adjustments to the exercise price for anti-dilution protection, we estimate that we would receive approximately $23,414,942 in gross proceeds. Any proceeds received from the exercise of the warrants will be used for general corporate purposes.

There can be no assurance that any warrants will be exercised or that we will receive any proceeds therefrom. It is common that such warrants are never exercised because the price of the common stock does not justify the exercise or the warrant expires by its terms.

SELLING SECURITY HOLDERS

We are registering 24,930,699 of the 25,961,760 shares of Common Stock that were issued in the aggregate principal amount of $12,000,000 and 25,474,990 of the 38,942,653 shares equal to 150% of the common shares underlying the related warrants to purchase 25,961,760 shares at $0.555 per share held by certain of the Investors and warrants issued to the placement agent, its employees and other persons acting on behalf of the placement agent to purchase 3,296,105 shares at $0.555 per shares (collectively, "Warrants").  The Common Stock and related Warrants were issued to the Selling Security Holders in a private placement offering which closed on November 15, 2006.   We are registering an additional 3,677,916 of the 13,629,924 shares of common stock underlying fixed price convertible promissory notes (“Notes”) that were issued in the aggregate principal amount of $7,560,000 and 5,516,879 of the 20,444,891 shares equal to 150% of the common shares underlying the related warrants to purchase 13,629,924 shares at $0.555 per share. The Common Stock, Notes and related Warrants were issued in transactions exempt from the registration requirements of the 1933 Act under Section 4(2) of the 1933 Act to persons reasonably believed to be "accredited investors" as defined in Regulation D under the 1933 Act. Pursuant to the terms of the subscription agreement under which the Common Stock and related Warrants were issued, we agreed to file this registration statement in order to permit those investors to sell the Common Stock and the shares underlying the Warrants. We are also registering a further 14,058,817 shares of common stock, of which 200,000 shares were issued in January 2006 to two shareholders for services rendered; 1,971,302 were purchased in January and March of 2006 and are now held by two shareholders; 1,129,487 were issued on November 15, 2006 for services rendered in connection with the Financing and Acquisition of Ever Leader; and 10,758,028 were issued to eleven shareholders in exchange for their Ever Leader shares. The securities issued to such shareholders who received securities prior to the private placement were also issued in transactions exempt from the registration requirements of the 1933 Act under Section 4(2) thereof either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Investors understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

The table below lists the Selling Security Holders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Security Holders. The second column lists the number of shares of common stock beneficially owned by each Selling Security Holder as of July 5, 2007, assuming the exercise of all of the Warrants held by the Selling Security Holders on that date. The third column lists the shares of common stock being offered pursuant to this prospectus by each of the Selling Security Holders. The fourth column lists the number of shares that will be beneficially owned by the Selling Security Holders assuming all of the shares offered pursuant to this prospectus are sold and that shares beneficially owned by them, as of July 5, 2007, but not offered hereby are not sold.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no Selling Security Holder has had any material relationship with us or our predecessors or affiliates during the last three years.

BENDA PHARMACEUTICAL, INC.

NAME OF SELLING STOCKHOLDER	NUMBER OF SHARES OWNED BEFORE OFFERING	NUMBER OF SHARES BEING OFFERED	NUMBER OF SHARES OWNED AFTER OFFERING
Timothy J. Keating (1) (34)	675,000	675,000	0
Luca Toscani (1) (34)	473,055	473,055	0
Kyle L. Rogers (1) (34)	181,737	181,737	0
Margie L. Blackwell (1) (34)	103,842	103,842	0
Justin Davis (1) (34)	90,000	90,000	0
Pamela A. Solly (1) (34)	45,000	45,000	0
Ranjit P. Mankekar (1) (34)	150,000	150,000	0
Michael J. Keating (1) (34)	120,000	120,000	0
Melissa D. Salinas (1) (34)	30,000	30,000	0
Song He (1) (34)	75,000	75,000	0
Jeff L. Andrews (1) (34)	206,850	206,850	0
Steven J. Hendricks (1) (34)	378,572	378,572	0
Nohora Patricia Londono Gonzalez (1)	446,429	446,429	0
Randy B. Fields (1) (34)	48,417	48,417	0
Professional Trader Fund, LLC (1)	112,500	112,500	0
Westrock Advisors, Inc. (1) (34)	86,648	86,648	0
Robert Maloney (1) (34)	35,552	35,552	0
Denis Culverwell (1) (34)	12,176	12,176	0
Vincent Sbano (1) (34)	488	488	0
Alfred Barnes McNevin (1) (34)	488	488	0
Tricon Ventures (1)	24,351	24,351	0
Accelera Ventures Limited (8) (32)	811,305	811,305	0
Lars B. Ahlstrom (32)	135,218	135,218	0
Anima S.G.R.p.A. Rubrica - Anima Asia (9) (32)	2,704,350	2,704,350	0
Anima S.G.R.p.A. Rubrica - Anima Emerging Markets (10) (32)	1,622,610	1,622,610	0
Joseph F. Barletta (32)	135,218	135,218	0
BH Capital Investments LP (11) (32) (33)	1,622,610	1,622,610	0
David L. Dowler (32) (33)	270,436	270,436	0
Victor J. Dowling Jr. & Jody C. Dowling (32)	811,305	811,305	0
Excalibur Limited Partnership (12) (32) (33)	5,003,048	5,003,048	0
Excalibur Limited Partnership II (13) (32) (33)	2,569,133	2,569,133	0
F Berdon Co LP (14) (32) (34)	405,653	405,653	0
Elaine P. Fields (32) (33)	540,870	540,870	0
James W. Fuller (32) (34)	135,218	135,218	0
Banca Gesfid (32) (33)	7,166,528	7,166,528	0
Joseph W. Grealish (32)	135,218	135,218	0
David Austin Grose (32)	135,218	135,218	0
Halter Pope USX China Fund (15) (32)	540,870	540,870	0
Linda Hechter (32)	405,653	405,653	0
Hedge Capital Partners LLC (16) (32) (33)	811,306	811,306	0
Mark and Stacia Hollmann as Tenants by the Entirety (32)	135,218	135,218	0
Scot C. Hollmann (32) (33)	270,436	270,436	0
Jayhawk Private Equity Fund, L.P. (17) (32) (33)	4,787,735	4,787,735	0
Jayhawk Private Equity Co-Invest Fund, LP (32) (33)	80,095	80,095	0
John K. Kopra (32) (33)	270,436	270,436	0
Peter Levy (32)	135,218	135,218	0
LKCM Private Discipline Master Fund, SPC (18) (32) (33)	1,081,740	1,081,740	0
Suresh Madan & Sarita Madan (32)	270,435	270,435	0
Paul Masters IRA (32) (34)	135,218	135,218	0

Christopher McCarty & Jennifer Grey McCarty (32)	135,218	135,218	0
MCF Navigator Master Fund, Ltd. (19) (32) (34)	540,870	540,870	0
Edmund H. Melhado (32)	270,435	270,435	0
Gabriel Micek (32)	135,218	135,218	0
John Micek (20) (32)	270,435	270,435	0
Jordan Micek (32)	135,218	135,218	0
Maurice & Jennifer Micek JTWROS (32)	135,218	135,218	0
Peter Micek (32)	135,218	135,218	0
MidSouth Investor Fund LP (21) (32) (33)	2,974,785	2,974,785	0
Nite Capital LP (22) (32)	1,352,175	1,352,175	0
Michael J. O'Halloran (32)	135,218	135,218	0
Stephen B. Olore (32) (34)	135,218	135,218	0
Jerry W. Peterson (32)	270,435	270,435	0
Pope Investments LLC (23) (32) (33)	50,326,125	7,947,381
Professional Offshore Opportunity Fund, Ltd. (24) (32)	1,893,045	1,893,045	0
Steven R. Purvis (32) (33)	270,436	270,436	0
RFJM Partners LLC (25) (32) (33)	540,870	540,870	0
Rock Associates (26) (32)	270,435	270,435	0
Marvin Rosenfield (32)	135,218	135,218	0
Steven Rothstein (32) (33)	270,436	270,436	0
Don Russell (32)	135,218	135,218	0
Silver Rock I, Ltd. (27) (32)	1,622,610	1,622,610	0
Silicon Prairie Partners (28) (32)	540,870	540,870	0
Simgest SpA (29) (32)	4,056,525	4,056,525	0
Surya LP (32) (33)	270,435	270,435	0
Richard Todd Truitt (32) (33)	270,436	270,436	0
Jonathan Ungar (32)	540,870	540,870	0
White Sand Investor Group, LP (30) (32)	811,305	811,305	0
Steven Zelinger & Lisa Gordon JTWROS (32)	270,435	270,435	0
Richard Anslow (3)	247,976	247,976	0
Gregg Jaclin (3)	165,316	165,316	0
Kristina Trauger (3)	10,000	10,000	0
KI Equity Partners III, LLC (4)	1,971,302	1,971,302	0
Olympic Capital Group (5)	76,835	76,835	0
John B. Lowy (5)	450,000	450,000	0
Andrew McGough (5)	111,750	111,750	0
H. Rivkin & Co., Inc. (5)	33,610	33,610	0
Fiona Huang (5)	25,000	25,000	0
Zhicheng Ma (5)	6,000	6,000	0
Jia You (5)	3,000	3,000	0
Kevin Keating (6)	100,000	100,000	0
Youliang Tang (31)	705,534	705,534	0
Ming Guo (31)	846,654	846,654	0
Hua Xu (31)	1,881,445	1,881,445	0
Hui Xu (31)	1,699,801	1,699,801	0
Ping Xu (31)	1,411,068	1,411,068	0
Su Wang (31)	74,554	74,554	0
Kai Wang (31)	282,175	282,175	0
Xiangzhi Zhou (31)	188,138	188,138	0
Hanfen Zhang (31)	2,822,135	2,822,135	0
Lim Sin Hiok (31)	282,175	282,175	0
Tong Siew Chung (31)	564,349	564,349	0
Garisch Financial, Inc. (7)	100,000	100,000	0

(1)
We are registering shares of our common stock underlying Warrants issued to the placement agent, its employees and other persons acting on behalf of the placement agent to purchase 2,597,401 shares at $0.555 per share.

(3)
We are registering a total of 423,292 shares of our common stock in connection with legal services rendered by Anslow & Jaclin, LLP. Richard Anslow and Gregg Jaclin are the principals of Anslow & Jaclin, LLP.

(4)
KI Equity Partners III, LLC purchased 2,281,302 shares of our common stock in a private transaction on December 14, 2005. KI Equity Partners III, LLC purchased an additional 1,500,000 shares from us on January 4, 2006 for $75,000, and an additional 700,000 shares from us on March 10, 2006 for $35,000. Keating Investments, LLC is the managing member of KI Equity Partners III, LLC. Timothy J. Keating is the principal member of Keating Investments, LLC. Keating Investments, LLC is also the managing member and 100% owner of Keating Securities, LLC, a registered broker-dealer. KI Equity Partners III, LLC purchased these shares in the ordinary course of business and they do not have plans to distribute the securities.

(5)	We are registering a total of 706,195 shares of our common stock in connection with consulting services rendered in connection with the Exchange and Financing.

(6)	We are registering a total of 100,000 shares of our common stock issued to Kevin R. Keating on January 4, 2006 for services rendered as the sole officer and director of the Company at that time.

(7)	We are registering a total of 100,000 shares of our common stock issued to Garisch Financial, Inc. on January 4, 2006 for financial consulting services rendered to the Company.

(8)	Accelera Ventures Limited is controlled by Dennis Kam Thai Leong.

(9)	Anima S.G.R.p.A. Rubrica -Anima Asia is controlled by Giovanni Brambilla.

(10)	Anima S.G.R.p.A. Rubrica -Anima Emerging Markets is controlled by Giovanni Brambilla.

(11)	BH Capital Investments LP is controlled by Henry Brachfeld.

(12)	Excalibur Limited Partnership is controlled by William Hechter.

(13)	Excalibur Limited Partnership II is controlled by William Hechter.

(14)	F Berdon Co. LP is controlled by Frederick Berdon.

(15)	Halter Pope USX China Fund is controlled by Stephen L. Parr.

(16)	Hedge Capital Partners LLC is controlled by Allan Rothstein.

(17)	Jayhawk Private Equity Fund, L.P. is controlled by Michael D. Schmitz.

(18)	LKCM Private Discipline Master Fund, SPC is indirectly controlled by J. Luther King, Jr. and J. Bryan King

(19)	MCF Navigator Master Fund, Ltd. is controlled by Gregory S. Curhan.

(20)	John Micek is a member of our Board of Directors.

(21)	MidSouth Investor Fund LP is controlled by Lyman O. Heidtke.

(22)	Nite Capital LP is controlled by Keith Goodman.

(23)	Pope Investments LLC is controlled by William P. Wells.

(24)	Professional Offshore Opportunity Fund, Ltd. is controlled by Howard Berger.

(25)	RFJM Partners LLC is controlled by Jeffrey Markowitz.

(26)	Rock Associates is controlled by Stuart Schapiro.

(27)	Silver Rock I, Ltd. is controlled by Rima Salam.

(28)	Silicon Prairie Partners is controlled by John Micek, a member of our Board of Directors.

(29)	Simgest SpA is controlled by Oscar Guidetti.

(30)	White Sand Investor Group, LP is controlled by Elliott Donnelley II.

(31)
These shareholders received shares of our common stock on November 15, 2006 pursuant to an Exchange Agreement with KI Equity Partners II, LLC (“KI Equity”), Ever Leader, and the owners of 100% of the capital shares of Ever Leader, in exchange for their shares of Ever Leader.

(32)
We are registering a total of 24,930,699 of the 25,961,760 shares of common stock issued in connection with the sale of 480 Units in conjunction with our private placement completed on November 15, 2006 for a total gross proceeds of $12 million; and 25,474,990 of the 38,942,653 shares of common stock based on 150% of the common stock issuable upon exercise of outstanding warrants we issued in connection with our issuance of the Units, at an exercise price of $0.555 per share in conjunction with our private placement completed on November 15, 2006. The price per Unit was $25,000, and each Unit consisted of each Unit consisting of 54,087 shares of our Common Stock and 54,087 common stock purchase warrants.

(33)
We are registering a total of 3,677,916 of the 13,629,924 shares of common stock underlying the Convertible Promissory Notes issued in connection with the sale of 252 Additional Units on April 5, 2007; and 5,516,879 of the 20,444,891 shares of common stock based on 150% of the common stock issuable upon exercise of outstanding warrants we issued in connection with our issuance of the Additional Units, at an exercise price of $0.555 per share on April 5, 2007.

(34)	These shareholders are affiliates of a broker dealer. Such shareholders purchased the shares in the ordinary course of business and do not have plans to distribute the securities.

 PLAN OF DISTRIBUTION

We are registering shares of our common stock for resale by the selling stockholders identified in the section above entitled "Selling Stockholders." We will receive none of the proceeds from the sale of these shares by the selling stockholders. The common stock may be sold from time to time to purchasers:

•	through the OTC Bulletin Board at prevailing market prices; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

Neither the selling stockholders nor Benda can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the selling stockholders or the purchasers of the common stock. We know of no existing arrangements between the selling stockholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

The selling stockholders may also enter into hedging transactions, and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our selling stockholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended, in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our selling stockholders may receive might be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be an underwriter under Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all expenses relating to the sale of our common shares under this prospectus, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders. We have agreed to indemnify some of the selling stockholders against certain losses, claims, obligations, damages and liabilities, including liabilities under the Securities Act.

Any common shares offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

We have agreed to keep this prospectus effective at least for a period ending with the first to occur of (i) the date that all of the shares covered by this prospectus have been sold; (ii) the date that all shares covered by this prospectus may be sold without restrictions pursuant to Rule 144(k), provided that a legal opinion with respect to the availability of Rule 144 for the resale of such shares of Common Stock has been rendered by a law firm acceptable to both Applied Spectrum and the holder of such shares as evidence that Rule 144 is available for such securities; or (iii) the date one year after this registration statement is declared effective by the Commission, provided, however, that if at the end of such one year period, any holder of shares covered by this prospectus is not able to immediately, freely resell all of the shares covered by this prospectus that it owns, then we shall continue to keep this prospectus effective until terminated pursuant to clause (i) or (ii) .

Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

We are from time to time subject to other claims and litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of claims and litigation of which management is aware will not have a material adverse effect on our consolidated financial position or results of operation. Management is not currently aware of any claims and litigation against the Company.

OFFICERS AND DIRECTORS

The following table identifies our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:

Name	Age	Position	Date of Appointment
Yiqing Wan	45	Chief Executive Officer and Chairman	November 10, 2006
Wei Xu	44	Vice President of Operations	November 15, 2006
John Micek, III	54	Director	November 15, 2006
Hui Long	46	Vice President of Technology	November 15, 2006
Jingbo Wu	45	Vice President	November 15, 2006
Dr. Q.Y. Ma	50	Chairman of Compensation Committee and Director	March 20, 2007
Eric Yu	39	Chief Financial Officer and Director	February 9, 2007
Charles Mo	56	Chairman and Financial Expert of the Audit Committee and Director	September 14, 2007

Business Experience Descriptions:

Mr. Yiqing Wan, Chairma, and Chief Executive Officer

Mr. Wan was appointed as Chairman and Chief Executive Officer on November 10, 2006. Mr. Wan founded Benda Ebei in April 2001and has served as its president and general manager overseeing the day to day operations of the Company since such time. Before founding Benda Ebei, Mr. Wan was Chairman of Zhanjiang Jinhui Pharmaceutical Corp. (from 1995 to 1998), Chairman of Shandong Jinhai Real Estate Development Co. (from 1992 to 1995), Manager of Hainan Pharmaceutical Co. Ltd Guangzhou Division (from 1990 to 1992), and Director of Yichang No.4 Drug Plant (from 1982 to 1990). Mr. Wan has held a range of operational and executive positions in a number of pharmaceutical enterprises for more than two decades and has developed significant management experience in production planning and implementation and in product marketing. Mr. Wan earned B.S. degree in Biological Engineering from Sanxia University in 1982.

Ms. Wei Xu, Vice President of Operations

Ms. Xu was appointed as Vice President of Operations on November 15, 2006. In April, 2007, she was appointed as the General Manger of Shenzhen SiBiono Gene Tech Co., Ltd., a subsidiary of the company. From 2002 to present, she serves as Chairperson of a related company, Hubei Benda Science and Technology Co., Ltd. Prior to such time, she was the Chairman at Hubei Tongji Benda Pharmaceutical Co., Ltd. (from 1999 to 2004), General Manager at the Zhanjiang Jinhui Pharmaceutical Co., Ltd (from 1995 to 1998) and Manager at the Hainan Pharmaceutical Co., Ltd., Guangzhou Division (from 1991 to 1995).

John Micek, III, Director.

John Micek III was elected as a Director on November 15, 2006. Mr. Micek is Managing Director of Silicon Prairie Partners, LP, a Palo Alto, California-based family-owned venture fund from 2000 to present. Before founding Silicon Prairie Partners, John was President of JAL, Inc., a family-owned group of insurance-related companies in Omaha, Nebraska, which markets and services financial products nationwide to financial institutions and credit unions. John is a member of the Boards of several technology-based companies including UTEK (a university technology transfer company). He is a cum laude graduate of Santa Clara University, and the University of San Francisco School of Law, where he was Senior Articles Editor of the Law Review. He is a practicing California attorney specializing in financial services.

Mr. Hui Long, Vice President of Technology

Mr. Long was appointed as Vice President of Technology on November 15, 2006. Mr. Long has held senior technical and production management positions with pharmaceutical enterprises for approximately 20 years. From 2001 to present, he is the General Manager of Jiangling Benda Pharmaceutical Co., Ltd. Prior to such time, he was he deputy general manager of Zhanjiang Jinhui Pharmaceuticals Co. Ltd (from 1995 to 2000), the Chief of Technical Division of Sanxia Pharmaceutical Co., Ltd (from 1993 to 1995) and t. Mr. Long earned a B.S. in Biological Engineering from Sanxia University in 1982 and an M.S. in Biological Engineering from Sanxia University in 1988.

Mr. Jingbo Wu, Vice President

Mr. Wu was appointed as Vice President on November 15, 2006. Since 2002, Mr. Wu has been the general manager of North Hubei Tongji Benda Pharmaceutical Company Ltd., overseeing the company’s daily activities and GMP authentication. Prior to this position, he was the deputy general manager of Ebei Pharmaceutical Corp. (from 2000 to 2001) and the deputy general manager of Zhejiang Jinhui Pharmaceutical Co. Ltd. (from 1999 to 2000). Mr. Wu received his certification of graduation in Business Administration from Wuhan University in 1995.

Dr. Q.Y. Ma, Director

Dr. Ma was appointed as a Director on March 20, 2007. Dr. Ma has over 20 years of R&D and managerial experience in US. Dr. Ma has been the managing director of Time Innovation Ventures, a venture capital firm focused on funding technology start-ups and joint ventures in China, since 2000. He has also been a director of ComTech, a Chinese semiconductor company, since 2004. He served as an Associate Professor of electrical engineering at the University of Hong Kong from 1998 to 2005. Dr. Ma also served as an Associate Professor at the Department of Electrical Engineering at Columbia University and in the Department of Radiology at Harvard Medical School from 1994 to 2005. He has served as a consultant to IBM, General Electric, TRW Inc. and DuPont. Dr. Ma is a co-founder of and advisor to Semiconductor Manufacturing International Corp., and the Chairman of TiMed. He has served as an adviser to the Ministry of Information Industry, Beijing Government, and as senior advisor to Zhangjiang Hi-Tech Park in Shanghai. He has published over 160 papers and obtained 7 patents. Dr. Ma received his PhD from Columbia University, and attended the Executive Program of Stanford University's School of Business.

Eric Yu Tak Shing, Chief Financial Officer and Director

Mr. Yu is a Certified Public Accountant with thirteen years of experience in public and corporate accounting and finance. In February of 2007, Mr. Yu was appointed as the Chief Financial Officer of the Company. Mr. Yu has served as the Financial Controller for Beijing Teletron Telecom Engineering Co. Ltd. from March of 2006 to January of 2007 and was in charge of the company’s issuance of private placements and Pre-IPO issues. From March of 2005 to March of 2006, Mr. Yu served as the Financial Controller for Payease Inc., where he was in charge of merger and acquisition fund raising and arranging bridge loans. From June of 2001 to February of 2005, Mr. Yu served as the Financial Controller for several companies including Dynegy Network Technology Services (BJ) Ltd., an internet data center, China Gas Holdings, Ltd. and Tianjin East Ocean Gas Co. Ltd., manufacturers in natural gas. From May of 2000 to February of 2005, Mr. Yu also served as the Financial Controller of the project companies of AsiaVest Investment Advisory Limited. His responsibilities included managing the accounting and listing department, and planning for an IPO with a fund raising target of HK$150 million.

Mr. Yu received a Bachelor of Commerce degree with a Accountancy and Legal Studies major in 1993 from University of Wollongong, Australia. Mr. Yu has worked closely with investment bankers for Pre-IPO and Private Placements, and in constructing financial and accounting systems and practice according to the high standards required for public listing.

Mr. Yu has served as a professional accountant to a widespread range of clients in China, Hong Kong, and the United States, and has worked in several different industries including Natural Gas, Telecom, Manufacturing, Infrastructure Construction, Hospitality, and Auditing.

Mr. Charles Mo, Director and Chairman and Financial Expert of the Audit Committee

Mr. Mo is a Certified Public Accountant with twenty seven years of experience in public and corporate accounting and finance. Mr. Mo has held his CPA license since 1980. Mr. Mo has served in his current position as the General Manager of Charles Mo & Co. since June of 2005 focusing on general management duties. From October 1999 to May of 2005, Mr. Mo served as Chief Operating Officer and Chief Financial Officer of Coca-Cola Shanghai. His duties included finance, logistics, production, and general management. From December of 1998 to September 1999 he also served as Chief Financial Officer of Nike China and his responsibilities included overseeing finance, human resources, and logistics. From January 1995 to August 1996, Mr. Mo served as Controller for Polaroid China. From August of 1982 to December of 1994, Mr. Mo served as Finance and Audit Manager for Wang Laboratories. From 1978 to 1982, Mr. Mo served as an Accountant and Auditor for Ernst & Young and Thomas Allen, CPA.

Mr. Mo received a Bachelor of Arts degree with a Business Administration major in 1974 from HK Baptist College. Mr. Mo received an MBA in accounting in 1976 from California State University-Fullerton. Mr. Mo has been a member of the American Institute of the Certified Public Accountants (AICPA) since 1982. Mr. Mo has been a Corporate Member of AMCHAM Shanghai since 2002, and was a member of the Institute of Management Accountant (IMA) from 1978 to 1982.

Mr. Mo has received recognition from his previous employers for his outstanding work including the NIKE CFO Award in April of 1997 for improved profitability the Wang Award in 1989 for outstanding achievements and the Wang Vice-President Award in 1984 for contributions to international operations.

Employment Agreements

As of the Closing, we executed employment agreements with each of our executive officers, specifically, Yiqing Wan, our Chief Executive Officer; Wei Xu, our Vice President of Operations; Hui Long, our Vice President of Technology; Daping Gu, our Vice President of Marketing; and Jingbo Wu, our Vice President. The employment agreements are for terms of three years, except for Yiqing Wan, whose term is for five years. The employment agreements provide for annual salaries and annual bonuses in amounts as set forth in the table herein entitled “Executive Compensation Summary.”

Involvement in Certain Legal Proceedings

To the best of Applied Spectrum's knowledge, none of the officers or directors appointed following the closing of the Exchange transaction, including any of their affiliates, currently beneficially own any equity securities or rights to acquire any of our securities, and no such persons have been involved in any transaction with us or any of our directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC, other than with respect to the transactions that have been described herein. To the best of our knowledge, none of the officers and directors appointed following the closing of the Exchange transaction have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Audit Committee and Audit Committee Financial Expert

Our board of directors functions as an audit committee and performs some of the same functions as an audit committee including: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and (3) engaging outside advisors. We are not a "listed company" under SEC rules and is therefore not required to have an audit committee comprised of independent directors. Our board of directors has determined that its members do not include a person who is an "audit committee financial expert" within the meaning of the rules and regulations of the SEC. Our board of directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Accordingly, the board of directors believes that each of its members have the sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee would have.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by an issuer;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	Accountability for adherence to the code.

Due to the limited scope of our current operations, we have not adopted a corporate code of ethics that applies to its principal executive officer, principal accounting officer, or persons performing similar functions.

Indemnification

Under Delaware law and pursuant to our articles of incorporation and bylaws, we may indemnify our officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our officers or directors pursuant to those provisions, our counsel has informed us that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors, executive officers and persons who own more than 10% of the outstanding common stock of certain reporting companies file initial reports of ownership and reports of changes in ownership in such common stock with the Securities and Exchange Commission ("SEC"). Officers, directors and stockholders who own more than 10% of the outstanding common stock of certain reporting companies are required by the SEC to furnish such companies with copies of all Section 16(a) reports they file. We are required to comply with Section 16(a). Accordingly, stock ownership information contained in this report is based on what is known to us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of November 8, 2007 with respect to the beneficial ownership of the outstanding shares of the Company’s capital stock by (i) each person known by the Company who will beneficially own five percent (5%) or more of the outstanding shares; (ii) the officers and directors of the Company; and (iii) all the aforementioned officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of November 8, 2007 are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 152,783,615 common shares issued and outstanding on a fully converted basis as of November 8, 2007.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percent of Beneficial Ownership (5)
XIA Pharmaceutical Inc. (1)	44,687,136	(2)	29.25%
Hui Long (1)	0		0
Yiqing Wan (1)	44,687,136	(2)	29.25%
Wei Xu (1)	44,687,136	(2)	29.25%
John Micek, III (1)	973,566	(4)	0.64%
Dr. Q.Y. Ma (1)	0		0
Eric Yu (1)	1,500,000	(6)	1%
Daping Gu (1)	0		0
Ruilu Song (1)	0		0
Jingbo Wu (1)	0		0
Pope Investments, LLC (3) 5100 Poplar Ave., Suite 805 Memphis, TN 38137	44,230,642		28.95%
All Executive Officers and Directors as a group (7 persons)	47,160,702		30.87%

(1)	Address is c/o Room 13, Floor 25, Sunny New World Tower, No. 231 Xin Hua Road, Jianghan District, Wuhan, Hubei, PRC.

(2)	Yiqing Wan and Wei Xu each have a 50% equity ownership in XIA Pharmaceutical Inc. They are both our executive officers and Yiqing Wan is a director. In addition, they are husband and wife.

(3)
William P. Wells is the manager of Pope Investments, LLC (“Pope”) and exercises sole voting and investment control over such shares.  In addition to the 13,325,574 shares of common stock, Pope also holds warrants for the right to purchase a total of 20,953,060 additional shares, and a Convertible Promissory Note convertible into 9,952,008 additional shares.

(4)
John Micek is a member of our Board of Directors. He is the beneficial owner of 216,348 shares of common stock held in the name of Silicon Prairie Partners LLC, of which he is the Managing Member; 54,087 shares of common stock held in the name of Mr. Micek’s son Jordan Micek; 54,087 shares of common stock held in the name of Mr. Micek’s son Peter Micek; and 54,087 shares of common stock held in the name of Mr. Micek’s daughter Gabriel Micek. He is also the beneficial owner of warrants to purchase 216,348 shares of common stock held in the name of Silicon Prairie Partners LLC, of which he is the Managing Member; 54,087 shares of common stock held in the name of Mr. Micek’s son Jordan Micek; 54,087 shares of common stock held in the name of Mr. Micek’s son Peter Micek; and 54,087 shares of common stock held in the name of Mr. Micek’s daughter Gabriel Micek.

(5)
Applicable percentage of ownership is based on 96,964,606 shares of common stock outstanding as of July 3, 2007 together with securities exercisable or convertible into shares of common stock within sixty (60) days of July 3, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of July 3, 2007 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(6)	Eric Yu is a member or our Board of Directors and our Chief Financial Officer. XIA Pharmaceutical, Inc. transferred 1,500,000 shares to Mr. Yu.

CHANGE OF CONTROL

The Company entered into a Share Exchange Agreement dated September 7, 2006 (“Exchange Agreement”) with KI Equity Partners III, LLC, a Delaware limited liability company (“KI Equity”), Ever Leader Holdings Limited, a company incorporated under the laws of Hong Kong SAR ("Ever Leader"), and each of the equity owners of Ever Leader (the “Ever Leader Shareholders”), whereby the Company acquired all of the equity interest of Ever Leader in exchange for issuing 64,942,360 shares of our common stock to the Ever Leader shareholders. The Exchange Agreement was contingent upon the Company receiving a minimum of $10,000,000 in signed subscriptions (the “Subscription Agreements”) to purchase Units in a private placement offering (the “Financing”) exempt from registration under the Securities Act. On November 15, 2006, the Company received the requisite amount of Subscription Agreements and the transactions contemplated by the Exchange Agreement closed.

In connection with the Exchange Agreement and Financing: (i) effective November 15, 2006, Mr. Kevin R. Keating resigned as member of the board of directors of the Company. There were no disagreements between or among Mr. Kevin R. Keating and any officer or director of the Company; (ii) effective November 15, 2006, Mr. Kevin R. Keating resigned as the Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer of the Company; (iv) effective November 15, 2006, Yiqing Wan, Ruilu Song, Jingbo Wu, Hulian Song, and John Micek, III were appointed as members of the Company’s Board of Directors (the “New Board”); and (v) effective November 15, 2006, the New Board appointed Yiqing Wan as the Chief Executive Officer and President, Wei Xu as the Vice President of Operations, Hui Long as the Vice President of Technology, Daping Gu as the Vice President of Marketing, Ruilu Song as Vice President, and Jingbo Wu as Vice President of the Company.

The consummation of the Exchange was contingent on a minimum of $10,000,000 (or such lesser amount as mutually agreed to by Ever Leader and the placement agent) being subscribed for, and funded into escrow, by certain accredited and institutional investors for the purchase of shares of the Common Shares promptly after the closing of the Exchange under terms and conditions approved by our board of directors immediately following the Exchange.

Upon Closing, we received gross proceeds of $12,000,000 in connection with the Financing from the Investors. Pursuant to Subscription Agreements entered into with these Investors, we sold 480 Units, with each Unit consisting of 54,087 shares of our Common Stock, and Warrants to purchase 54,087 shares of our Common Stock at an exercise price of $0.555 per share. The price of each Unit was $25,000. After commissions and expenses, we received net proceeds of approximately $10,470,000 from the Financing. Upon completion of the Financing, the Investors in the aggregate received 25,961,760 shares of our Common Stock. The Investors also received Warrants to purchase an additional 25,961,760 shares of Applied Spectrum’s common stock in connection with the financing.

DESCRIPTION OF SECURITIES

As of July 5, 2007, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of July 5, 2007, an aggregate of 96,964,606 shares of Common Stock were outstanding.

There are no shares of preferred stock outstanding.

The following descriptions of our capital stock are only summaries and do not purport to be complete and is subject to and qualified by our Articles of Incorporation, as amended, its By-laws, the Certificates of Determination, copies of which will be provided by us upon request, and by the provisions of applicable corporate laws of the State of Delaware. The descriptions of the common stock and preferred stock, as well as warrants to purchase our common stock, reflect changes to our capital structure that occurred immediately prior to or upon the closing of this Exchange transaction and the Financing:

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders. Cumulative voting is not provided for in our amended articles of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the Common Stock. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon conversion of the Warrants will be, fully paid and non-assessable.

Participation Rights

From the closing of the Offering until one hundred and eighty (180) trading days following the Effective Date of the Registration Rights Agreement, we have agreed to refrain from selling or offering to sell any of our equity or convertible securities. From the Trigger Date until the second anniversary of the Closing Date, if we intend to undertake an offering of its equity or convertible securities, the Investors shall have the right to participate in such offering based on the Investor’s pro rata portion of the number of Common Shares purchased in the Offering.

Buy-In Damages

If we fail to deliver to the Investor unlegended certificates within three (3) business days of receipt of all documents necessary for removal of the legend (the “Deadline Date”), then if the Investor purchases shares to deliver in satisfaction of a sale of shares that the Investor anticipated receiving from us, then we shall within three (3) business days of Investor’s request, either (1) pay cash to the Investor in the amount equal to the Investor’s total purchase price for the shares so purchased, at which point the our obligation to deliver such certificate shall terminate, or (2) promptly honor its obligation to deliver to the Investor the certificate and pay cash to the Investor in the amount equal to the excess, if any, of such purchase price over the product of (a) such number of shares of Common Stock, times (b) the closing bid price on the Deadline Date.

Preferred Stock

Our board of directors has the authority, within the limitations and restrictions in our amended articles of incorporation, to issue 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including voting rights, of the holders of Common Stock. In some circumstances, this issuance could have the effect of decreasing the market price of the Common Stock. We currently have no plans to issue any shares of preferred stock.

Make Good Agreement

In connection with the November Financing, we, along with Keating Securities, LLC, as the authorized agent of the Investors (the "Investor Agent"), Mr. Yiqing Wan and Ms. Wei Xu, as individuals (collectively, the "XIA Shareholders") and Moveup Investments Limited, a company organized under the laws of the British Virgin Islands ("Moveup" and together with the XIA Shareholders, the "Depositors") entered into a Make Good Agreement (the “Make Good Agreement”).

Pursuant to the Make Good Agreement, we have presented financial projections indicating that we will report net income of at least $9 million, with an allowable grace margin of $1 million, equating to net income of $8 million for the fiscal year ending December 31, 2007 (the “Performance Threshold”), based upon an audit conducted in conformity with United States (“U.S.”) Generally Accepted Accounting Principles (“GAAP”) and U.S. based auditing standards. As an inducement to the Investors in this Offering, we along with the Investor Agent, the Depositors, and Computershare Trust Company, Inc., the transfer agent for Applied Spectrum (the “Shares Escrow Agent”), have entered into a Make Good Escrow Agreement (the “Make Good Escrow Agreement”) whereby the Depositors have agreed that they will place a total of 15 million shares (to be equitably adjusted for stock splits, stock dividends, and similar adjustments) of our common stock into escrow (the “Escrow Shares”) at the Closing for the benefit of the Investors in the event that we fail to satisfy the Performance Threshold (“Make Good Provision”).

On or prior to sixty (60) days from the Closing Date of the Securities Purchase Agreement, as defined therein, (the "Audited Financial Statement Delivery Deadline"), we are required under the Securities Purchase Agreement to deliver to the Investors its financial statements for the years ending December 31, 2004 and December 31, 2005, audited by Rotenberg & Company, LP (the "New Audit Financial Statements"), prepared in accordance with GAAP, during each year involved and fairly presenting in all material respects our financial position as of the dates thereof and the results of our operations and cash flows for each such year then ended.

If either the new audited revenue (“New Audited Revenue”) or the new audited cash flow from operations (“New Audited Cash Flows from Operations”) from the financial statements audited by Rotenberg & Company, LP are more than 10% less than the old audited revenue (“Old Audited Revenue”) or the old audited cash flow from operations (“Old Audited Cash Flows from Operations”) audited by Moen and Company LLP, then we and the Investor Agent shall promptly provide a joint written instruction to the Shares Escrow Agent to deliver as promptly as practicable to each Investor such number of Escrow Shares equal to the product of (x) the New Financial Statement Escrow Shares (as defined below) and (y) the quotient of (A) the number of shares of Common Stock acquired by such Investor in the Offering and (B) the number of shares of Common Stock acquired by all Investors in the Offering. For purposes of this Agreement, "New Financial Statement Escrow Shares" means such number of Escrow Shares equal to the product of (x) one million and (y) the greater of the number of percentage points in excess of 10% in which (A) the Old Audited Revenues exceeds the New Audited Revenues and (B) the Old Audited Cash Flow from Operations exceeds the New Cash Flow From Operations; provided, that such number of New Financial Statement Escrow Shares shall be capped at the total number of Escrow Shares deposited with the Shares Escrow Agent.

We will adopt the calendar year end as our fiscal year end. We shall provide to the Placement Agent our audited fiscal year 2007 financial statements (“FY2007 Financial Statements”), prepared in accordance with U.S. GAAP on or before March 31, 2008 so as to allow the Placement Agent the opportunity to evaluate whether our actual reported net income for 2007 (“FY07 ARNI”) meets the Performance Threshold. For the purpose of the Make Good Provision, in calculation of the FY07 ARNI, any non-cash charges incurred as a result of the Offering (due to possible non-cash amortization on warrants charged to the Company’s results of operation) will be added back to FY07 ARNI.

In the event the Performance Threshold is not attained, we shall provide written instruction to the escrow agent to deliver as promptly as practicable to the Investors holding at least 100 shares of Common Stock as of April 10, 2008 (the “Eligible Investors”), an amount of Escrow Shares based from the following formula (the “Released Escrow Shares”):

(($8 million - FY07 Net Income) / $8 million) X Escrow Shares

The Released Escrow Shares shall be capped at the number of Escrow Shares remaining in escrow after the distribution of the New Financial Statement Escrow Shares, if any.

The stock certificates evidencing the Released Escrow Shares shall be registered in the name of each Investor according to their pro rata portion of the Released Escrow Shares. Each Investor’s pro rata portion of the Released Escrow Shares shall be equal to such Investor’s pro rata portion of the Escrow Shares. The investors’ pro rata portion of the Escrow Shares shall be based on the respective number of shares of our capital stock acquired by each Investor during the Offering pursuant to its Subscription Agreement. Only those investors who remain as our shareholders at the time that any Escrow Shares become deliverable shall be entitled to their pro rata portion of the Escrow Shares. The Shares Escrow Agent shall release the Escrow Shares to the Investor Agent, who shall thereafter promptly deliver to the Investors such stock certificates.

We will ensure that the Released Escrow Shares will be registered under Section 5 of the Securities Act of 1933 for purposes of resale, which registration statement shall be filed with the SEC within 30 days of the delivery of the Released Escrow Shares. The registration statement shall remain effective and the prospectus constituting a part thereof available for delivery in connection with the resale of the Released Escrow Shares for a period of 12 months commencing on the delivery date of the Released Escrow Shares.

In March 2007, the Company and the Investors entered into a Modification Agreement amending the November Financing Documents to allow for certain issuances of the Company’s securities, including additional purchases of the Company’s equity securities pursuant to the Investment Agreement; shares issuances required under the Equity Transfer Agreements; and issuances of options pursuant to an approved Qualified Employment Stock Option Plan. All of the investors in the November Financing had the right to participate in the purchase of additional units under the Investment Agreement and all of such investors either participated in the Investment Agreement or have waived their right to participate in such. In addition, those investors that did not participate in the Investment Agreement also waived their right to object to the changes to the Warrants, Registration Rights Agreement and Make Good Agreement which were set forth in the Modification Agreement.

Pursuant to the Modification Agreement, on or prior to forty five (45) days from the Closing Date of the Investment Agreement, we are required to deliver to the Buyers our financial statements for the years ending December 31, 2005 and December 31, 2006, audited by Kempisty & Company Certified Public Accountants, P.C., prepared in accordance with GAAP, during each year involved and fairly presenting in all material respects our financial position as of the dates thereof and the results of our operations and cash flows for each such year then ended. In addition, on or prior to seventy five (75) days from the Closing Date, we are also required to deliver to the Buyers audited financial statements for SiBiono for the required time periods for the Form 8-K filing required by the Securities and Exchange Commission.

The securities underlying the Notes and Warrants issued to the Buyers pursuant to the terms of the Investment Agreement shall be subject to the terms of the Make Good Agreement entered into in connection with the November Financing (the “Make Good Agreement”). We further represented to the Buyers that the targeted net income of the Company for fiscal year end 2007 (“FY07 Net Income”) will be greater than or equal to $10.0 million (adjusted for any non-cash charges associated with this Agreement and the SPA) (the "Performance Threshold"). In the event the Performance Threshold is not attained, then we shall promptly issue, or cause to be issued to the Buyers or their designee, a pro rata portion of One Million (1,000,000) shares of Common Stock for every one (1) cent by which the Company’s earnings per share, determined on a fully diluted basis (“Earnings Per Share”) is less than $0.065. In addition, we are also required to issue or cause to be issued to each Buyer or its designee Two Thousand (2,000) shares of Common Stock per Unit held for every percentage point in excess of 10% in which (A) the Old Audited Revenues exceeds the New Audited Revenues and (B) the Old Audited Cash Flow from Operations exceeds the New Cash Flow From Operations. The maximum amount of shares of Common Stock that can be issued to Buyer shall be capped based on a maximum excess of fifteen (15) percentage points.

Convertible Promissory Notes

On April 5, 2007 (the “Closing Date”), we entered into an Investment Agreement with certain accredited and institutional investors (“Investors”) who had also participated in the subscription for $12,000,000 of our common stock pursuant to certain Securities Purchase Agreements (“SPA”) dated November 15, 2006 (“November Financing”). Pursuant to the Investment Agreement, the Investors purchased a total of 252 Units for $7,560,000 with each Unit consisting of (1) a convertible promissory note (the “Note”) in the principal amount of Thirty Thousand Dollars ($30,000) which shall be convertible into 54,087 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), and (ii) a warrant (a “Warrant”) to acquire 54,087 shares of Common Stock at an exercise price of $0.555 per share. The Notes shall bear an interest rate of four percent per annum until the Buyer elects to exercise the right to convert, and shall mature on March 28, 2009. We have agreed to register for resale, the shares of Common Stock underlying the Notes.

The Notes shall bear an interest rate of fifteen percent per annum upon the occurrence of an event of default. An event of default shall occur upon the nonpayment of any obligation, the breach of any covenants of the Notes, or bankruptcy. Additionally, the Notes have an anti-dilution provision that requires that any adjustment to the Warrant exercise price shall simultaneously trigger an adjustment to the conversion price of the Notes.

The securities underlying the Notes and Warrants issued to the Buyers pursuant to the terms of the Investment Agreement shall be subject to the terms of the Make Good Agreement entered into in connection with the November Financing (the “Make Good Agreement”). We further represented to the Buyers that the targeted net income of the Company for fiscal year end 2007 (“FY07 Net Income”) will be greater than or equal to $10.0 million (adjusted for any non-cash charges associated with this Agreement and the SPA) (the "Performance Threshold"). In the event the Performance Threshold is not attained, then we shall promptly issue, or cause to be issued to the Buyers or their designee, a pro rata portion of One Million (1,000,000) shares of Common Stock for every one (1) cent by which the Company’s earnings per share, determined on a fully diluted basis (“Earnings Per Share”) is less than $0.065. In addition, we are also required to issue or cause to be issued to each Buyer or its designee Two Thousand (2,000) shares of Common Stock per Unit held for every percentage point in excess of 10% in which (A) the Old Audited Revenues exceeds the New Audited Revenues and (B) the Old Audited Cash Flow from Operations exceeds the New Cash Flow From Operations. The maximum amount of shares of Common Stock that can be issued to Buyer shall be capped based on a maximum excess of fifteen (15) percentage points.

Warrants

The Warrants to purchase Common Stock are a component of the Units. Each Unit in both the November 2006 and April 2007 Financings includes Warrants to purchase 54,087 shares of our common stock. Each Warrant entitles the holder to purchase one share of our Common Stock. The Warrants will be exercisable, in whole or in part, at an exercise price equal to $0.555 per share (“Exercise Price”). The Warrants may be exercised at any time upon the election of the Investor, beginning on the date of issuance and ending of the fifth anniversary of the final closing of this Offering. If the Company should fail to issue the shares to the Investor within three business days of receipt of an exercise notice, the Investor shall be entitled to cash in an amount equal to 2.0% of the product of (A) the sum of the number of shares of common stock not issued in a timely basis and (B) the last closing trade price for such security as reported by Bloomberg on the immediately preceding trading day upon which we could have issued such shares without violating the terms of the Warrant. Additionally, if we fail to deliver to the Warrant Shares within three (3) business days of the exercise notice, then if the Investor purchases shares to deliver in satisfaction of a sale of shares that the Investor anticipated receiving from us, then we shall within three (3) business days of Investor’s request, either (1) pay cash to the Investor in the amount equal to the Investor’s total purchase price for the shares so purchased, at which point the Company’s obligation to deliver such Warrant Shares shall terminate, or (2) promptly honor its obligation to deliver to the Investor the Warrant Shares and pay cash to the Investor in the amount equal to the excess, if any, of such purchase price over the product of (a) such number of shares of Common Stock, times (b) the closing bid price on the date of exercise.

We shall not be permitted to effect the exercise of the Warrant if such exercise would cause the Investor to beneficially own in excess of 4.99% of the shares of the Company’s outstanding common stock. However, by written notice to us, the Investor may from time to time (x) increase or decrease such maximum percentage to any other percentage not in excess of 9.99% specified in such notice or (y) waive the beneficial ownership limitation altogether; provided that (i) any such increase or waiver will not be effective until the sixty-first (61st) day after such notice is delivered to us, and (ii) any such increase or decrease or waiver will apply only to the holder of the Warrant and not to any other holder of the Warrants.

The exercise price of the Warrants shall have “full ratchet” anti-dilution protection for issuances of our Common Stock, or securities exercisable for or convertible into Common Stock, at an issuance price, exercise price or conversion price of less than $0.555 per share of Common Stock, except with respect to: (i) the issuance of shares of Common Stock upon exercise of the Warrants; or (ii) the issuance of Common Stock to employees or directors pursuant to an equity incentive plan approved by the Company’s stockholders.

The Company will adjust the exercise price to reflect any stock splits, stock dividends or other combinations or distributions to holders of Benda's securities where the consideration is less than the current exercise price. Benda will not make this adjustment with respect to shares issued (2) for the issuance of common stock upon the exercise of warrants (including any warrants issued to the Placement Agent) pursuant to the terms of such warrants as of the date hereof issued to the Investors.

Any grant by Benda (whether directly or by assumption in a merger or otherwise, in any manner) of any warrants, rights to subscribe for, or options to purchase any common stock (collectively, the “ Options ”) or any issuance or sale by Benda (whether directly or by assumption in a merger or otherwise, in any manner) of any security convertible into or exchangeable for shares of common stock (“ Convertible Securities ”) shall be deemed to be an issuance of common stock for anti-dilution purposes, whether or not immediately exercisable or convertible. The number of shares of common stock deemed to be issued shall be equal to the maximum number of shares of common stock issuable upon the exercise of such Options or conversion of such Convertible Securities. The price per share of common stock in such deemed issuance or sale of common stock shall be determined by dividing: (A) the sum of (a) the total amount, if any, received or receivable by Benda as consideration for the granting of such Options or issuance of such Convertible Securities, plus (b) the minimum aggregate amount of additional consideration payable to Benda upon the full exercise of all such Options or the full conversion of all such Convertible Securities (“ Total Consideration ”); by (B) the total maximum number of shares of common stock issuable upon the exercise of such Options or the conversion of such Convertible Securities.

The Warrants will be detachable and separately transferable only during the Warrant exercise period; upon the expiration of the Warrant exercise period, the Warrants will expire and become void.

In order to exercise the Warrants, the Warrant must be surrendered at the office of the Warrant Agent prior to the expiration of the Warrant exercise period, with the form of exercise appearing with the Warrant completed and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised. Payment shall be by certified funds or cashier's check payable to “Benda Pharmaceutical, Inc.” In the case of partial exercise, the Warrant Agent will issue a new warrant to the exercising warrant holder, or assigns, evidencing the Warrants which remain unexercised. In our discretion, the Warrant Agent may designate a location other than our office for surrender of Warrants in the case of transfer or exercise.

The exercise price and number of shares of Common Stock to be received upon the exercise of Warrants are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends or our recapitalization. In the event of our liquidation, dissolution or winding up, the holders of Warrants will not be entitled to participate in the distribution of our assets.

If we shall make any dividend or other distribution of assets to holders of its common stock (a “Distribution”), then the Exercise Price shall be reduced by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the closing bid price of the shares of common stock on the trading day immediately preceding such record date minus the value of the Distribution applicable to one share of common stock, and (ii) the denominator shall be the closing bid price of the shares of common stock on the trading day immediately preceding such record date. Additionally, the number of shares underlying the Warrant shall be increased to a number of shares of common stock obtainable immediately prior to the close of business on the record date fixed for determining holders of shares entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth above. Holders of Warrants will have no voting, pre-emptive, subscription or other rights of shareholders in respect of the Warrants, nor shall the Holders be entitled to receive dividends.

If we grant, issue or sell any options, convertible securities, or other rights to purchase stock to the record holders of our common stock, then the Holder will be entitled to purchase such securities, as if the Holder had held the number of shares of common stock acquirable upon complete exercise of the Warrants.

As additional compensation for the Placement Agent's services, we also paid the Placement Agent a Warrant Solicitation Fee with respect to the exercise, in whole or in part, of any Warrant equal to 3.0% of the total exercise price of the Common Stock issued in such exercise of such Warrant. Such cash Warrant Solicitation Fees shall be paid to the Placement Agent, in immediately available funds, within three (3) business days following receipt, directly or indirectly, by us, of any cash or other proceeds from the exercise of such Warrant.

Registration Rights

We have agreed to register an amount of stock equal to the common stock underlying the Notes and 150% of the shares of Common Stock issuable in connection with the Warrants (“Underlying Common Stock”), on a registration statement to be filed by us. Such Registration Statement shall be declared effective on or prior to August 15, 2007 (the “Effectiveness Deadline”). If the Registration Statement does not become effective by the Effectiveness Deadline or if we fail to maintain the effectiveness of the Registration Statement, for any reason, we will be required to pay Investors in cash an amount equal to 1% of the purchase price of each Unit held by Investors on such Effectiveness Deadline or the first day of such failure to maintain the Registration Period, as applicable, and for every 30 day period (or part) thereafter, in each case until cured, provided that the Registration Delay Payments shall not exceed 10% of the purchase price of the Offering. In the event that the Registration Delay Payments are not made in a timely manner, such Registration Delay Payments shall bear interest at a rate of 1.5% per month until paid in full. We shall pay the usual costs of such registration.

Except for the shares underlying our Notes and as follows, no holder of any of our currently outstanding securities has any registration rights with respect to the securities held by them: (i) 706,195 shares of our Common Stock issued for consulting services, (ii) 1,971,302 shares of our Common Stock held by KI Equity; (iii) 2,400,000 shares of our Common Stock held by Pope Investments LLC; (iv) 423,292 shares of our Common Stock held by the principals and employees of Anslow & Jaclin, LL; (v) 200,000 shares of our Common Stock held by two shareholders for services rendered; and (v) 2,189,560 total shares of our Common Stock held by Super Pioneer International Limited, Yaojin Wang, and Huimin Zhang in connection with the Financial Consultancy Agreements. We shall not file any other registration statement for any of our securities (other than the shares of Common Stock sold in this offering, the Underlying Common Stock and the Common Stock underlying the Agent Warrants) until such time as the Registration Statement has been filed and declared effective; provided, however, we may, subject to stockholder approval, establish an equity performance or stock option plan for the benefit of our employees and directors for up to 5% of the outstanding shares of our Common Stock and file a registration statement to register such shares on Form S-8 or a comparable form for such purpose.

LEGAL MATTERS

The validity of the common stock to be sold by the selling stockholders under this prospectus will be passed upon for us by Anslow & Jaclin, LLP. As of July 5, 2007, Anslow & Jaclin, LLP is a shareholder of record of 423,292 shares of our common stock.

EXPERTS

The financial statements included in this prospectus have been audited by Kempisty & Company Certified Public Accountants, P.C., independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

OVERVIEW

Summary

Benda Pharmaceutical, Inc. (“we”, “us”, “our”, “Benda” or the “Company”), through our wholly owned subsidiary Ever Leader Holdings Limited (“Ever Leader”), is a pharmaceutical company that identifies, discovers, develops and manufactures both conventional medications and Traditional Chinese Medicines (“TCMs”) for the treatment of some of the largest common ailments and diseases (e.g., common cold, diabetes, cancer). We are also dedicated to the development, manufacturing and commercialization of gene therapy products.

Benda owns all of the capital stock of Ever Leader Holdings Limited, a holding company incorporated under the laws of Hong Kong SAR on October 29, 2005. Ever Leader owns 95% of the issued and outstanding capital stock of Hubei Tongji Benda Ebei Pharmaceutical Co., Ltd., a Sino-Foreign Equity Joint Venture company incorporated under the laws of the PRC. Benda Ebei owns: (i) 95% of the issued and outstanding capital stock of Jiangling Benda Pharmaceutical Co., Ltd., a company formed under the laws of the PRC; (ii) 95% of the issued and outstanding capital stock of Yidu Benda Chemical Co., Ltd., a company incorporated under the laws of the PRC; (iii) 75% of the issued and outstanding capital stock of Beijing Shusai Pharyngitis Research Co., Ltd., a company incorporated under the laws of the PRC; and (iv) 60.13% of the issued and outstanding capital stock of Shenzhen SiBiono Gene Technology Co., Ltd. (“SiBiono”), a company incorporated under the laws of the PRC.

We distribute our high value, branded medicines, through agents who sell them to hospitals that administer them to patients. We sell generics to medical wholesalers for resale to hospitals. The company sells its Over the Counter (“OTC”) medicines to wholesalers specializing in selling to retail chain drug stores. Our “Active Pharmaceutical Ingredients” (“APIs”) are typically sold to large drug manufacturers under long-term supply contracts. The bulk chemicals are purchased by other Chinese drug companies.

History and Recent Developments

We were organized as a Minnesota corporation on February 17, 1982. The technology on which our original products were based, including Spread Spectrum Technology, permit data and telemetry to be transmitted simultaneously over telephone wire without interfering with normal voice service. Our products were known as data/voice multiplexing (“DVM”) equipment and were aimed at operating telephone companies in the telecommunications market. Our lack of financial resources caused us to pursue a plan of dissolution as approved by our Board of Directors and approved by our shareholders on November 30, 1993.

During fiscal 1994, we began implementing a plan of voluntary dissolution pursuant to Minnesota law that was approved by our shareholders at a Special Shareholders’ Meeting held on November 30, 1993. Under our plan of dissolution, most of our assets were sold during 1994 with some payments deferred into 1995 and beyond. The recovery period ran through 1997. During fiscal 1995, most of the tangible asset sales were collected and only technology licenses remained to be collected. During fiscal 1996, we continued to collect license fees and payments on one equipment lease. The results of the plan of dissolution were successful and all liabilities and expenses were either paid or were covered in reserves.

On November 17, 2000, a Special Meeting of the shareholders of the Company was held at which time the plan of dissolution was revoked. Pursuant to the proposal for revocation, a liquidating dividend of approximately $212,000 was paid pro-rata to our shareholders in August 2001. We have been inactive since 1994.

On October 7, 2005, we and Applied Spectrum Technologies, Inc., a Delaware corporation (“Applied - Delaware”) entered into a certain Agreement and Plan of Merger (“Plan of Merger”). Pursuant to the Plan of Merger, subject to stockholder approval, we were to merge with and into Applied - Delaware for the purposes of the redomestication from the State of Minnesota to the State of Delaware (the “Merger”). On October 24, 2005, we filed a Definitive Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission for the purpose of voting on the Merger.

On November 14, 2005, the holders of a majority of our outstanding shares of common stock approved the Merger. The Merger was completed on November 17, 2005, and the Articles of Merger were filed with the States of Minnesota and Delaware on November 17, 2005.

On December 14, 2005, Norwood Venture Corp. (“Norwood”), a former shareholder of the Company and KI Equity Partners III, LLC (“KI Equity”) entered into a certain securities purchase agreement, as amended, under which KI Equity agreed to purchase and Norwood agreed to sell an aggregate of 2,281,302 shares of common stock of the Company, representing approximately 77.2% of the Company’s outstanding shares of common stock, to KI Equity at a price of $175,000. The closing of the transactions under the Purchase Agreement occurred on December 29, 2005.

Kevin R. Keating, our former President and sole officer and director who resigned on November 15, 2006, is the father of Timothy J. Keating, the majority member of Keating Investments, LLC. Keating Investments, LLC is the managing member of KI Equity Partners III, LLC, which is the party acquiring the controlling interest in us pursuant to the Purchase Agreement. Keating Investments, LLC is also the managing member and 90% owner of Keating Securities, LLC, a registered broker-dealer. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, KI Equity Partners III, LLC or Keating Securities, LLC and disclaims any beneficial interest in the shares of Applied Spectrum’s common stock to be acquired by KI Equity Partners III, LLC.

We did not become engaged in the pharmaceutical business until November of 2006. Before closing our recent share exchange transaction in November 2006, we were a shell company with nominal assets and operations, whose sole business was to identify, evaluate and investigate various companies with the intent that, if such investigation warrants, a business combination be negotiated and completed pursuant to which we (formerly known as Applied Spectrum Technologies, Inc.) would acquire a target company with an operating business with the intent of continuing the acquired company's business as a publicly held entity. We entered in an Exchange Agreement dated September 7, 2006 (the “Exchange Agreement”) with KI Equity Partners II, LLC (“KI Equity”), Ever Leader, a company incorporated under the laws of Hong Kong, and the owners of 100% of the capital shares of Ever Leader. The closing of the Exchange Agreement occurred on November 15, 2006. At the closing of the Exchange Agreement, we acquired all of Ever Leader's capital shares (the “Ever Leader Shares”) from the Ever Leader Shareholders, and the Ever Leader Shareholders transferred and contributed all of their Ever Leader Shares to us. In exchange, we issued 64,942,360 shares of our Common Stock to the Ever Leader Shareholders.

As a result of the closing of the Exchange Agreement, Ever Leader became our wholly owned subsidiary and we adopted Ever Leader’s main operational business. The Exchange transaction, for accounting and financial reporting purposes, is deemed to be a reverse acquisition, where we (the legal acquirer) are considered the accounting acquiree and Ever Leader (the legal acquiree) is considered the accounting acquirer, and thus the historical financial statements of Ever Leader are the financial statements of Benda.

Business

Our operations are headquartered in Wuhan, Hubei Province, China. We are a profitable, mid-sized Chinese pharmaceutical company that identifies, discovers, develops and manufactures both conventional medications and Traditional Chinese Medicines (“TCMs”) for the treatment of some of the largest common ailments and diseases (e.g., common cold, diabetes, cancer).

We currently have three core operating companies:

•
Yidu Benda develops, manufactures and sells bulk chemicals (or pharmaceutical intermediates), which are the raw materials used to make “Active Pharmaceutical Ingredients” (“APIs”). About 11.8 per cent of the bulk chemicals that we produce in 2004 were used for our own medicines. The remainder was sold in the market to unrelated parties. We did not sell to related Benda companies in 2005 or 2006.

•
Jiangling Benda develops, manufactures and sells APIs, which are one of the two components of any capsules, tablets and fluids that are pharmaceutically active. An API is the substance in a drug that produces the desired medicinal effect. The “excipient” is the inert material that holds the API (such as gelatin or water). About 3.7 per cent of the APIs that we produce in 2004 were used to produce some of our finished medicines. The remainder was sold in the market to unrelated parties. Jiangling Benda did not sell to related Benda companies in 2005 or 2006.

•
Benda Ebei develops, manufactures and sells (a) conventional finished medicines, which are non-patented, branded, proprietary small volume injection solutions (vials) used for a variety of treatments including hepatitis; and (b) Traditional Chinese Medicines (“TCMs”), which are herb-based and natural medicines used in TCM therapies (via our newly formed subsidiary Beijing Shusai). Some of the medicines we produce are of our own origination and protected from competition by certificates issued by China’s State Food and Drug Administration (“SFDA”).  There are no differences between the regulatory processes for conventional medicines and Traditional Chinese Medicines. Traditional Chinese Medicines are ready-make medicines, which are produced according certain curing principles and prescriptions and can be used immediately, such as pills, medicinal granules and capsules.

The Chinese government agency, SFDA, provides approval for drugs released into the market in China.. Unlike the Food and Drug Administration (“FDA”) in the United States, however, the SFDA provides intellectual property and competitive protection to certain classes of approved drugs.

Each core Benda operating company has its own manufacturing facility located near Wuhan, in Hubei Province. Good Manufacturing Practices (“GMP”) certification was issued to Benda Ebei on November 11, 2003 for the production of injection vials. Benda Ebei was designated a High and New Technology Enterprise by the Science and Technology Bureau of Hubei Province on July 6, 2005 for a period of two years. This designation represents formal recognition by the provincial government that a company has developed or acquired new technology of significance, and triggers a number of government support and incentive policies, including availability of land for expansion, research grants and discounts on bank loan interest. The designation expired on July 6, 2007; however, we have passed the re-examination and the new designation was received on August 2007. Although we have not received any support from the government to date, such a designation may be useful in obtaining incentives in the future. Our Yidu Benda facility produces bulk chemical intermediates for raw material medicine and does not require GMP certification. Our Jiangling Benda facility was closed for renovation in July 2004 to comply with GMP standards. The Jiangling plant reopened on August 10, 2007, and has been producing Ribose, the only product that does not require GMP approval. We are currently working on obtaining GMP certification so that we can use the Jiangling plant for our other products. We currently have all of the production equipment in place and the new facilities have been installed and tested. All workshops at the Jiangliing Benda facility need to pass GMP certification except for the Tetraacetylribofuranose shop. It is estimated that the Ribavirin workshop will pass GMP certification in February 2008; and the comprehensive workshop, which produces Mesylate Levoflaxacin and Asarone, applied for GMP certification at the end of December. If we are unable to obtain GMP certification, further delays and expenses will result, and we will be unable to operate out of such workshops until the GMP certification has been obtained.

Good Manufacturing Practices (“GMP”) is an internationally-recognized standard for pharmaceutical plant design and construction. GMP has been defined as “that part of quality assurance which ensures that products are consistently produced and controlled to the quality standards appropriate for their intended use and as required by the marketing authorization” (World Health Organization). GMP covers all aspects of the manufacturing process: defined manufacturing process; validated critical manufacturing steps; suitable premises, storage, transport; qualified and trained production and quality control personnel; adequate laboratory facilities; approved written procedures and instructions; records to show all steps of defined procedures taken; full traceability of a product through batch processing records and distribution records; and systems for recall and investigation of complaints.

We distribute our high value, branded medicines, through agents who sell them to hospitals that administer them to patients. We sell generics to medical wholesalers for resale to hospitals. We sell our Over the Counter (“OTC”) medicines to wholesalers specializing in selling to retail chain drug stores. Our APIs are typically sold to large drug manufacturers under long-term supply contracts. Our bulk chemicals are purchased by other Chinese drug companies.

History and Corporate Organization

Ever Leader was incorporated in Hong Kong on October 29, 2005 for the purpose of functioning as an off-shore holding company to obtain ownership interests in various entities (collectively “Benda”) that were previously owned, either directly or indirectly, by Mr. Yiqing Wan (“Wan”) and his wife, Ms. Wei Xu (“Xu”).

The following paragraphs summarize the original ownership structure of various entities owned by Wan and Xu and the subsequent reorganization and transfer of ownership interests in these entities, either directly or indirectly, to Ever Leader.

Ownership Structure Prior to Reorganization

Hubei Benda Science and Technology Development Co., Ltd. (“Benda Science”) was incorporated in the Province of Hubei, PRC in October of 2002, primarily functioning as a holding company with ownership interests in various entities operated by Wan and Xu. Wan and Xu are the sole owners of Benda Science, with ownership interests of 10% and 90%, respectively.

Benda Ebei was incorporated in the Province of Hubei, PRC in April of 2001. Benda Ebei has registered capital of $2,419,404 which is fully paid up. Prior to the reorganization of Benda as further described in the paragraphs below, Benda Science, Wan, and Xu were the sole owners of Benda Ebei, with ownership interests of 60%, 20%, and 20%, respectively. Benda Ebei develops, manufactures, and sells small volume injection solutions (vials) and other conventional medicines.

Jiangling Benda was incorporated in the Province of Hubei, PRC in October of 2001. Jiangling Benda has registered capital of $967,738 which is fully paid. Prior to the reorganization of Benda, Benda Science and Wan were the sole owners of Jiangling Benda, with ownership interests of 90% and 10%, respectively. Jiangling Benda develops, manufactures and sells active pharmaceutical ingredients (“APIs”). Jiangling Benda’s primary production facility was closed for upgrades and renovations in July 2004 in order to secure a GMP certification from the Chinese SFDA. This facility is expected to reopen and resume production in August of 2007.

Yidu Benda was incorporated in the Province of Hubei, PRC in March of 2002. Yidu Benda has registered capital of $4,233,854 which is fully paid. Prior to the reorganization of Benda, Benda Science and Wan were the sole owners of Yidu Benda, with ownership interests of 90% and 10%, respectively. Yidu Benda develops, manufactures and sells bulk chemicals (or pharmaceutical intermediates) for use in the production of APIs. The organization and ownership structure of Benda prior to reorganization is as follows:

Reorganization and Revised Ownership Structure

As previously stated in the paragraphs above, Ever Leader was incorporated in Hong Kong on October 29, 2005 for the purpose of functioning as an off-shore holding company to obtain ownership interests in various Benda entities that were previously owned, either directly or indirectly, by Wan and Xu. Ms. Mo Mo Hon (“Hon”), a Hong Kong SAR resident, was the sole registered shareholder of Ever Leader, holding the single issued and outstanding share of Ever Leader in trust for Xu.

Pursuant to three separate Equity Transfer Agreements entered into in November of 2005 among Ever Leader, Benda Science, Xu, and Wan, Ever Leader obtained a 95% ownership interest in Benda Ebei in exchange for a commitment to pay $2,298,434 in aggregate consideration to Benda Science, Wan, and Xu. The $2,298,434 acquisition price represented 95% of the $2,419,404 of registered capital of Benda Ebei, but was not representative of the fair value of the assets acquired or liabilities assumed. Specifically, as transfers of ownership interests in PRC entities to offshore holding companies for zero or nominal consideration is prohibited by the Chinese Government (regardless of whether these PRC entities and offshore holding companies are directly or indirectly owned and controlled by the same individual or individuals), an amount equal to 95% of the value of the registered capital of Benda Ebei was established for purposes of the transfer of the 95% ownership interest in Benda Ebei (directly and indirectly 100% owned and controlled by Wan and Xu) to Ever Leader (beneficially 100% owned and controlled by Xu). As a result of each of these entities being 100% directly and indirectly controlled by Wan and Xu, this transaction has been accounted for as a combination of entities under common control (see additional discussion of accounting treatment in the paragraphs that follow), with Ever Leader’s commitment to pay $2,298,434 in aggregate consideration to Benda Science, Wan and Xu being reflected as a current liability at both December 31,2005 and 2004, with corresponding reductions to paid-in capital.

Pursuant to an Equity Transfer Agreement entered into on December 3, 2005 among Benda Ebei, Benda Science, and Wan, Benda Science transferred and assigned its 90% ownership interest in Jiangling Benda to Benda Ebei and Wan transferred and assigned a 5% ownership interest in Jiangling Benda to Benda Ebei (for zero consideration as Benda Ebei and Jiangling Benda were both directly and indirectly 100% owned and controlled by Wan and Xu).

Pursuant to a second Equity Transfer Agreement entered into on December 4, 2005 among Benda Ebei, Benda Science, and Wan, Benda Science transferred and assigned its 90% ownership interest in Yidu Benda to Benda Ebei and Wan transferred and assigned a 5% ownership interest in Yidu Benda to Benda Ebei (for zero consideration as Benda Ebei and Yidu Benda were both directly and indirectly 100% owned and controlled by Wan and Xu).

The organization and ownership structure of the Company subsequent to the consummation of the reorganization as summarized in the paragraphs above is as follows:

In July of 2006, Benda Ebei invested approximately $112,500 for a 75% ownership interest in Beijing Shusai, with the remaining 25% owned by an unrelated PRC individual. Beijing Shusai, a PRC limited liability company, was incorporated on June 15, 2006 and commenced primary operations in July 2006. Benda Ebei is setting up self-operated and franchised Pharyngitis Clinics in leading hospitals throughout major cities in China. It is currently operating two clinics for the Pharyngitis Killer therapy in Beijing, PRC.

On September 5, 2006, Ever Leader increased its number of authorized shares of common stock from 10,000 to 1,000,000 and effected a 100 to 1 stock split, resulting in Hon (the original sole registered shareholder of Ever Leader holding one share in trust for Xu) receiving 99 additional shares in the Company.

On September 5, 2006, Ever Leader transferred and assigned 711,202 shares of common stock to Xia Pharmaceutical, Inc. (“XIA”), an offshore holding company incorporated in the British Virgin Islands (“BVI”) that is 100% owned and controlled by Wan and Xu.

On September 5, 2006, Ever Leader issued 288,698 shares of common stock to 19 entities (some of whom are considered related parties) at par value. Additionally, Hon transferred and assigned her ownership interest in her 100 shares of Ever Leader to one of these entities.

The organization and ownership structure of the Company subsequent to the consummation of the reorganization as summarized in the paragraphs above is as follows:

The organizational chart after the acquisition of SiBiono would be stated as follows:

PRINCIPAL PRODUCTS

In 2006, our revenues were principally derived from sales of products listed in Figure 1. We have SFDA approval for all medicines and active pharmaceutical ingredients that we market. Sales of herbal TCM’s and bulk chemicals do not require SFDA approval. Our medicines have undergone pharmacological experiments in order to research the medicines’ effect and mechanism on organisms. On the other side, the experiments also research the organisms’ effect on the medicine. It includes pharmacodynamics and pharmacokinetics. Pharmacological experiments and clinical trials have similarities. Clinical trials are part of pharmacological experiments. However, pharmacological experiments mainly use animals as research subjects, while clinical trials generally utilize patients as research subjects. Pharmacological experiments are carried out by regulations of non-clinical medicine research and quality control issued by SFDA.

Main Products

Manufacturer	Product	Type	Function
Benda Ebei	Jixuening injection vial	Branded	Haemostatic (stops bleeding)
Benda Ebei	Xujing injection vial	Branded	Haemostatic
Benda Ebei	Nokeqing injection vial	Branded	Used to treat hepatitis
Benda Ebei	Yidingshu injection vial	Branded	Vitamin to treat lack of Riboflavin
Benda Ebei	Shusai-A injection vial	Branded	Anti-inflammatory analgesic
Benda Ebei	Suzheng-B injection vial	Branded	Vitamin; complementary medicine used to treat hepatitis
Benda Ebei	Ribavirin injection vial	Generic	Anti-virus, to treat acute upper respiratory tract infection
Benda Ebei	Gentamycin Sulfate Injection vial	Generic	Broad spectrum antibiotic
Benda Ebei	Vitamin B6 injection vial	Generic	Vitamin; complementary medicine used to treat hepatitis
Benda Ebei	Inosine injection vial	Generic	Nutrition, complementary medicine used to treat hepatitis
Benda Ebei	Vitamin C injection vial	Generic	To treat deficiency of vitamin C
Jiangling Benda	Ribavirin API (1)	API	Ribavirin drug manufacture.
Jiangling Benda	Asarin API (1)	API	Asarin manufacture to treat acute upper respiratory system infection
Jiangling Benda	Levofloxacin Mesylate API (1)	API	Broad spectrum antibiotic drug manufacture
Yidu Benda	Triazol carboxylic acid methyl ester (“TCA”)	Bulk chemical	Ribavirin manufacture, anti-virus
Yidu Benda	L-methionine	Nutrition	Nutrition, an essential amino acid for humans
Yidu Benda	Tricabroxylic acid amide (“TAA”)	Bulk chemical	Ribavirin manufacture, anti-virus drug manufacture
Yidu Benda	1,2,3,5-Tetraacetyl-β-D-Ribose	Bulk chemical	Ribavirin manufacture, anti-virus drug manufacture

(1)	Ribavirin API, Asarin API and Levofloxacin mesylate API are not in production during the Jiangling Benda facilities GMP renovation period. Production is expected to begin in February 2008.

SFDA Compared to the FDA

The SFDA approval process is similar to the FDA approval process. They both require three phases of clinical trials.

•	Phase I: Test the safety of drugs. 20-80 cases are required by FDA, while 20-30 cases are required by SFDA.

•	Phase II: Test the efficacy of drugs. Several hundred cases are required by FDA, while 100 cases are required by SFDA.

•	Phase III: Expand the sample group and further test the safety and effectiveness of drugs. Several hundreds, even thousands are required by FDA, while 300 hundred cases are required by SFDA.

Before a drug can be sold in China, the drug needs to undergo the above three phases, namely pre-clinical trial, clinical trial and finally, GMP approval. The approval of a drug by SFDA does not guarantee the approval by FDA. However, drugs approved by SFDA can be exempted from certain steps in US clinical trials before applying for FDA.

Benda Ebei Products

Of our branded medicines, the Shusai-A Nefopam Hydrochloride solution, sold in injection vials, is particularly noteworthy. According to a pharmacological experiment, Nefopam Hydrochloride has an analgesic effect 10.4 times greater than that of aspirin. Furthermore, it is not addictive and causes no known side effects.

Pharmacological experiments research the medicines’ effect and mechanism on organisms. On the other side, the experiments also research the organisms’ effect on the medicine. It includes pharmacodynamics and pharmacokinetics. Pharmacological experiments and clinical trials have similarities. Clinical trials are part of pharmacological experiments. However, pharmacological experiments mainly use animals as research subjects, while clinical trials generally utilize patients as research subjects. Pharmacological experiments are carried out by regulations of non-clinical medicine research and quality control issued by SFDA.

The chemical name of this product is Nefopam hydrochloride. It mainly contains: 5-Methyl-1-Phenyl-3,4,5,6-Tetrahydrocannabinol-1H-2,5-benzoxazocine, fenazoxine hydrochloride. It is a new type of Non-narcotic analgesics which has the function of low-grade Antipyretic and muscle relaxants. Its chemical structure belongs to O-methyl benzene ring of diphenhydramine, so it does not have the attribute of Non-steroidal anti-inflammatory drugs, nor Opioid receptor agonist. It is effective for middle-grade and heavy-grade pain. Intramuscular injecting 20mg of Nefopam hydrochloride equals to intramuscular injecting 12mg morphine. It has light effectiveness on respiration inhibition. It has no inhibition on circulatory system. It has no tolerance or dependence. It can be rapidly oral absorbed, Tmax 1-3 hours, and it has obvious effect while first pass. T1/2 4-8 hours, the binding rate of plasma protein is 71%-76%. It is metabolized by liver to lose its pharmacological activities. Most of it will be excreted through kidney. The prototype drug will be less than 5% and only a little will be excreted along with excretion. It is used for pain-killing after operation, cancer pain, and acute pain. It is also used for visceral smooth muscle cramps such as acute gastritis, in-biliary ascariasis, ureterolithiasis.

The clinical trials were conducted in 1993, instructed by Doctor Guozhong, Peng. Ebei plant paid for all clinical trial expenses. It passed the clinical trials in 6 clinical institutes including the provincial hospital of Hebei, the second and the forth hospital attached Hebei School of Medicine, Bethune international peace hospital and etc. The efficacy rate is around 80% for all 374 cases examined. There is no follow up results.

Generics are common, low-cost, medicines used by doctors in hospitals nationwide. Our generics have been marketed for more than 10 years and are generally used by low-income patients in rural and country districts. The profit margins for our generics, which constitute about 3 per cent of Benda Ebei’s current sales volume, are lower than those of our branded products. However, our generic products are an effective means for promoting our corporate name, image and brands nationwide.

Jiangling Benda Products

Jiangling Benda produces three APIs: Ribavirin, Asarin and Levofloxacin Mesylate, which have received SFDA production approval:

•
Ribavirin has been used to produce antivirus medicine to treat SARS and SARS-like illnesses. Ribavirin is also used to treat severe virus pneumonia in infants and young children and a viral liver infection known as hepatitis C. It can be used in patients who have hepatitis C or human immunodeficiency virus (“HIV”) infection. Alliance Pharm, Inc. is advising us on modifications to our production processes in our effort to achieve U.S. FDA certification. Currently, there is only one other pharmaceutical company in PRC that has received U.S. FDA certification to produce Ribavirin API.

•
Asarin is used to treat infections of the upper respiratory system. Our Asarin API is synthesized chemically rather than being extracted from natural raw materials, making it a cost effective and price competitive product. Benda’s Asarin received SFDA approval as a new API on December 27, 2005. We plan to extend our reach further down the value chain and manufacture consumer-ready Asarin medicines, in injection, vial and pill form, from our Asarin API. We have already filed for SFDA approval for these three types of finished Asarin products.

•	Levofloxacin Mesylate is a synthetic broad spectrum antibacterial agent for oral and intravenous administration. Benda’s Levofloxacin received SFDA approval as new drug ingredient on March 5, 2006.

Yidu Benda Products

Yidu produces three types of bulk chemicals:

•
Triazol carboxylic acid methyl ester (“TCA”). This is our main bulk chemical product. We have an installed capacity of 500 metric tons of TCA per year, which we believe is the highest in PRC. We expect to increase capacity from 500 to at least 700 metric tons per year by the end of 2006.

•	1,2,3,5-Tetraacetyl-β-D-Ribose is used mainly for Ribavirin production.

•
Tricabroxylic acid amide (“TAA”), used mainly for Ribavirin production. Since 2004, we have sold tricabroxylic acid amide to Shenzhen Saikane Chemical Engineering Pharmaceutical Company, who owns the right to export this product to its customers.

In addition to bulk chemicals, Yidu Benda also produces L-methionine, an amino acid nutrition ingredient. L-methionine is a precursor in protein synthesis and also participates in a wide range of biochemical reactions.

While products produced by Yidu Benda do not represent a high-growth area for us, we derive significant cash flow from them. High barriers to entry exist in the intermediates sector, providing us with a relatively secure and stable market position. These barriers derive from: high capital equipment costs; economies of scale; high installed capacity of incumbents; reciprocal supply agreements; consumer-related advantages in established brands and reputation; proprietary production processes; long-term relationships with customers; and extensive distribution channels.

Due to a government order issued by the local government on January 10, 2007, our Yidu Benda plant has been shut down since the middle of January 2007 for improvement of our waste water treatment systems. The order requires us to finish the improvement and be compliant by June 30, 2007. Yidu Benda passed environmental estimate and safety estimate by the expert groups from the Safety Supervision Bureau and Environmental Protecting Bureau in Yichang city on September 25th 2007 and October 10th 2007, respectively. In January 2007, we anticipate that the systems will be checked and accepted at the spot. Once Yidu plant passes the two final checks, they can immediately start full operations.

MARKETING AND DISTRIBUTION METHODS OF PRODUCTS AND SERVICES

Prescription Medicines

Two types of distribution channels exist in the Chinese medicine industry.

For high value branded medicines: Pharmaceutical Manufacturers à Agents à Sub Agents à Medicine Representatives à Hospitals or Pharmacies à Patients

For low value generics: Pharmaceutical Manufacturers à Wholesalers à Secondary Wholesalers à Hospitals or Pharmacies à Patients

The major difference between an agent and a wholesaler is that the agent has exclusive product sales rights from each manufacturer in each region, which is generally a province. Sometimes manufacturers have several wholesalers in a region.

The table below illustrates price markups along the distribution channel for a typical Benda Ebei branded drug, Shusai-A.

Shusai-A Price Markup Pattern

	Purchase Price per piece in RMB	Price Markup
Patients	40.00	54%
Retail/Hospitals	26.00	622%
Medicine Reps	3.60	29%
Sub-agents	2.80	56%
Agents	1.80
Benda Ebei	n/a

The highest price markup along the distribution channel is on sales by medicine reps to hospitals because such markups finance kick-backs paid by the reps to doctors. This unfortunate, but common, practice is condemned by PRC’s patients and medical industry regulators, but no effective method has been found to stamp it out. In reality, there are “kick-backs” phenomena which are paid by the reps to doctors, not by our company to doctors. However, in the normal course of business, sales commission would be incurred between our company and clients, such as agents or wholesalers etc., in order to have a sense of incentive to them. This sales commission scheme is fully disclosed in the sales contracts and is also allowed by the relevant PRC regulations.

Benda Ebei sells its products to agents or wholesalers. This method minimizes the need for a direct sales force and distances Benda Ebei from questionable kick-backs and potential legal consequences.

Active Pharmaceutical Ingredients (“APIs”)

Our APIs are purchased by other Chinese drug companies on an order-by-order basis. The domestic industry is tight-knit and API marketing still relies on word-of-mouth, reputation, and personal contacts. Although we have temporarily closed the Jiangling plant to complete renovation and obtain GMP certification, we have maintained relationships with all our former clients and expect to bring on other drug companies as new customers.

Jiangling Plant is primarily engaged in producing Ribose, a bulk chemical which does not require GMP approval and Active Pharmaceutical Ingredients (API) which need GMP approval. Jiangling plant re-opened on August 10, 2007 and started producing Ribose. The sales of Ribose began in October 2007. Jiangling expects to receive GMP approval by the end of February 2008. Though Jiangling plant ceased operation in the past few years, it has been in consistent talk with old customers and attended national API conference. Nine sales professionals attended the national API conference in November 2007 and notified the old customers that Jiangling plant will start to produce API soon and received good feedback from those old customers.

Bulk chemicals

We market our bulk chemicals by cultivating strong, long-term relationships with loyal customers. We usually supply customers pursuant to annual renewable contracts. Customers usually start by buying small quantities and gradually increasing order sizes. We also enjoy long-standing relationships with a number of important exporters. These sales contracts are signed annually.

Beijing Shusai Pharyngitis Research Co., Ltd.

Beijing Shusai Pharyngitis Research Co., Ltd, a recently established subsidiary of Benda Ebei, handles our Pharyngitis Killer therapy operation, promotion, and distribution. Key functional departments are as follows:

•	Training. Trains doctors, doctor assistants, and medical workers.

•	Advisory. Advises each clinic on how best to apply the Pharyngitis Killer treatment.

•	Business Development. Extend the footprint of Pharyngitis clinics and implement patient outreach programs.

•	Marketing. Formulate and execute marketing plans.

•	Finance. Provide internal financial services to support business operations.

•	Logistics. Ensure no bottlenecks or shortages in product supply to the clinics.

Special Marketing Initiatives

(1)
Qiweiben Capsule Initiative. Benda Ebei intends to develop a series of products based on the Qiweiben Capsule and designed to treat diabetes. They will be sold through diabetes recovery centers and regional distributors.

(2)
Jixuening Initiative. We plan to develop a group of haemostatic medicines based on our core Jixuening brand. Benda Ebei’s Jixuening has been listed in the Catalog of Basic Medicines Covered by Social Medical Security.

(3)
Analgesic Initiative. The treatment of pain attracts more attention from PRC’s medical community and hospitals around the country that are setting up pain clinics. Our Shusai-A and Lappaconitine Hydrobromide products are uniquely powerful pain killers and are not addictive. We plan to leverage their popularity to promote our other pain killers and thereby build a series of pain killer medicines.

(4)	Asarin Initiative. We intend to form a group of medicines, based on Asarin, which will be designed to cure upper respiratory tract infection.

STATUS OF PUBLICLY ANNOUNCED NEW PRODUCTS/SERVICES

We expect that the following products in our development pipeline will generate growth in our revenues in the next few years. We expect to begin mass production for products for which we recently received SFDA approval as soon as possible.

The registration of a medicine must first be undertaken at the provincial level. First, you need to make an application in the provincial Food and Drug administration, then you must pass the on-the-spot examination of the provincial registration office and the initial inspection of information experts. After that, you can apply for the experts’ technological evaluation of National Medicine Analysis and Judgment center. Only after you received the technological evaluation, your registration can be transferred to SFDA to have administrative ratification. After the ratification, you will be issued new license and ratification number. In most situations, after the application and record of provincial Food and Drug administration, the company’s products will not be examined again by National Medicine Analysis and Judgment center, which is similar to the first step of technological check.

Due to the restructuring of SFDA, the process of approval new drug has been on hold since the beginning of 2007. We do not know how long it will take to resume the approval process.

The Company can only obtain the license for the new medicine and the production license after the completion of the clinical experiments. The procedures of obtaining new drug certificate with the SFDA are as follows:

1. Submit the application to the Province SFDA;

2. Then the Province SFDA will perform the physical inspection;

3. If we pass the physical inspection, the related application would be transferred to the State SFDA;

4. After ratification, the new drug license and ratification number would be issued.

Development Status of Key Products in Our Pipeline

Name of Product	Type	Main Function	Status
Pharyngitis Killer	Herbal TCM Oral Liquid and Treatment	Anti-respiratory tract infections	Market launch underway; SFDA Certificate not necessary
Qiweiben Capsule	Branded TCM	Diabetes treatment	New Medicine Application is accepted by SFDA; awaiting for SFDA approval and production permit
Yan Long Anti-cancer Oral Liquid	Branded TCM	Treatment of cancers of the digestive tract	Awaiting for SFDA approval (1)
500mg:5ml Tranexamic Acid Injection vial	Generic	Haemostatic	SFDA production approval H20044601 received; Put in production line.
200mg:2ml Ribavirin Injection vial	Generic	Antibiotic	SFDA production approval H42021048 received; Put in production line.
1000mg:2.5mlVitamin C Injection vial	Generic	Vitamin	Achieved State acceptance and hearing Y0405945; SFDA production approval H20067577 received; Put in production line.
0.1g:2ml Lomefloxacin Aspartate Injection vial	Generic	Antibiotic	SFDA production approval H20056701 received; Put in production line.
0.2g:5ml Lomefloxacin Aspartate Injection vial	Generic	Antibiotic	SFDA production approval H20056702 received; Put in production line.
Lappaconitine Hydrobromide Injection vial	Branded Medicine	Analgesic	SFDA production approval H20055966 received; Put in production line.
Asarin Injection vial	Generic	Treatment of upper respiratory infection	Filing completed at provincial bureau level; filed with SFDA in May 2006
Asarin pill	Generic	Treatment of upper respiratory infection	Filing completed at provincial bureau level; filed with SFDA in August 2006; Need further bio-clinical trial.
Asarin granular medicine	Generic	Treatment of upper respiratory infection	Filing completed at provincial bureau level; filing with SFDA in September 2006
Asarin oral liquid	Generic	Treatment of upper respiratory infection	Filing completed at provincial bureau level; filing with SFDA in September 2006; Need further bio-clinical trial.
Lysine Hydrochloride Injection vial	Generic	Amino acid	Filing completed at provincial bureau level; filed with SFDA in July 2006; Need further bio-clinical trial.
Arginine Monohydrochloride Injection vial	Generic	Amino acid	Filing completed at provincial bureau level; filed with SFDA in July 2006; Need further bio-clinical trial.
100mg:5ml Levofloxacin Hydrochloride Injection vial	Generic	Antibiotic	Filing completed at provincial bureau level; filed with SFDA in July 2006; Need further bio-clinical trial.
500mg:5ml Levofloxacin Hydrochloride Injection vial	Generic	Antibiotic	Filing completed at provincial bureau level; filed with SFDA in July 2006; Need further bio-clinical trial.
α-Asarin raw medicines	API	Upper respiratory infection	SFDA production approval H20059540 received; prepare for production.
Levofloxacin mesylate API	API	Antivirus	Filing completed at provincial bureau level; SFDA approval received; prepare for production.
GCLE	Bulk chemical	Production of Antibiotics	As it is a chemical product, it does not need SFDA approval.

(1) Yanlong oral solution has finished its earlier stage of research, and the Company is in the process of applying for SFDA’s permission of clinical trials. The new drug certificate will only be issued after the clinical trails.

New Branded Medicines

Our upcoming branded medicines include Qiweiben capsule and Yanlong anti-cancer oral liquid, which are proprietary traditional Chinese medicines, and Pharyngitis Killer Therapy, which is a combination of herb-based traditional Chinese medicine and treatments. We expect these products to have a significant positive impact on our future operational results.

Our New Branded Traditional Chinese Medicines

Features	Pharyngitis Killer Therapy	Qiweiben Capsule	Yanlong Anti-cancer oral liquid
Targeted IP/ Formula Protection Period (1)	Not Applicable (2)	7+7 years (7)	7+7 years (7)
Our Ownership	75% (3)	100%	100% with reservation (4)
Completion Date Of Clinical Tests	Not Applicable	Pening (6)	Pending (6)
New Medicine Certification Date	Not Applicable	Pening (6)	Pending (6)
Expected installation of GMP quality production line (5)	Not Applicable	Pending (6)	Pending (6)
Expected SFDA Production Certification	Not Applicable	Pending (6)	Pending (6)
Expected Commencement of Production	Launched June 2006	Pending (6)	Pending (6)

(1) The first protection period will commence when the proprietary TCM protection application is approved. The second protection period can be applied for when the first protection period is expired.

(2) TCM therapies do not require SFDA approval. We chose not to apply for patent protection for this product’s formula due to our concerns about disclosures required in the patent application process.

(3) Benda owns 75% of Beijing Shusai Pharyngitis Research Co., Ltd., a company that owns all product and market exploitation rights to Pharyngitis Killer Therapy.

(4) The inventor of Yanlong Anti-cancer oral liquid, Mr. Yan Li, has reserved the right to sell the product to one hospital in Hong Kong, one hospital in Taiwan and one hospital in Shenzhen province.

(5) GMP certification is expected once the facility installation for the products below referenced products and examination by the related local government agency is completed.

In order to produce Qiwweiben, the following table shows the production facilities are purchased and installed, and they are all located in Benda Ebei and waiting for the government agency for inspection:

No.	Equipment	Model No.	Quantity
1	Muller	300A	2
2	powder shifter	ZS-350	2
3	powder shifter	XS-650	1
4	3D mixer blender	HD-1000	1
5	Ultrasonic spray drier	FL-120	1
6	Wet mixer granulator	GHL-250	1
7	Slot shape Mixer	CHL-150	2
8	granule drier	TC-Z-Ⅱ	1
9	Capsule filling machine	NJP-1200	1
10	Capsule polishing machine	YPJ-Ⅱ	1
11	fast packing machine	DPH-250D	1

In order to produce Yanlong Anti-cancer Oral Liquid, the following table shows the production facilities are purchased and installed, and they are all located in Benda Ebei and waiting for the government agency for inspection:

No.	Equipment	Model No.	Category
1	Solution Preparation Reservoir	PLG-1.0	Liquefy System
2	Fluid Storage Reservoir	ZYG-1.0
3	High Level Reservoir	N/A, general machinery
4	Micro-filters	N/A, general machinery
5	Filters for Sugar Syrup	N/A, general machinery
6	Sugar Dissolving Reservoir	HTG-0.5
7	Bottle Filling Machine	QCX60	Bottling System
8	Sterilization System	AQS1.2
9	Labeling Machine	TWJA
10	Light Examine Workstations	N/A

(6) Due to recent restructuring within SFDA, the approval process for new medicines has been ceased since November 2006, except for the first class new medicines which are drugs that have never been sold or appeared in the market in China.. The management expects that such situation would still last for an indefinite period.

(7) According to the relevant Chinese patent drug policies of SFDA, all national protective Chinese patent drugs can apply for a seven-year protective period. During the period, other pharmaceutical enterprises cannot produce imitation products. After the first seven years, the company can apply for another seven years’ protective period.

Pharyngitis Killer Therapy (Anti-Respiratory Tract Infections)

Product Description: This is an entirely natural Chinese medicine and treatment containing no hormones or antibiotics, which cures a wide range of upper respiratory tract infections, ranging from the common cough to more advanced respiratory illnesses, such as acute and chronic pharyngitis, tracheitis and bronchitis which has already been proven by clinical trails which are conducted by the company together with the co-operated hospitals.

The clinical trials were conducted by the company together with co-operated hospitals which was based on the sample size 50 chronic respiratory patients who either had the symptom pharyngoxerosis throat itch, chest distress and feeling suffocated or oppressed, throat swelling and sore or vocal cord weary and hoarseness. The medical products used as a comparison were Pharyngitis Killer Therapy (in form of herb drink) alone and chronic comprehensive therapy.

We believe the oral liquid taken alone has a success rate of up to 80% in treating chronic pharyngitis; however, if accompanied by further treatment, success rates of up to 98% can be achieved.

This medicine, in the form of herbal drink, was developed and kept secret over many generations by the Wang family of Beijing. The formula and treatment was initially invented in 682 A.D. by Wang Zhaojing, a famous doctor in Chinese medical history. We believe the oral liquid taken alone has a success rate of up to 80% in treating chronic pharyngitis; however, if accompanied by further treatment, success rates of up to 98% can be achieved.

However, the above data was only conducted by the company together with co-operated hospitals which was based on the sample size 50 chronic respiratory patients. In order words, such clinical trials were not performed by the formal requirement of SFDA.

Our Pharyngitis Killer therapy:

•	Swiftly smoothes away throat itching and coughing

•	Controls the development of disease in the mucus of the mouth

•	Rebuilds the immune function of the throat area

•	Provides a natural therapy, which is without side effects and free of antibiotics

Market Outlook: With the recent urbanization and industrialization of PRC, pollution has become a big problem. Air pollution in particular causes several diseases of the pharynx. Researchers believe that approximately 10% of the people who live in cities suffer from pharynx disease, while in some rural areas, the ratio is a lower, though still significant, 5.5%. Until now treatments for upper respiratory tract infections have relied on antibiotics to control acute pharyngitis temporarily. However, no medicine in the market has thus far been effective at treating chronic pharyngitis. Pharyngitis Killer therapy overcomes the deficiencies of other treatments and eradicates the disease.

Purchase: The operating company for the Pharyngitis Killer therapy is Beijing Shusai. The total registered capital is 1.2 million RMB. As part of the joint venture, Mr. Wang contributed the Pharyngitis Killer formula and treatment as intangible assets, valued at 300,000 RMB, in return for 25% of Benda Shusai’s equity. Benda Ebei invested 900,000 RMB in cash for 75% equity.

IP protection/ technology confidentiality: Pharyngitis Killer is a traditional Chinese medicine and as such does not require SFDA approval. Benda Ebei has chosen not to file for patent protection on the formula in order to avoid disclosing the product formula. It believes that the formula and treatment are effectively protected by: (a) the separation of auxiliary ingredients with a proprietary catalyst powder called Yao Yin; (b) a proprietary production method for the oral liquid; and (3) by proprietary treatment techniques. We plan to apply for patent protection for both the processing method used to make the oral liquid and the treatment method applied on patients.

Promotion: We plan to market Pharyngitis Killer as a stand alone oral liquid medicine that can be combined with surgery-like treatment to achieve results. In August 2006, the PRC State Administration of Traditional Chinese Medicine (“SATCM”) issued an official promotional document to provincial SATCM’s, in which Pharyngitis Killer therapy is categorized as a recommended TCM and treatment. This official promotional document was issued on August 18, 2006 based on an expert panel review of Pharyngitis Killer conducted in August 2006.

Marketing and Distribution: We are setting up self-operated and franchised Pharyngitis Clinics. Benda Ebei currently has two clinics in full operation in Beijing. Benda Ebei has prepared advertising and marketing campaigns to support the rapid expansion of the franchise, which will begin after the closing of this offering. Our self-operated clinics will be located inside hospitals. A proportion of the gross revenues will be paid to the host hospitals in lieu of rent and as compensation for any marketing efforts made on our behalf. Franchised Pharyngitis Killer clinics will be operated by franchisees, which will buy the medicine from us and pay us a franchising fee. We plan to open franchising clinics only at the beginning of the roll-out period in order to accelerate the revenue growth and minimize start-up costs. At a later stage, we plan to open self operated clinics only because we expect that they will be comparatively more profitable and easier to manage.

Status of Planned Pharyngitis Clinics

 Due to the restructuring of SFDA, the related policies of SFDA have changed such that the local hospitals are not allowed to co-operate with third parties. These changes have caused us to discontinue our plans of setting of Pharyngitis Clinics. The management of the company is seeking and considering other alternatives to launch this particular drug, however up to now there is no definite plan yet.

Qiweiben Capsule (alleviates symptoms of diabetes)

Product Description: Benda Ebei has the exclusive right to produce a new, effective, herbal medicine against diabetes, which was developed in cooperation with Shandong Haiyang Biotech Co., Ltd. (“Haiyang”). Qiweiben capsule is a medicine used to reduce symptoms of patients suffering from type II diabetes and improve their sexual ability. It contains 7 active pharmaceutical ingredients (“APIs”) extracted from animals and plants; its major API is an extract from virgin male silk moths. This medicine has the following key benefits:

(1)	Reduces blood glucose.

(2)	Cures erectile dysfunction and reduces sexual dysfunction caused by diabetes. The Qiweiben capsule is unique amongst diabetic medicines in this regard.

(3)	As it is a complementary medicine based on natural ingredients, the patient reduces intake of chemical medicines.

Market Outlook: Diabetes has become a common and frequently occurring disease that threatens the health of an increasing portion of the population. According to the 5th International Diabetes Union conference held in Beijing in 2002, there are 130 million type II diabetes patients around the world, over 40 million of which are in PRC. In the 21st century, type II diabetes is expected to be epidemic in developing countries such as PRC and India. Such a large patient group provides a significant market opportunity for Qiweiben Capsule. Artificial insulin is currently the most widely used medicine for the treatment of diabetes. Patients using artificial insulin can become addicted to it and also suffer the discomfort of needle injections. These disadvantages can be reduced by using our Qiweiben capsule as a complement to artificial insulin. Pilot studies conducted by Haiyang in 2001 have shown that the Qiweiben capsule significantly reduces one or more symptoms of diabetes in 88% of cases.

Rights Purchase: Qiweiben is the brand name of this medicine. The registered drug name is Qiwei Xiaoke capsule. The SFDA production permit (SFDA Z200110150) was held by Shandong Leaf Pharmaceutical Co., Ltd. On March 14, 2004, Benda Ebei agreed to pay Haiyang RMB 5 million ($625,000) for the technology required for the extraction of virgin male silk moth essence, the SFDA production permit (SFDA Z200110150) and the New Medicine Certificate (SFDA Z20010134). The purchase agreement provided for the immediate transfer of the production permit and the deferred payment of the RMB 5 million ($625,000) within three years after Benda Ebei begins to sell the product.

IP protection/ technology confidentiality: Benda Ebei will apply for TCM protection for Qiweiben and expects a reply from the SFDA no later than 6 months thereafter. According to new regulations, protected TCM status is granted for 7 years from the registration date, during which period no other party may produce it. Thereafter, a further 7 year protection may be granted to the right holder depending on factors such as the effectiveness, production standards, quality and safety of the product. Benda Ebei also has pending patents for the protection of technological and manufacturing processes used to produce this medicine.

Production: We have been building Qiweiben production facilities. In order to produce qiwweiben, the following table shows the production facilities or equipment which have been purchased and installed. The equipment are all located in Benda Ebei and waiting for the government agency for inspection:

No.	Equipment	Model No.	Quantity
1	Muller	300A	2
2	powder shifter	ZS-350	2
3	powder shifter	XS-650	1
4	3D mixer blender	HD-1000	1
5	Ultrasonic spray drier	FL-120	1
6	Wet mixer granulator	GHL-250	1
7	Slot shape Mixer	CHL-150	2
8	granule drier	TC-Z-Ⅱ	1
9	Capsule filling machine	NJP-1200	1
10	Capsule polishing machine	YPJ-Ⅱ	1
11	fast packing machine	DPH-250D	1

We intend to start manufacturing and marketing the product immediately after receiving GMP certification. However, due to recent restructuring within SFDA, the approval process for new medicines has been ceased since November 2006, except for the first class new medicines. The management expects that such situation would still last for an indefinite period.

Clinical Experiments:

Qi Wei Xiao Ke capsule is a Chinese traditional medicine capsule whose main raw material is male Sangcan moth of no copulation. Biochemistry engineering technique is used to extract its useful components, which are produced to traditional Chinese medicine capsule preparation by adding six additional kinds of traditional Chinese medicinal materials.

Experiments with animals have shown that it can lower the blood glucose of streptozotocin diabetes big mouse and ALX diabetes little mouse and can increase the big mouse’s glucose tolerance content of ALX and prolong the submerged weight swimming time of ALX diabetes little mouse.

The male Sangcan moth is rich in brain hormone, ecdysone, male hormone, etc. and contains many amino acid, vitamins and microelement that are needed by the human body. The biological extracts of the male Sangcan moth which are added with milk veteh, the extracts of root of yellow kudzuvine and sealwort, and the extracts of medlar, and then mixed with trichosanthes and rhubarb micro mist, are adequate for traditional medicine’s curing for deficiency of both yin and yang, II diabetes of Qi deficiency and blood silt. It is tested for 420 clinical researches in Beijing Guang An Men Hospital-a subordinate hospital of China Academy of Chinese Medical Sciences and Shandong traditional Chinese medicine hospital, Liaoning traditional Chinese medicine hospital, and Jiangsu traditional Chinese medicine hospital which are four clinical experiment base of new drug. The total effective rate is 88.67% regardless of whether the disease history is long or short, and it has no poisonous side effect to human body.

The medicine was conferred patent of invention by National Patent Bureau in 1996 (patent No. Z96105259·7). Qi Wei Xiao Ke capsule received the new drug license (SFDA No.: Z20010134) and production approval license (SFDA No.: Z200110150) issued by SFDA in October, 2001.

Up to date, we have already submitted the related documents and awaiting for the approval of SFDA.

Yan Long Anti-cancer Oral Liquid

Product Description: The Yan Long Anti-Cancer Oral Liquid (“Yan Long”) is a conventional Chinese patent drugeffective against cancers of the digestive tract such as anal, bile duct, colon, esophageal, gallbladder, liver, pancreatic, rectal, and gastric cancers. It is especially effective in helping patients withstand chemotherapy treatment. Yan Long has successfully completed first and second phase clinical trials and Benda Ebei plans to begin the third phase.

Yanlong Anti-cancer Oral Liquid is a kind of pure mixture contains Chinese traditional medicine such as: Baiying, Morel, Salvia, Gentiana, Angelica, etc.

Starting in 1989, Yanlong anti-cancer oral liquid was given to 30 patients with primary liver cancer for the clinical trails. The number of the survivals for the year of 1990, 1991, 1992 and 1993 were 23, 17, 11 and 8 respectively. By March 2004, among the eight surviving patients, two do not have any signs of recurrence, three take care of themselves but are still physically weak, three regressed and returned to the hospital for treatment. I n this clinical research, the survival rate of the patients observed for over 14 years reached 26.67%.

Inventor: The development of Yan Long has been the life work of Dr. Yan Li, one of the nation’s most well-recognized experts in cancer studies. Dr. Li has been an oncology specialist for over 40 years and has held various prestigious positions in the cancer research field in PRC. He was born in 1931. In 1956, he went to study in Beijing College of TCM and graduated in 1962. After that, he worked in the Beijing TCM Hospital Oncology Department for 12 years. In 1970, he was promoted to physician in charge. In 1974, he transferred to the institute of oncology of Beijing Medical University. In 1984, he was appointed as vice president of Beijing Sino-Japan Friendship Hospital. He developed an anti-cancer oral liquid based on his decades of research and experience and named it Yan Long Anti-Cancer Oral Liquid.

Rights Purchase: Benda Ebei and Dr. Yan Li (“Li”) signed an agreement regarding the production, marketing, and sales of Yan Long. Benda Ebei signed agreement to buy all rights to Yan Long from Mr. Li for RMB 5 million ($625,000). Once sales of Yan Long commence a monthly payment of RMB 150,000 ($18,750) per month for the first six months and RMB 300,000 ($37,500) thereafter will be paid. Benda Ebei will cease payment when the accumulated monthly payments reach the RMB 5 million ($625,000) agreed purchase price. Li and Benda Ebei are obliged to keep the Yan Long formula secret. Li retains the right to produce and sell Yan Long in his own clinic. Benda Ebei management believes that this will not significantly impact Benda Ebei’s revenue from Yan Long.

IP protection/ technology confidentiality: Benda Ebei has applied for patent protection for Yan Long and expects to receive a 10 year patent when the registration process is completed

Production: The production facilities and equipment for Yan Long were installed and implemented in July 2007. We intend to start manufacturing and marketing the product immediately after receiving GMP certification. Due to recent restructuring within SFDA, the approval process for new medicines has been ceased since November 2006, except for the first class new medicines. The management expects that such situation would still last for an indefinite period. The process of third phase clinic trail of Yang Long, application for IP protection and the application of certificate are pending.

New Bulk Chemicals

We are in the process of developing and bringing to market 7-Phenylacetamido-3-chloromethyl cephalosporanic acid P-Metoxy Benzyl Ester (“GCLE”), which is a medicine intermediate, chemical name which is used for cephalotin antibiotics. Japan Otsuka Chemical Industry Company originally developed the process to produce GCLE and held the worldwide patent on the GCLE production process. The PRC patent protection period expired in 2005. Since then Benda’s research center and the Wuhan Institute of Chemical Technology have jointly mastered this process of GCLE production. We have completed small-scale and mid-scale trial productions, and expect to be able to produce 200 tons of GCLE in 2007 and 500 tons in 2008. Domestic demand for this product is expected to increase by 28% in 2006 to 1,200 metric tons3 . This demand is currently met by imports.

This new product will be produced in our Yidu plant. Due to an government order issued by the local government on January 10, 2007, our Yidu Benda plant has been shut down since the mid of January 2007 for improvement of our waste water treatment systems. The order requires us to finish the improvement and be compliant by June 30, 2007. We expect our Yidu Benda plant to resume production in the first quarter of 2008.

Up to date, Yidu Benda has received an oral consent from the local government agencies that the re-designed production facilities have passed the examinations and the related feasibility studies of the product that are going to produced in Yidu Benda has also been submitted. It is estimated that the final approval from the local government agencies would be obtained in the first quarter of 2008.

[3]	Source: China National Medical Information Center Southern Sub center

3	Source: China National Medical Information Center Southern Sub center

INDUSTRY AND COMPETITIVE FACTORS

There is certain industry and competitive factors which we believe will be critical to achieving our growth:

•
Rapidly growing Chinese pharmaceutical market. In 2005, China was the 9th largest and fastest growing pharmaceutical market in the world. The Chinese currently spend about $12 per capita on pharmaceuticals compared to $340 per capital in the U.S. As the Chinese population ages and becomes wealthier, the already large Chinese pharmaceutical market is poised for continued explosive growth. According to IMS Health, Inc., a research firm, the Chinese pharmaceutical market grew by over 28% and 20% in 2004 and 2005, respectively. According to Boston Consulting Group, China’s pharmaceutical market will become the 5th largest in the world by 2010. Further, a recent report by McKinsey & Co. reported that Chinese healthcare spending will grow from $21 billion in 2000 to approximately $323 billion by 2025, or at a compounded growth rate of 11.6%. (Farrell D., Gersch U., Stephenson E., (2006) The Value of China’s Emerging Middle Class, McKinsey Quarterly)

•
Benda is uniquely positioned to capture market share. Our growth potential will be largely driven by our launch of three innovative and proprietary Chinese medicines, recently added to our product line: Pharyngitis Killer Therapy (anti-respiratory infection treatment), Qiweiben Capsule (diabetes) and Yanlong Anti-Cancer Oral Liquid. Benda also currently produces and sell 81 types of medicines certified by the SFDA, three types of APIs and five types of bulk chemicals. Several additional products are in development, at various stages. Our wide range of certified medicines, APIs and bulk chemicals have historically, and will continue to provide us with steady growth in revenues and profits.

•
Low cost producer. Our continuing success in optimizing our manufacturing processes and minimizing our production costs provides us with a competitive advantage. For example, we have recently developed innovative processes that achieve Ribavirin (an API in common anti-viral injections) yield rates 4.5 per cent higher than the competition, while at the same time reducing Ribavirin manufacturing costs by 9 per cent. SFDA data reveals that we are the only Chinese company that currently synthesizes Asarin (an API in common treatments of the upper respiratory system) chemically; as a result, our Asarin production costs are 16 per cent below our competitors.

•
Government sponsored industry consolidation presents opportunities for acquisitions. According to Business China magazine, China’s thousands of domestic companies account for 70 percent of the pharmaceutical market. Anticipating the effects of WTO entry and in an effort to compete with foreign firms, the Chinese government has decided to nurture its own large pharmaceutical companies, by encouraging the consolidation of its government-owned companies. To this end, the Chinese State Economic and Trade Commission (SETC) announced plans to consolidate the industry and support the development of 10 to 15 largest pharmaceutical firms. According to government statistics China currently has about 3,500 drug companies, down from over 5,000 in 2004. The number is expected to drop further. As the industry undergoes further consolidation, Benda will have the opportunity to grow by acquisition.

•
Benda’s GMP compliant manufacturing processes provide us with a strong competitive advantage in the Chinese healthcare market. The government has formulated an Action Plan for the Modernization of Chinese Medicine to boost the quality of Chinese medicine and enhance China's ability to compete in world markets. As such, all domestic producers of APIs were required to be GMP compliant by the end of 2004. Since the end of June 2004, the SFDA has been closing down manufacturers that do not meet the new GMP standards. In contrast to many of its competitors, Benda has made significant investments in refitting our manufacturing systems to comply with GMP standards. Our Benda Ebei plant received GMP certificate from SFDA on November 11, 2003. We have completed the installation of our Jiangling Benda manufacturing facilities (for the production APIs) and applied for GMP authentification in December 2007. We expect to receive approval by the end of February 2008. Our Yidu Benda facilities, which produce bulk chemicals, are not subject to GMP certification requirement.

•
Potential for API export sales. We have demonstrated some initial success to date in exporting indirectly our products and increasing our international exposure. Star Lake Bioscience Co., Ltd. (“Star Lake”), one of our customers which is located in Zaoqing City, Guangdong province, is the only drug manufacturer in China to receive U.S. FDA approval to export its medicine to the U.S. We have an established business relationship with Star Lake since 2003. We are presently undergoing the FDA certification process for one of our APIs, which is used to manufacture drugs to alleviate SARS and SARS-like diseases. During the SARS period in PRC, one of the API products, Ribavirin, was used as a basic element and combined together with hormones in order to make an effective drug for the treatment of SARS. The Company will begin exporting the product once it has obtained FDA approval.

RAW MATERIALS AND PRINCIPAL SUPPLIERS

Benda Ebei Suppliers

Benda Ebei plant manufactures injection vials from APIs. Benda Ebei’s largest supplier of APIs is Hunan Dongting Pharmaceutical Co., Ltd. In 2005, Benda Ebei purchased approximately $600,000 worth of Tranexamic Acid from this supplier, equivalent to 11.9 per cent of Benda Ebei’s raw materials purchases by value. In 2006, Benda Ebei’s largest supplier of APIs is Nan Yang Pung Gong Co. Ltd and Benda Ebei purchased approximately $994,000 worth of Tranexamic Acid from this supplier, equivalent to 16 per cent of Benda Ebei’s raw materials purchases by value.

Jiangling Benda Suppliers

Our Jiangling Benda plant manufactures APIs from bulk chemicals. Jiangling Benda’s largest supplier of bulk chemicals is Wuhan Zhongnan Supplying Co., Ltd. In 2004, Jiangling Benda purchased $400,000 worth of Acetic Anhydride from this supplier, equivalent to 26.2 per cent of Jiangling Benda’s raw materials purchases by value. The Jiangling Benda plant has made no further raw materials purchases since its closure for renovation.

Yidu Benda Suppliers

Our Yidu Benda plant manufactures bulk chemicals from other bulk chemicals. Yidu Benda’s largest supplier of bulk chemicals is Zaoqing Star Lake Bioscience Co., Ltd., which is based in Guangdong province. In 2005, Yidu Benda purchased $1,600,000 worth of bulk chemicals from this supplier, equivalent to 27.4 per cent of Yidu’s raw materials purchases by value. In 2006, Yidu Benda’s largest supplier of bulk chemicals is Shenzhen Xiang Hua Chemistry Co. Ltd., and it purchased approximately $,1270,000 worth of bulk chemicals from this supplier, equivalent to 36.92 per cent of Yidu’s raw materials purchases by value.

Packaging Material Suppliers

Our packaging materials are purchased from two main suppliers. In 2005, we purchased $300,000 worth of plastic packaging material from each of Anlu ZhongYa Plastics Package Factory and Anlu Zhong’Ao Printing Factory, equivalent in each case to 33.1 per cent of our packaging supplies by value. In 2006, we purchased approximately $1,229,000 worth of plastic packaging material from each of Anlu ZhongYa Plastics Package Factory, equivalent to 19 per cent of our packaging supplies by value.

The standardized purchasing contract, which is designed by the PRC government agency, is being adopted. The major terms (or components) of the purchasing contracts are stated are as follows:

1.	payment schedule which is based on the negotiation;

2.	the goods are inspected and received according to the PRC regulations for materials of producing drug;

3.	breach contract, then parties have the right to sue in the PRC local civil courts;

As there were many transaction contracts during the years, since the company formed purchasing contract with the suppliers for lots of material purchased, therefore we just listed three of those and shown as a sample for reference.

However, our company does not depend on any sole source suppliers, since the raw materials market is opened in the sense that we could have plenty of choices of the suppliers (each category of materials purchased may have three to five suppliers in the market). We only choose those suppliers who could offer better terms to us and having a long term co-operation relationship.

OUR INTELLECTUAL PROPERTY

We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical factors to our success. We rely on patent, trademark and trade secret law, as well as confidentiality and license agreements with certain of our employees, customers and others to protect our proprietary rights.

Pursuant to the PRC TCM Protection Regulation, certain ready made TCM products which have received SFDA approval have automatic protected intellectual property rights for a seven-year period from the date of grant of such approval. An application can subsequently be made to extend such protection for up to three consecutive seven-year periods. Once this protection period has expired, a company may apply for patent protection.

To a large extent, we rely on such protection regulation to protect our intellectual property rights with respect to such products. In addition, as of December 31, 2005, we filed four patents for manufacturing technologies, primarily relating to our medicine products and manufacturing techniques and the applications ate still in the approval process

Our Patents

Two types of medicine-related patents exist in PRC: the medicine production technique patent and medicine invention formula patent. In PRC, illegal infringements of production technique patents are widespread. A tiny modification to a filed medicine production technique might be construed as a new one and argued as not violating the patent laws. Therefore, Benda Ebei has historically tried to avoid applying for this kind of patent in order to protect its technological secrets.

Invention formula patents are as easily imitated as production technique patents. However, since only one SFDA production certificate can be issued on new branded medicine based on the major pharmaceutical ingredients used, a minor modification to the formula would not warrant a new SFDA production certificate. This means that, even if another manufacturer gets to know a patented formula, it won’t be able to produce it, at least in PRC, without the proper SFDA production certificate.

Our company has already applied for 7 patents, in which the national patent licences “A Way of Producing Recombinant Adenoviruses” (Patent No.: ZL98123346.5), and “Virus Carrier and Recombinant Human Tumor Suppressor Gene and Application” (Patent No.: ZL02115228.4) were received in the year of 2002 and 2004 respectively. The product that produced from these patents is “Gendicine”.

In the year of 2007, two other patents are also received they are “The Recombinant Human Ad-p53 Ddrug Ffor Ccuring Hhyperplastic Disease” and “The New Use of The Recombinant Human Ad-p53 Products in Tumor Therapy”.

The application of other three patents are under the process of examination by the related government agencies.

The validity of the patent is 20 years.

Our Trademarks

Benda currently owns four trademarks: Jixuening, Benda, Suzheng-B, and Shusai-A. Benda has filed trademark applications, the approvals of which are pending, for other 13 medicine names or general trademarks and the applications ate still in the approval process.

WORK SAFETY ISSUES

On November 10, 2005, there was a small explosion in the Yidu plant resulting in the deaths of two of our workers. This tragic accident resulted from the violation of our operating procedures by one of the workers killed in the explosion. We paid RMB 260,000 ($32,000) to each of the victims’ families in settlement of any compensation issues. On November 11, 2005, there was another explosion in the same factory resulting from a chemical reaction triggered by the prior explosion. Fortunately management had anticipated this incident and the plant had already been temporally sealed so nobody was killed.

Following the events of November 10 and 11, 2005 we have put in place very strict work safety procedures and revised the design of the relevant production process in order to avoid similar incidents in the future. We believe Benda is not liable for any further material liabilities arising from these explosions.

RESEARCH AND DEVELOPMENT ACTIVITIES DURING THE PRIOR TWO FISCAL YEARS

We spent $30,821 and $16,604 on direct research and development (“R&D”) efforts in 2006 and 2005, respectively. Rather than spend considerable sums internally on R&D in a market where we can not easily protect our results of development, we prefer to leverage our management team’s extensive industrial network and knowledge in finding new drugs and treatments that may be potentially very successful but which have not yet been brought to market. We carefully evaluate each of these drugs before making a purchase decision. We believe each of our new products will enjoy considerable success in the market.

We also leverage our network of leading research institutions and universities to optimize the effectiveness of our investment in production R&D. We allocate and fund research projects to these institutions. Our in-house scientists coordinate and supervise the outsourced R&D processes. We have the rights to all results of the R&D efforts including IP rights. In order to protect our interests we usually divide each project into several sections and assign each section to a different research institution. Each research ally therefore only works on a limited part of each project. Some universities and institutes that work with us are:

•	Life Science College of Wuhan University.

•	Biochemical College of Sanxia University

•	Jilin Medical University

•	Shanghai Institute of Pharmacy of Chinese Academy of Sciences.

•	Wuhan University of Chemical Technology.

The science and technology cooperation agreement between College of Chemistry and Life Science of China Three Gorges University and Yidu Benda:

Party A: China Three Gorges University (Party A for short in the following)

Party B: Yidu Benda Chemical Co.Ltd. (Party B for short in the following)

To increase the science and technology progress of Yidu Benda Chemical Engineering, Inc. (“Yidu Benda”), to improve the quality of its products and its production efficiency, and to fully make use of scientific intelligence, technologies and experimental equipments of College of Chemistry and Life Science of China Three Gorges University (“University”), after negotiation, the two parties decided to cooperatively build a “drug raw material research and development group”. The concrete agreements are as follows:

1.
The “drug raw material research and development group” is consist of members of both parties, including one group leader, two assistant group leaders and five science and technology workers. The group leader is assigned by University, while the two assistant leaders are assigned by the two parties, one for each party. The remaining five workers are decided by negotiation according to the demands of project research.

2.	The research and development projects are put forward by Yidu Benda, and are decided after the demonstration of the two parties.

3.
The research funds are supported by Yidu Benda, and University shall supply all the experimental equipment and the related condition according to needs, in which including: University provide certain number of chemistry and chemical engineering apparatus and equipment for common usage and help Yidu Benda to build a basic laboratory and assist Yidu Benda to build a pilot laboratory.

4.
The expense of the research and development projects includes: drug reagent, low priced and easily worn detecting fees, the transportation fees between school and company and allowance of research workers.

5.	University can directly send relative researchers to Yidu Benda to organize and guide project task research according to needs.

6.	The property rights and interests of the project achievements will be appointed by Project Contract.

COMPLIANCE WITH ENVIRONMENTAL LAW

We comply with the Environmental Protection Law of PRC as well as applicable local regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Penalties would be levied upon us if we fail to adhere to and maintain certain standards. Such failure has not occurred in the past, and we generally do not anticipate that it will occur in the future, but no assurance can be given in this regard.

Due to an government order issued by the local government on January 10, 2007, our Yidu Benda plant has been shut down since the mid of January 2007 for improvement of our waste water treatment systems. The order requires us to finish the improvement and be compliant by June 30, 2007. Up to date, the company had spent approximately $0.2 MM to re-design and improve the existing system. Nowadays, Yidu Benda has received an oral consent from the local government agencies that the re-designed production facilities have passed the examinations and the related feasibility studies of the product that are going to produced in Yidu Benda has also been submitted. It is estimated that the final approval from the local government agencies would be obtained in October 2007.

SHENZHEN SIBIONO GENE TECHNOLOGY CO., LTD.

On April 5, 2007, Hubei Tongji Benda Ebei Pharmaceutical Co., Ltd., a Sino-Foreign Equity Joint Venture company incorporated under the laws of the PRC (“Benda Ebei”), of which Ever Leader Holdings Limited, a company incorporated under the laws of Hong Kong SAR ("Ever Leader") and a wholly owned subsidiary of Benda Pharmaceutical, Inc. (the “Company”), owns 95% of the outstanding common stock, has entered into Equity Transfer Agreements with certain shareholders of Shenzhen SiBiono Gene Technology Co., Ltd. (“SiBiono”), a corporation established and validly existing under the law of the PRC, to purchase a total of approximately 57.57% of the shares of SiBiono’s common stock for total consideration of RMB60,000,000 due and payable on or before April 30, 2007.

In connection with the Equity Transfer Agreements, we entered into a Financial Consultancy Agreement with Super Pioneer International Limited (“Super Pioneer”) for financial consultancy services rendered by Super Pioneer. Pursuant to the Financial Consultancy Agreement, we agreed to issue 2,100,000 shares of our common stock to Super Pioneer within three months from the date of the agreement. Super Pioneer agreed to lock up the shares for a period of twelve months from the date of the issuance of the shares (the “Lock-up Period”). Within three months from the Lock-up Period, in the event that the public trading price of our shares did not reach $3.6 per share and we are not listed in the capital market of NASDAQ or AMEX, Super Pioneer shall have the option to require us to redeem 1,960,000 shares of the stock owned by Super Pioneer at a price of $3.6 per share. Such option shall expire within one month from the last date of the three month period.

On June 11, 2007, Benda Ebei entered into Equity Transfer Agreements with Yaojin Wang and Huimin Zhang, shareholders of SiBiono, for the purchase of an additional 2.56% of the shares of SiBiono’s common stock for total consideration of RMB2,560,000 due and payable on or before June 30, 2007. Accordingly, Benda Ebei holds a total of 60.13% of the shares of SiBiono’s common stock.

In connection with the Equity Transfer Agreements, we entered into Technical Consultancy Agreements with Yaojin Wang and Huimin Zhang for technical consultancy services rendered by Yaojin Wang and Huimin Zhang. Pursuant to the Technical Consultancy Agreements, we agreed to issue 33,585 shares of our common stock to Yaojin Wang and 55,975 shares of our common stock to Huimin Zhang within three months from the date of the agreement. Yaojin Wang and Huimin Zhang agreed to lock up their shares for a period of twelve months from the date of the issuance of the shares (the “Lock-up Period”). Within three months from the Lock-up Period, in the event that the public trading price of our shares did not reach $3.6 per share and we are not listed in the capital market of NASDAQ or AMEX, Yaojin Wang and Huimin Zhang shall have the option to require us to redeem the shares of the stock owned by Yaojin Wang and Huimin Zhang at a price of $3.6 per share. Such option shall expire within one month from the last date of the three month period.

Business of SiBiono

Shenzhen SiBiono GeneTech Co., Ltd. (hereinafter referred to as SiBiono) is a gene therapy company dedicated to the development, manufacturing and commercialization of gene therapy products. The Company was founded in early 1998 and is located in Shenzhen Hi-Tech Industrial Park, Shenzhen, China. As a pioneer in gene therapy in China, SiBiono’s mission is to develop innovative gene therapy products for the improvement of human health and life quality. The Company has developed two core technology platforms: Viral Vector Gene Delivery System and Non-Viral Vector Gene Delivery System focusing on development of gene therapy product for cancer and cardiovascular diseases.

On October 16, 2003, SiBiono successfully obtained a New Drug License from the State Food & Drug Administration of China (SFDA), and then, in April 2004, SiBiono obtained “Manufacture Certificate” and “Certificate of GMP for Pharmaceutical Product”, so far being fully qualified for the market launch of Recombinant Human Ad-p53 Injection, trademarked as Gendicine® in China. Gendicine® is the first ever commercialized gene therapy product approved in the world by a government agency. It is only approved and commercialized in PRC alone; however there is no other gene therapy product like Gendicine has been approved and commercialized in other countries. One of the factor causing this situation may be due to the fact that China’s lack of regulatory obstacles in conducting gene therapy trails.

SiBiono has established the validated GMP manufacturing plant for the production of gene therapy drugs. A complete set of quality-control assays and large-scale production processes were implemented in SiBiono in accordance with international regulations and standards for consistent manufacture of high quality gene therapy products. Based on SiBiono’s QC procedures and standards, the SFDA constituted and issued the national technological guideline - “Points to Consider for Human Gene Therapy and Product Quality Control” in May 2004. This document was also published in the magazine of Biopharm International for reference and peer review.

SiBiono has undertaken a number of national and provincial research and development projects, including biotechnology projects of “National 863 Plan”, projects of “National 973 Plan”, key research project of “National Tenth Five-Year-Plan”, projects funded by “National Innovation Fund”, projects of “National Key Scientific Development Plan”, National Hi-tech Industrialization Projects, Key Platform Technology Development Projects in Guangdong Province, as well as Hi-Tech Industrialization Projects of Shenzhen Municipality. By participating in those national projects, the reputation of SiBiono could be raised in China and also it allows us to apply for the funding from the local government agencies to support our gene therapy research activities.

The Company has 60.19 million RMB as its registered capital and currently has about 80 full-time employees.

Milestones of SiBiono

Since its establishment in March of 1998, SiBiono has evolved from a small start-up company to an internationally recognized gene therapy company with its successful launch of the world’s first approved gene therapy product “Gendicine”. The Company has achieved the following major milestones in the past (Table 1):

Table 1. Milestones of SiBiono’s Development

Time	Events
October 2006
SiBiono was awarded with “Global Entrepolis @ Singapore” Innovation Award. The GES Award, honoring the “Technopreneur of the Year” in the Asia-Pacific region, was presented by the President of Singapore, SR Nathan at the Opening Ceremony of Global Entrepolis@Singapore 2006. A record-breaking 224 entries from applicants in 14 countries and territories in the Asia-Pacific region submitted the application for competition.

Wall Street Journal Asia presented the story of SiBiono in 2 separate issues.

December 2005
Dr. Zhaohui Peng was awarded a Special Recognition Award by ISCGT (International Society for Cell and Gene Therapy of Cancer) in recognition for SiBiono GeneTech, Co., Ltd.'s great contribution to the gene therapy field.

June 2005
Recombinant Human Ad-p53 Injection (Gendicine) was granted the “State Key-New product Certificate” issued jointly by the Ministry of Science and Technology, the Ministry of Commerce, the General Administration of Quality Supervision, Inspection and Quarantine and the State Environmental Protection Administration of the People’s Republic of China.

April 2004	Gendicine was launched into market

March 2004	SiBiono’s Gendicine manufacturing facility is granted with “Certificate of GMP for Pharmaceutical Product” by SFDA.

January 20, 2004	SiBiono was granted “Manufacture Certificate” for Gendicine by the SFDA

October 16, 2003	Gendicine was granted “New Drug License” by the SFDA, and became the first gene therapy product ever approved by a government agency in the world.

September 2003	Mr. Zeng Qinghong, Vice President of P.R.China, visited SiBiono GeneTech and gave the Chinese Brand name (今又生) for Gendicine.

September 2003	Completion of the clinical trials, defense and assessment of “recombinant human p53 adenoviral injection” product

July 2003	Corporate restructuring was finished, the registration capital increased to be 48.19 million RMB

November 2002	SiBiono was granted the Pharmaceutical Manufacture Permission by the Guangdong Drug Administration.

September 1998	SiBiono obtained SFDA’s permission to initiate Gendicine clinical trials.

March 1998	Shenzhen SiBiono GeneTech Co., Ltd. was established.

Dr. Zhaohui Peng is the founder and Chairman of SiBiono. He graduated from a medical university in China, served as director of a research institute at the South Medical University in Guangzhou and as a visiting professor at both the University of Chiba in Japan and the University of California. He also conducted research at two US biotech companies. Dr. Peng has devoted more than fifteen years to gene therapy research, development and commercialization. He led the research, development, industrialization and commercialization of Gendicine. He is also the main inventor of all patents in SiBiono.

Attribute to his great contribution to the gene therapy field by developing and launching the world's first gene medicine product - Gendicine®, Dr. Peng was honored with the “Gene Therapy Achievement Award” at the 2005 ISCGT Annual Conference in December 2005, the person of cover story on Forbes (Chinese Edition) entitled with the “Technology Pioneer in China” in October 2006, the “Certificate of Recognition” for outstanding achievement and innovative contribution to bioscience research and development by California State Assembly in November 2006, and the nominee of “CCTV 2006 People of the Year in China’s Economy” in November 2006.

EMPLOYEES

As of July 5, 2007, we had approximately 489 full-time employees, including 48 sales people, 19 technology and R&D staff, and 408 production staff and no part-time employees. Among our current employees are two Ph.D.s and 17 holders of master’s degrees. All executives have received master-degree level executive training and all members of our staff have undertaken GMP training.

We have a sales office in each of three cities that promote our branded medicines. As of June 22, 2007, approximately 18 people in our Central China Sales Office were located in Wuhan, and 16 people were in our Southern China Sales Office located in Shenzhen.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion may contain certain forward-looking statements. Such statements are not covered by the safe harbor provisions. These statements include the plans and objectives of management for future growth of the Company, including plans and objectives related to the consummation of acquisitions and future private and public issuances of the Company's equity and debt securities. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

The words “we,” “us” and “our” refer to the Company. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in the forward looking statements as a result of a number of risks and uncertainties, including but not limited to: (a) limited amount of resources devoted to achieving our business plan; (b) our failure to implement our business plan within the time period we originally planned to accomplish; (c) because we are seeking to merge with an operating business which has not yet been identified, you will be unable to determine whether we will ever become profitable; and (d) other risks that are discussed in this report or included in our previous filings with the Securities and Exchange Commission.

For the Nine Months Ending September 30, 2007

Critical Accounting Policies

Accounting policies discussed in this section are those that we consider to be most critical to an understanding of our financial statements because they inherently involve significant judgment and uncertainties.  For all of these estimates, we caution that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment. Also see note 2, Summary of Significant Accounting Policies.

Revenue Recognition

Among the most important accounting policies affecting our consolidated financial statements is our policy of recognizing revenue in accordance with the SEC's Staff Accounting Bulletin ("SAB") No. 104. Under this policy, all of the following criteria must be met in order for us to recognize revenue:

         1.       Persuasive evidence of an arrangement exists;
         2.       Delivery has occurred or services have been rendered;
         3.       The seller's price to the buyer is fixed or determinable; and
         4.       Collectibility is reasonably assured.

The majority of the Company's revenue results from sales contracts with distributors and revenue is recorded upon the shipment of goods. Management conducts credit background checks for new customers as a means to reduce the subjectivity of assuring collectibility. Based on these factors, the Company believes that it can apply the provisions of SAB 104 with minimal subjectivity.

Estimates Affecting Accounts Receivable and Inventories

The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect our reporting of assets and liabilities (and contingent assets and liabilities). These estimates are particularly significant where they affect the reported net realizable value of the Company's accounts receivable and inventories.

For the nine months ended September 30, 2007 and 2006, the Company provided a $502,273 and $417,823 respectively for the allowance of doubtful accounts against accounts receivable. Management's estimate of the appropriate allowance on accounts receivable for the reporting periods was based on the aged nature of these accounts receivable. In making its judgment, management assessed its customers' ability to continue to pay their outstanding invoices on a timely basis, and whether their financial position might deteriorate significantly in the future, which would result in their inability to pay their debts to the Company.

For the nine months ended September 30, 2007 and 2006, the Company provided a reserve against its work-in-progress amounting to $4,110,409 and zero. The reserve was raised due to the fact that most of the original liquid, a liquid element o produce Gendicine, was produced in the year of 2004 and this particular liquid can only be stored for approximately five years, therefore a reserve was provide against the work-in-progress. However, no reserve for obsolete, slow-moving or non-salable inventory was required for the reporting periods. Management determination of this allowance was based on potential impairments to the current carrying value of the inventories due to potential obsolescence of aged inventories. In making its estimate, management considered the probable demand for our products in the future and historical trends in the turnover of our inventories.

While the Company currently believes that there is little likelihood that actual results will differ materially from these current estimates, if customer demand for our products decreases significantly in the near future, or if the financial condition of our customers deteriorates in the near future, the Company could realize significant write downs for slow-moving inventories or uncollectible accounts receivable.

Operational Results

Nine months ended September 30, 2007 compared to nine months ended September 30, 2006

The following table provides key components of our operational results for the nine months ended September 30 for Benda Pharmaceutical, Inc.

	September 30,	September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Revenue	$15,796,295	$12,365,423
Cost of goods sold	(8,105,852)	(6,908,404)
Gross profit	7,690,443	5,457,019

Selling expenses	(675,013)	(421,646)

General and administravive expenses	(12,355,921)	(1,427,465)
Research and development expenses	(310,084)	(33,138)
Total operating expenses	(13,341,018)	(1,882,249)
Operating income / (loss)	(5,650,575)	3,574,770

Interest expenses	(2,207,878)	(118,674)
Other income (expenses)	104,966	(249,643)
Government subsidies / grants	1,690,974	-

Income / (loss) before minority interest and income taxes	(6,062,513)	3,206,453
Income taxes	-	-
Minority interest	(1,509,564)	(221,703)

Net Income / (loss)	$(7,572,077)	$2,984,750

Earnings / (loss) per share - basic	$(0.08)	$0.04

Weighted average shares outstanding - basic	96,872,524	70,259,331

Earnings / (loss) per share - diluted	$(0.06)	$0.04

Weighted average shares outstanding - diluted	125,103,425	70,259,331

Net Revenue:

Net revenue increased $3.4 MM or 28% to $15.8 MM for nine months ended September 30, 2007, from $12.4 MM for nine months ended September 30, 2006. Increase in revenue is contributed to the following factors,

1.
Benda’s subsidiary, Benda Ebei’s net revenue increased $4.2 MM or 55% to $11.8 MM for nine months ended September 30, 2007 from $7.6 MM for nine months ended September 30, 2006, it was due to new products sales in 2007. New products introduced in 2007 are B12 Vitamin, Inosine, Gentamycin 80 Thousand Unit, B6 Vitamin, Methiouine, Lincomycin, and Troxerutin, they contributed approximately $2.4 MM to our net revenue.

2.
Benda’s subsidiary, Jiangling Benda’s net revenue dropped to zero for the nine months ended September 30, 2007 as the plant was closed while it underwent an upgrade to meet GMP certification standards. Jiangling Benda was reopened on Aug 10, 2007 and resumes its production. The management expects that its sales will boost up in the coming months.

3.
Benda’s subsidiary, Yidu Benda’s net revenue dropped $4.0 MM or 85% to $700K for the nine months ended September 30, 2007 from $4.7 MM for the nine months ended September 30, 2006 as the plant was temporarily closed since mid January to upgrade its waster water treatment system to comply with new environmental standards. Yidu Benda has completed the upgrade and filed the status report with related regulatory bodies for approval. The regulatory body is conducting environmental assessment for Benda. While awaiting the approval, the Company is transferring part of production from Yidu Benda to Jiangling Benda to minimize the negative impact on sales.

4.
Benda’s subsidiary, Beijing Shusai, incorporated on July 15, 2006, realized net revenue of $37K for nine months ended September 30, 2007. China’s State Food and Drug Administration (SFDA) recently experienced an overhaul in its policies and regulatory systems in an effort to fight against corruption in Chinese pharmaceutical industry. Beijing Shusai’s operation is adversely affected by this recent policy changes which prohibits some state-owned hospitals from forming alliances with us. The management is now working hard with the local government departments and sort out the solutions for the future operation plan.

5.
Benda’s newly acquired entity SiBiono (acquired and effective on April 1, 2007) realized net revenue of $3.0 MM for the nine months ended September 30, 2007. (Refer to note 1 of Note to Consolidation Financial Statements for details.) SiBiono’s flagship product, Gendicine is the world’s only commercialized gene therapy. While only 1,869 vials of Gendicine were sold in Q1 2007 by SiBiono, sales ramped to 12,432 vials in Q3 2007 after Benda’s taking over SiBiono in April.

Cost of Goods Sold

Cost of goods sold increased $1.2 MM or 17% to 8.1 MM for nine months ended September 30, 2007 from $6.9 MM for nine months ended September 30, 2006, primarily due to the acquisition of SiBiono and the resulting production of Gendicine.

Gross Profit

Gross Profit increased $2.2 MM or 41% to $7.7 MM for nine months ended September 30, 2007 from $5.5 MM for nine months ended September 30, 2006 mainly due to the followings factors:

1.	Benda Ebei - gross profit margin dropped by 5% from 43% to 38% during the reporting period due to the following reasons,

a)
Launch new products with lower gross margin of 38%. However, the management believes that those new products will increase our net revenue as they gain market acceptance, therefore we will continue and extend our efforts to produce and promote these new products.

2.
Even though there was a slightly drop of gross profit margin in Benda Ebei, however the gross profit margin on the whole was better off with the presence of SiBiono, in which the gross margin of Gendicine, SiBiono’s flagship product was approximately 90% for the nine months ended September 30, 2007 as a result of low procurement and manufacturing cost and high sales price.

Selling Expenses:

Selling expenses increased $253K or 60% to $675K for the nine months ended September 30, 2007 from $422K for nine months ended September 30, 2006, primarily due to the promotional fees for Gendicine.

General and Administrative Expenses:

General and administrative expenses increased $10.9 MM or 766% to $12.4 MM for the nine months ended September 30, 2007 from $1.5 MM for nine months ended September 30, 2006. The increase of G&A expenses in the reporting period was primarily due to the following factors:

a)	$291K finder fee to China Hi-Tech Funds Co. Ltd.;

b)	$135K amortization expense of the placement agent commission related to debt issue costs, (Refer to note 22 of Notes to Consolidated Financial Statements for details);

c)	$8.2MM consulting and professional fees, (Refer to Note 18 and Note 23 of Notes to Consolidated Financial Statements for details);

d)	$120K for late filing of 10K; and $420K for late effective of registration statement;

e)	$173K cash bonus;

f)	$265K audit services fee;

g)	$47K consulting fee;

h)	$149K legal fee, 8K and 10K filing;

i)	$59K directors remuneration;

j)	$32K conference expenses for events including MoneyShow, Gene Therapy Conference etc,;

k)	$93K investor relationship activities expenses;

l)	$49K advertisement expense;

m)	$20K postage, courier and printing expenses;

n)	$258K office expenses;

o)	$482K salary and wages;

p)	$44K rental and utilities;

q)	$205K travel and transportation expenses.

Operating Income/ (Loss):

The Company experienced an operating loss of $5.7 MM for the nine months ended September 30, 2007, slipping $9.2 MM from last year’s comparative period, due to significant increase in G&A expenses. However, items a) to e) mentioned above are one-time charges. Excluding these items, operating income for nine months ended September 30, 2007 would be $3.7 MM, 5% higher for the nine months ended September 30, 2006.

Interest Expenses:

Interest expenses increased to $2.2 MM for nine months ended September 30, 2007 from $119K for nine months ended September 30, 2006 primarily due to financial expense associated with the offering of convertible promissory note. (Refer to note 22 of the Note to Consolidation Financial Statements for details.)

Government Subsidies / Grants:

The Company recognized $1.7 MM as government subsidies / grant for nine months ended September 30, 2007. (Refer to note 20 of the Note to Consolidated Financial Statements for details)

Income Taxes:

Benda Pharmaceutical, Inc is subject to the tax code of Delaware, United States of America. There were no provisions made for income tax for nine months ended September 30, 2007 as Benda Pharmaceutical, Inc did not realize taxable income in this reporting period.

Ever Leader, a wholly owned subsidiary of Benda Pharmaceutical, Inc is subject to the tax code of Hong Kong Special Administration Region. There were no provisions made for income tax for nine months ended September 30, 2007 as Ever Leader did not realize taxable income in this reporting period.

Ebei Benda was registered as a Sino-Foreign Joint Venture on May, 2004 and is subject to the tax code applicable to Sino-Foreign Joint Ventures in PRC which stipulates that Ebei Benda is fully exempt from PRC enterprise income tax for two years, starting from the first profit-making year after 2005, followed by a 50% income tax reduction, namely 16.5% tax rate, for the next three consecutive years.

Jiangling Benda and Yidu Benda as cross-municipal investment entities, enjoy the same tax treatment applied to Ebei Benda.

Beijing Shusai did not have taxable income for nine months ended September 30, 2007.

SiBiono, located in Shenzhen, a special economic region in PRC, is subject to a full income tax rate of 15% on taxable income. The net loss SiBiono occurred in the previous years is allowed to be carried forward for a maximum of five years. If SiBiono gets approved and recognized as a high-tech company, it can enjoy 50% of tax deduction, namely 7.5% tax rate for three years starting from the first profit-making year, with a likely extension for another three years. There were no income tax provisions for SiBiono for nine months ended September 30, 2007.

Net Income/(Loss):

The Company experienced a net loss of $7.6 MM for nine months ended September 30, 2007 due to significant increase in G&A expense.

LIQUIDITY AND CAPITAL RESOURCES

Operating cash flow increased $2.4 MM to $3.9 MM for nine months ended September 30, 2007 from $1.5 MM for nine months ended September 20, 2006 was primarily due to the fact that the company issued an amount of $2.9 MM of commercial bank notes to various suppliers in order to fund the operations of the company.

Investing cash outflow was $10.6 MM for nine months ended September 30, 2007 due to the following factors:

a)	$1.6 MM as part of the total consideration for SiBiono acquisition

b)	$5.9 MM for fixed assets and equipment purchase

c)	$0.8 MM for plant’s construction

d)	$1.2 MM for new drug license acquisition

e)	$0.8 MM for the purchase of land use right

Investing cash inflow was $6.4 MM for nine months ended September 30, 2007 mainly due to the proceeds from issuance of convertible promissory note.

Results of Operations

Year ended December 31, 2006 Compared to Year ended December 2005

The following tables set forth key components of our results of operations for the periods indicated for Benda Pharmaceutical Inc.

	December 31	December 31
	2006	2005
Revenue	$15,932,075	$15,414,106
Cost of Goods Sold	(8,925,430)	(9,361,497)
Gross Profit	7,009,582	6,052,609
Selling Expenses	(599,571)	(697,521)
General and administravive	(3,123,026)	(1,446,043)
Research and development	(30,821)	(16,604)
Total operating expenses	(3,753,418)	(2,160,168)
Operating Income	3,256,164	3,892,441
Interest expenses	(108,811)	(150,498)
Other income (expenses)	(530,571)	(49)
Income before minority interest and income taxes	2,616,782	3,741,894
Income taxes	-	-
Minority interest	(298,024)	(256,126)
Net Income	$2,318,758	$3,485,768
Earnings per share - basic	$0.03	$0.05
Weighted average shares outstanding - basic	73,414,057	64,942,360
Earnings per share - diluted	$0.03	$0.05
Weighted average shares outstanding - diluted	74,864,283	64,942,360

Net Revenue:

Net revenue increased $517,969, or 3%, from $15,414,106 in the year ended December 31, 2005 to $15,932,075 in the year ended December 31, 2006. Revenue from Benda Ebei and Yidu Benda grew by 4% and 5% respectively. This growth was mainly driven by Benda Ebei’s increased sales of branded medicines and Yidu Benda’s increased sales of 1.2.4-triazol carboxylic acid methyl ester. Revenues increased modestly overall because higher revenues from Benda Ebei and Yidu Benda were offset by reduced revenue from Jiangling Benda, which has been temporarily closed for plant overhaul in preparation for GMP certification. The Jiangling Benda plant is expected to resume production in August 2007.

The first floor of Benda Ebei’s plant is allocated for the production of injection vials. We are in the process of expanding the second floor of Benda’s Ebei’s plant, which will be dedicated to the production of branded new drugs in pill, grain and capsule form. Production of these items is expected to start in July 2007 and boost 2007 net revenue significantly.

The rise and fall in our product sales in the year ended December 31, 2006 and 2005 by subsidiary and by category were as follows:

		Year ended	Year ended	Increase /
Subsidiary	Product Category	2006	2005	(Decrease) %
Benda Ebei	Medicines/injection vials	9,635,938	9,241,823	4%
Jiangliang Benda	Active Pharmaceutical Ingredients	15,564	228,666	-93%
Yidu Benda	Bulk Chemicals	6,237,621	5,943,617	5%
Beijing Shusai	Pharynigitis Killer therapy	42,952	-	100%
Total		15,932,075	15,414,106	3%

Source: Company

Cost of Revenue

Cost of revenue decreased $436,067, or 5% from $9,361,497 in the year ended December 31, 2005 to $8,925,430 in the year ended December 2006. This was primarily because of the reduction in cost of materials for production. For instance, in the year of 2006, we start co-operate with Sanxia University, College of Chemistry and Life Science for the production of L-methionine and the cost of such material has been reduced therefore.

Gross Profit

Gross Profit increased $956,973, or 16% from $6,052,609 in the year ended December 31, 2005 to $7,009,582 in the year ended December 2006 mainly due to the increase in revenue and reduce in cost of materials.

Selling Expenses:

Selling expenses decreased $97,950, or 14% from $697,521 in the year ended December 31, 2005 to $599,571 in the year ended December 2006, primarily due to lower distribution costs. Also, higher costs were incurred in the year 2005 for establishing Benda’s Southern China office in Shenzhen and boosting sales efforts at Benda’s Northern China sales office in Beijing.

General and Administrative Expenses:

General and administrative expenses increased $1,676,983 or 116% from $1,446,043 in the year ended December 31, 2005 to $3,123,026 in the year ended December 2006. The increase of these expenses were primarily spending related to the reverse merger and $12 million private placement closed on November 15, 2006.

The Company acquired a PRC based pharmaceutical manufacturer in accordance with a Share Exchange Agreement dated September 7, 2006 (“Exchange Agreement”) by and among Benda, KI Equity Partners III, LLC, a Delaware limited liability company (“KI Equity”), Ever Leader Holdings Limited, a company incorporated under the laws of Hong Kong SAR ("Ever Leader"), and each of the equity owners of Ever Leader (the “Ever Leader Shareholders”). The close of the transaction (the "Closing") took place on November 15, 2006 (the “Closing Date”). On the Closing Date, pursuant to the terms of the Exchange Agreement, Benda acquired all of the outstanding capital stock and ownership interests of Ever Leader (the “Interests”) from the Ever Leader Shareholders; and the Ever Leader Shareholders transferred and contributed all of their Interests to Benda. In exchange, Benda issued to the Ever Leader Shareholders 64,942,360 shares of Benda common stock.

As a result, additional expenses were incurred: (i) auditing and accounting fee, $509,839; (ii) legal fee related to the Exchange Transaction, $114,993; (iii) insurance policy for director and officer, $66,171; (iv) consulting fee related to the Exchange Transaction, $191,248; (v) stock-base compensation to various consultants, $326,403; (vi) termination fee for co-operation with a financial institution, $280,376; (vii) office expenses, $30,994 and (viii) travel and transportation $36,009.

Research and Development:

Research and development increased $14,217, or 86% from $16,604 in the year ended December 31, 2005 to $30,821 in the year ended December 2006, and was consist primarily of salaries and related expenses of personnel engaged in research and development activities.

Rather than spend considerable sums internally on R&D in a market where the Company can not easily protect its results of development, the Company prefers to leverage its management team’s extensive industrial network and knowledge in finding new drugs and treatments that may be potentially very successful but which have not yet been brought to market.

Income from Operations:

Operating profit decreased $636,277, or 16% from $3,892,441 in the year ended December 31, 2005 to $3,256,164 in the year ended December 2006, was mainly due to the additional costs were incurred for the reverse merger acquisition as described in general and administrative expenses section. However, if we add back those additional expenses incurred in the year of 2006, the operating profit of the year ended December 2006 would be approximately $4,745,194, approximately $852,753 or 22% higher than that for the year ended December 2005.

 Interests Expenses:

Interest expenses decreased $41,687, or 27% from $150,498 in the year ended December 31, 2005 to $108,811 in the year ended December 2006. Interest expenses during these two periods were mainly incurred on various short-term loans from local Chinese bank and credit union.

Other Expenses:

Other Expenses increased $530,522 from $49 in the year ended December 31, 2005 to $530,571 in the year ended December 31, 2006. Other expenses increased due to $249,381 incurred for the loss on the disposal of fixed assets and $281,190 incurred as a termination fee to be paid to Beijing Maidaoli Investment Management Co., Ltd. For terminating the reorganization agreement, dated on June 21, 2006.

Income Taxes:

Benda is subject to United States of America and State of Delaware corporate tax, but no provision for income taxes were made for the years ended December 31, 2006 and 2005 as Benda did not have reportable taxable income for the periods.

Ever Leader, a wholly owned subsidiary of Benda, is subject to Hong Kong tax, but no provisions for income taxes were made for the years ended December 31, 2006 and 2005 as Ever Leader did not have reportable taxable income for the periods.

Benda Ebei was registered as a Sino-Foreign Equity Joint Venture and is subject to the tax laws applicable to Sino-Foreign Equity Joint Ventures in the PRC. Benda Ebei is fully exempt from PRC enterprise income tax for two years starting from the first profit-making year, followed by a 50% reduction in income taxes for the following three years, commencing from the first profitable year.

Jiangling Benda and Yidu Benda are cross-municipal investment entities and enjoy the same tax treatment as Sino-Foreign Joint Ventures and were therefore exempt from PRC enterprise income tax for two years starting from the first profit-making year, followed by a 50% reduction in income taxes for the following three years, commencing from the first profitable year. Cross-municipal investments entities refer to entities that are incorporated in one municipal region but have investments in another municipal region.

Beijing Shusai did not have taxable income for the year ended December 31, 2006.

The Company expects that some of these exemption periods will expire in November 2007, after which Benda Ebei, Jiangling Benda and Yidu Benda can be expected to an average 16.5% tax rate. The remaining tax holidays will expire on November 2010, thereafter these operating companies will be subject to the regular 25% tax rate, according to the new PRC corporate income tax with the effective date January 1, 2008, on corporate profits. The Company is in the process of obtaining the approval from the relevant government authorities for the tax exemption status as a Sino-Foreign Equity Joint Venture from November 2005.

As a result of the above tax exemptions, there was no income taxes payable for the Company for the years ended December 31, 2006 and 2005. Had these tax exemptions not been available to the Company, income tax expense would have increased by approximately $1,064,000 and $936,000 for the year ended December 31, 2006 and 2005, respectively.

Minority Interests:

Minority interest accounted for 5% of net profit after income taxes of Benda Ebei, Jiangling Benda and Yidu Benda, and 25% of net profit after incomes taxes of Beijing Shusai for the year ended December 31, 2006 and 2005.

Net Income:

Net income was $2,318,758 in the year ended December 2006, compared to $3,485,768 in the year ended December 2005, a decrease of $1,167,010, or 33%, mainly due to the additional costs incurred for the reverse merger and the $12 million private placement as mentioned in general and administrative expenses section. However, if we add back those additional expenses in the year of 2006 the net income for the year ended December 2006 would be approximately $3,807,788, or approximately $322,020 or 9% higher than that for the year ended December 2005.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $2,475,358 in the year ended December 2006, compared to $4,361,572 in the year ended December 2005, a decrease of $1,886,214, or 43%. This was primarily due to an increase in working capital needs resulting from increased accounts receivable, inventories and various taxes payable.

Net cash used in investing activities was $9,981,503 in the year ended December 2006 compared to $5,392,567 in the year ended December 2005, an increase of US$4,588,936 or 85%. The major investing items were as follows:

i.
In December 2006, Benda, through its 95% owned subsidiary Benda Ebei, plans to enter into an agreement with the two controlling shareholders of Shenzhen Sibiono GeneTech Co. Ltd. (“SiBiono”) to purchase a total of approximately 58% of the ownership of SiBiono for total cash consideration of approximately RMB 60 million (approximately $7.7 million). Due to this possible acquisition, Benda, through its subsidiaries Everleader and Benda Ebei, as of December 31, 2006, the Company had advanced RMB 13,027,618.55 (or approximately $1,670,743) to Shenzhen Yuanxing Gene City Development Co., Ltd. and HK$19,419,599.26 (or approximately $2,497,058) to Shenzhen Yuanzheng Investment Development Co., Ltd. as deposits for the pending acquisition of their shares in SiBiono by Benda Since the acquisition was not formally signed on March 31, 2007 and closed until April 5, 2007, the total advanced amount of $4,167,801 was recorded as refundable purchase price paid on December 31, 2006.

ii.
On, December 7, 2006, Benda Ebei paid $1.2 million to SECO (Shenzhen) Biotech Co., Ltd. (“SECO”) pursuant to a purchase agreement signed between SECO and Benda Ebei on December 3, 2006 to acquire a technology know-how and drug specifications / technical parameters in producing a Gastropathy drug owned by SECO. According to the purchase agreement, Benda Ebei shall pay $1.5 million in total for the acquisition, of which $1.2 million should be paid within 5 business days after execution of the purchase agreement and the balance shall be paid when the Company receives the U.S. FDA approval on product certification in four months upon the signing date of the agreement. The purchase price paid was HK$9,341,220.00 (approximately $1.2 million) and was recorded as Refundable Purchase Price Paid on December 31, 2006 as the deal had not been closed and is refundable per agreement if the US FDA approval is not obtained.

Net cash provided by financing activities was $8,451,061 in the year ended December 2006 and the major transactions incurred were:

(i)
According to the Exchange Transaction, Benda issued 25,961,760 shares of Benda common stock to certain accredited and institutional investors upon closing of the Exchange Transaction at a per share issuance price of $0.4622 and gross proceeds of $120,000,000, less placement agent commissions and other transaction related fees of $1,694,326 charged against paid in capital as issuance costs. Therefore the net proceeds was $10,305,674;

(ii)
In November 2005, Ever Leader and Hon entered into a shareholder loan agreement whereby Hon was to loan an aggregate of $2,298,434 to Ever Leader (with this amount to be funded at periodic intervals during 2006) to allow Ever Leader to satisfy its obligation to Benda Science, Wan, and Xu in relation to the acquisition of its 95% interest in Benda Ebei. During the year ended December 31, 2006, $2,298,434 had been received by Ever Leader under this loan agreement with Hon. On September 5, 2006, Hon waived the right of the shareholder loan to Ever Leader under the condition that Wan assumed the liability of $2,298,434 personally to Hon pursuant to a Loan Waiver Agreement. Therefore, the loan amount received of $2,298,434 was recorded as an increase in paid-in capital and the same amount was reduced in the proceeds and repayment of borrowing under related party.

(iii)	$1,714,492 was repaid for the bank loan that previously obtained from the local Chinese bank and credit union.

Net cash used in financing activities was $538,795 in the year ended December 2005, in which a repayment of short-term loan $20,262 was made to local Chinese banks and credit union; a net payment of net long term related party loans of $559,057 was made to two exec   utives Mr. Yiqing Wan and Ms. Wei Xu, who are husband and wife, and related company, Hubei Benda Science and Technology Co. Ltd, which was owned by Mr. Yiqing Wan and Ms. Wei Xu.

 Net cash provided by the operating activities was $2,475,358 in the year ended December 31, 2006, compared to $4,361,572 in the year ended December 31, 2005, a decrease of $1,886,214 or 43%. This was due to the following reasons:

a.	Account receivable increased by $453K due to the increase of sales for the year 2006;

b.	Inventory increased by $959K due to fact that:

i.
In the year of 2005, most of the inventories sold were produced in the year of 2004. As of December 31, 2004 and 2005, the balance of inventory was $1.15 MM and $447K (net change was $703K), respectively. In order word, not much resource was put in the funding of inventories.

ii.	However, in the year of 2006, in order to maintain the inventory level, more funding was used in inventory aspect, which resulting the balance at $701K (net change was $254K) as at December 31, 2006.

c.	The increase in inventory was offset by the increase in the account payable and accrued liabilities in the year of 2006; the net change was $732K.

d.	Various tax payable increased by $201K was due to the fact that the company made the payment in the year of 2006.

We will also be required to spend additional cash to complete the improvements and renovations to our Yidu Benda and Jiangling Benda facilities. The cost to improve our waste water treatment systems related to the shut down of Yidu Benda plant will be 1.2 million RMB. After the plant becomes operational, the new increased operation cost will be 1.8 million RMB. Approximately 30 million RMB has already been invested into the newly built Jiangling Benda factory, and it is estimated that an additional 45 million RMB will be invested.

DESCRIPTION OF PROPERTY

Production Facilities and Equipment

Locations

Our head office is located in Wuhan, the capital city of Hubei Province. Wuhan is the biggest hub city in Central China. Divided by the Yangtze River, Wuhan has come to be known as the Three Towns of Wuhan, with Hankou and Hanyang on the west bank, and Wuchang on the east. Hubei borders with Henan to the north, Anhui to the east, Jiangxi to the southeast, Hunan to the south, Chongqing to the west, and Shanxi to the northwest. The high-profile Three Gorges Dam is located in Yichang, in western Hubei. Hubei's economy ranks 10th in the country and its GDP in 2004, adjusted for purchasing power parity, was approximately 330 billion RMB ($4,600 per capita).

Addresses of Benda Offices and Plants

Address	Function	Size
Hubei Tongji Benda Ebei Pharmaceutical Co. Ltd., Changjiang Tower, 23 Floor, 1 Minquan Road, Wuhan, Hubei Province, PRC	Headquarters/ administration office	5,705 sq feet (Leased)

Hubei Tongji Benda Ebei Pharmaceutical Co. Ltd. Shanlihe,Yingshan District, Guangshui City, Hubei Province, PRC	GMP certified injection vial production plant	121,110 sq feet

Jiangling Benda Pharmaceuticals Co., Ltd., 84 South Street, Tanqiao Town, Jiangling County, Hubei Province, PRC	API production plant under renovation/ awaiting GMP certification	182,750 sq feet

Yidu Chemical Industry Co., Ltd., Chayuansi Village, Yidu City, Hubei Province, PRC	Bulk chemicals production plant	172,000 sq feet

Beijing Shusai Pharyngitis Research Co., Ltd., 6-3-601, Yangguang Xinganxian, Yiyuan, Anhuibeili, Chaoyang District, Beijing, PRC	Operating, promoting, and distributing Pharyngitis Killer	2,000 sq feet (leased) office space in Beijing

Finished Medicines - The Benda Ebei Plant

The Benda Ebei plant produces and packages Benda’s finished medicines. The plant employs about 200 personnel and has six world-class production lines and 11 stand-alone machinery for injection vials, with an annual aggregate production capacity of approximately 900 million units. In PRC, based on management estimate, there are 197 factories with similar manufacturing facilities for injection vials. Benda Ebei’s capacity is sixth in PRC and first in Hubei province. In 2005 and 2006, Benda Ebei produced approximately 200 million and 250 million units of injection vials respectively, equivalent to 25% capacity and 27% capacity respectively, leaving substantial excess capacity for future growth. The production processes and equipment at Benda Ebei meets international quality and control standards and have been GMP certified by the SFDA since November 2003.

Benda Ebei’s plant will produce lozenges, capsules, granules, oral liquid and pills. Benda Ebei plans to invest approximately $5.6 million ($2 million has already been invested) on its oral medicine production facilities. To date, we have already begun renovation of the upper floor of the Benda Ebei plant, and paid the initial deposits for the equipment necessary for this expansion. We expect to complete the equipment payment balance using the proceeds anticipated from this offering by the end of 2006 and plans for production of oral liquid medicines in 2007. The Yanlong Anti-cancer Oral Liquid, Qiweiben Capsule will be produced in this section of the plant. (Please refer to the section of New Branded Medicines for the status of progress of these two new drugs.)

Active Pharmaceutical Ingredients - The Jiangling Benda Plant

We manufacture APIs at our Jiangling Benda plant. We closed the plant in July 2004 in order to renovate the buildings, equipment and processes and secure GMP certification by the SFDA. Upon completion, the new plant will be comprised of three large facilities on a total land area of 68 acres. The total expense of these renovations will be approximately $3 million. All the equipment has been ordered. We expect to complete construction by  July 2007 and resume production by August 2007.

Bulk chemicals - The Yidu Benda Plant

The Yidu Benda plant has four chemical production facilities which produce Benda’s three bulk chemicals and a small quantity of nitrogen acid, which is primarily used by the food industry. The Yidu Benda facility has 165 employees and has capacity to produce 500 tons of bulk chemicals per year. We believe demand growth in the near term justifies expanding the capacity of the Yidu plant to 700 tons per year in 2007.

Yidu Benda's production costs fluctuate significantly because raw material input prices are highly volatile. We eventually pass cost increases onto the consumer, but our profit margins may suffer temporarily until we can do so.

Due to an government order issued by the local government on January 10, 2007, our Yidu Benda plant has been shut down since the mid of January 2007 for improvement of our waste water treatment systems. The order requires us to finish the improvement and be compliant by June 30, 2007. We expect our Yidu Benda plant to resume production by July 1, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions or series of transactions since inception between Applied Spectrum and our subsidiaries and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds $60,000 other than compensation arrangements that are otherwise required to be described under "Executive Compensation."

Kevin R. Keating

Keating Securities, LLC (the “Placement Agent”) acted as placement agent in connection with the Financing. For their services, the Placement Agent received a commission equal to 7.5% of the gross proceeds or approximately $900,000 from the offering and a non-accountable expense allowance equal to 1.5% of the gross proceeds or approximately $180,000. In addition, the Placement Agent received, for nominal consideration, five-year warrants to purchase 2,596,176 shares of our common stock, or 10% of the number of shares of Common Stock sold in the offering, at an exercise price of $0.555 (“Placement Agent Warrants”). We also paid for the out-of-pocket expenses incurred by the Placement Agent and all purchasers in the amount of approximately $100,000. As additional compensation for the Placement Agent's services, we will also pay the Placement Agent the Warrant Solicitation Fee with respect to the exercise, in whole or in part, of any Warrant equal to 3.0% of the total exercise price of the Common Stock issued in such exercise of such Warrant. Such cash Warrant Solicitation Fees shall be paid to the Placement Agent, in immediately available funds, within three (3) business days following receipt, directly or indirectly, by us, of any cash or other proceeds from the exercise of such Warrant.

At or prior to the Closing, pursuant to the terms of the Exchange Agreement, we will enter into a certain financial advisory agreement with Keating Securities, LLC ("Keating Securities"), a registered broker-dealer, under which Keating Securities will be compensated by us for its advisory services rendered to us in connection with the Exchange Agreement. The transaction advisory fee will be $395,000. This fee shall be paid upon the Closing of the Exchange Agreement.

Kevin R. Keating, our former President and sole officer and director who resigned on November 15, 2006, is the father of Timothy J. Keating, the principal member of Keating Investments, LLC. Keating Investments, LLC is the managing member of KI Equity, which is our majority stockholder. Keating Investments, LLC is also the managing member and 100% owner of Keating Securities, LLC, a registered broker-dealer. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, KI Equity, or Keating Securities, LLC and disclaims any beneficial interest in the shares of our common stock owned by KI Equity. Similarly, Keating Investments, LLC, KI Equity and Keating Securities, LLC disclaim any beneficial interest in the shares of our common stock currently owned by Kevin R. Keating.

Effective January 1, 2006, we entered into a contract with Vero Management, L.L.C. ("Vero") for managerial and administrative services. Vero has not been engaged to provide, and Vero does not render, legal, accounting, auditing, investment banking or capital formation services. Kevin R. Keating, our former officer and director, is the manager of Vero. The term of the contract is for one year, but the contract may be terminated at any time. In consideration of the services provided, Vero is paid $2,500 for each month in which services are rendered.

Mark R. Littell and Norwood

On December 14, 2005, KI Equity entered into a Purchase Agreement with Norwood Venture Corp. (“Norwood”) for 2,281,302 shares of our common stock, representing 77.2% of the common shares then outstanding. Mark R. Little, our former Chairman, Chief Executive Officer, President and Chief Financial Officer who resigned on December 30, 2005, is the President and controlling shareholder of Norwood. In connection with the Purchase Agreement, Mark R. Littell and Norwood entered into an agreement releasing Applied from any and all claims they have against us.

During 2006, Norwood paid an accrued legal expense on behalf of Applied in the amount of $1,568, which was recorded as additional paid-in capital.

In connection with the Purchase Agreement, we paid Norwood approximately $18,936 for consulting services rendered by it to Applied Spectrum.

Related Party Transactions and Long Term Loan Receivable

Due from related parties at June 30, 2007 and December 31, 2006 were comprised as follows:

	June 30, 2007	December 31, 2006
	(Unaudited)
Yiqing, Wan
Due to Ever Leader Holdings Co. Ltd.	$828,793	$455,275
Hubei Benda Science and Technology Co. Ltd
Due to Yidu Benda Chemicals Co. Ltd.	1,458,644	1,299,479
Due to Ever Leader Holdings Co. Ltd.	208,997	210,518
Hua Xu
Due to Ever Leader Holdings Co. Ltd.	49,956	-
Due to Beijing Shusai Pharyngitis Research Co. Ltd.	164	-
Hui Xu
Due to Ever Leader Holdings Co. Ltd.	49,956	-
Xiaozhi Zhang
Due to Shenzhen SiBiono Gene Tech Co. Ltd.	4,875	-
Xiaozhi Zhang
Due to Shenzhen SiBiono Gene Tech Co. Ltd.	1,818	-
Feng Wang
Due to Beijing Shusai Pharyngitis Research Co. Ltd.	26,806	11,543
Total due from related parties	$2,630,010	$1,976,815

Due to related parties at June 30, 2007 and December 31, 2006 were comprised as follows:

	June 30, 2007	December 31, 2006
	(Unaudited)
Hubei Benda Science and Technology Co. Ltd
Due from Hubei Tongji Benda Ebei Phamacetucial Co. Ltd.	$137,772	$236,205
Due from Jiangliang Benda Pharamaceutical Co. Ltd.	1,805,087	1,833,358
Wei Xu
Due from Hubei Tongji Benda Ebei Phamacetucial Co. Ltd.	967,815	943,865
Due from Beijing Shusai Pharyngitis Research Co. Ltd.	60,363	20,937
	$2,971,038	$3,034,365

The above advances bear no interest and the above loans due to related parties are unsecured, non-interest bearing and are not convertible into equity. Long-term debts are due on December 31, 2012. Proceeds from the above loans were used primarily for general working capital purposes.

At June 30, 2007, there was a long term loan receivable, with an amount $131,497 which was advanced to Hua Shen, Deputy General Manager of Sales of SiBiono, for the promotion, marketing, and conference activities. This advance for the related parties is unsecured, non-interest bearing and the repayment period would be 18 months, and starting date was December 29, 2006. This was under the normal course of business and those expenses would be settled in due course.

Reorganization Related Transactions

Ever Leader was incorporated in Hong Kong on October 29, 2005 for the purpose of functioning as an off-shore holding company to obtain ownership interests in various Benda entities that were previously owned, either directly or indirectly, by Wan and Xu. Ms. Mo Mo Hon (“Hon”), a Hong Kong SAR resident, is the sole registered shareholder of Ever Leader, holding the single issued and outstanding share of Ever Leader in trust for Xu.

Pursuant to three separate Equity Transfer Agreements entered into in November of 2005 among Ever Leader, Benda Science, Xu, and Wan, Ever Leader obtained a 95% ownership interest in Benda Ebei in exchange for a commitment to pay $2,298,434 in aggregate consideration to Benda Science, Wan, and Xu. The $2,298,434 acquisition price represented 95% of the $2,419,404 of registered capital of Benda Ebei, but was not representative of the fair value of the assets acquired or liabilities assumed. Specifically, as transfers of ownership interests in PRC entities to offshore holding companies for zero or nominal consideration is prohibited by the Chinese Government (regardless of whether these PRC entities and offshore holding companies are directly or indirectly owned and controlled by the same individual or individuals), an amount equal to 95% of the value of the registered capital of Benda Ebei was established for purposes of the transfer of the 95% ownership interest in Benda Ebei (directly and indirectly 100% owned and controlled by Wan and Xu) to Ever Leader (beneficially 100% owned and controlled by Xu).

Pursuant to an Equity Transfer Agreement entered into on December 3, 2005 among Benda Ebei, Benda Science, and Wan, Benda Science transferred and assigned its 90% ownership interest in Jiangling Benda to Benda Ebei and Wan transferred and assigned a 5% ownership interest in Jiangling Benda to Benda Ebei (for zero consideration as Benda Ebei and Jiangling Benda were both directly and indirectly 100% owned and controlled by Wan and Xu).

Pursuant to a second Equity Transfer Agreement entered into on December 4, 2005 among Benda Ebei, Benda Science, and Wan, Benda Science transferred and assigned its 90% ownership interest in Yidu Benda to Benda Ebei and Wan transferred and assigned a 5% ownership interest in Yidu Benda to Benda Ebei (for zero consideration as Benda Ebei and Yidu Benda were both directly and indirectly 100% owned and controlled by Wan and Xu).

The organization and ownership structure of the Company subsequent to the consummation of the reorganization as summarized in the paragraphs above is as follows:

In July of 2006, Benda Ebei invested approximately $112,500 for a 75% ownership interest in Beijing Shusai, with the remaining 25% owned by an unrelated PRC individual. Beijing Shusai, a PRC limited liability company, was incorporated on June 15, 2006 and commenced primary operations in July 2006, operating two clinics in Beijing, PRC.

On September 5, 2006, Ever Leader increased its number of authorized shares of common stock from 10,000 to 1,000,000 and effected a 100 to 1 stock split, resulting in Hon (the original sole registered shareholder of Ever Leader holding one share in trust for Xu) receiving 99 additional shares in the Company.

On September 5, 2006, Ever Leader transferred and assigned 711,202 shares of common stock to Xia Pharmaceutical, Inc. (“XIA”), an offshore holding company incorporated in the British Virgin Islands (“BVI”) that is 100% owned and controlled by Wan and Xu.

On September 5, 2006, Ever Leader issued 288,698 shares of common stock to 19 entities (some of whom are considered related parties) at par value. Additionally, Hon transferred and assigned her ownership interest in her 100 shares of Ever Leader to one of these entities.

The organization and ownership structure of the Company subsequent to the consummation of the reorganization as summarized in the paragraphs above is as follows:

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was traded on the national, over-the-counter market under the symbol ASTI after our initial public offering in January 1988. However, we were notified by NASD that, due to low trading volume, it would not report transactions in our common stock after October 13, 1989.

On September 16, 2005, our common stock commenced quotation on the Over-the-Counter Bulletin Board (“OTC BB”) maintained by the NASD. Our common stock, having $.001 par value per share ("Common Stock"), is traded on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "BPMA". As of July 3, 2007, there were approximately 845 holders of record of our common stock.

The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for our common stock as reported on the OTCBB. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

Quarter Ended	High Bid	Low Bid
June 30, 2007	$3.00	$1.15
March 31, 2007	$1.65	$.85
December 29, 2006	$1.05	$.76
September 30, 2006	$.55	$.40
June 30, 2006	$.55	$.40
March 31, 2006	$.75	$.40
December 31, 2005	$.50	$.15
September 30, 2005	$.10	$.05

Transfer Agent and Registrar

Computershare Trust Company, Inc. is currently the transfer agent and registrar for our Common Stock. Its address is 350 Indiana Street, Suite 800, Golden, Colorado 80401. Its phone number is (303) 262-0600.

Dividend Policy

Any future determination as to the declaration and payment of dividends on shares of our Common Stock will be made at the discretion of our board of directors out of funds legally available for such purpose. We are under no contractual obligations or restrictions to declare or pay dividends on our shares of Common Stock. In addition, we currently have no plans to pay such dividends. However, even if we wish to pay dividends, because our cash flow is dependent on dividend distributions from our affiliated entities in PRC, we may be restricted from distributing dividends to our holders of shares of our common stock in the future if at the time we are unable to obtain sufficient dividend distributions from Ebei, Jiangling, Yudi or Shusai. Our board of directors currently intends to retain all earnings for use in the business for the foreseeable future. See “Risk Factors.”

EXECUTIVE COMPENSATION

Summary of cash and other compensation

The following table shows the compensation of the key management for the fiscal year 2006.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yiqing Wan, CEO and President	2006	$20,000	—	—	—	—	—	—	$20,000
Wei Xu, Vice President	2006	$17,500	—	—	—	—	—	—	$17,500
Hui Long, Vice President	2006	$6,170	—	—	—	—	—	—	$6,170
Daping Gu, Vice President	2006	$5,553	—	—	—	—	—	—	$5,553
Jingbo Wu, Vice President	2006	$3,085	—	—	—	—	—	—	$3,085

We did not pay any bonus to our executive officers during the fiscal year 2006.

No stock options were granted or exercised by any executive officer during the fiscal year ended December 31, 2006.

We did not pay any compensation to any director in the year ended December 31, 2006.

We have entered into a five year employment contract with Mr. Wan and three year contracts with Ms. Xu, Mr. Yu, and Mr. Long. Pursuant to the Employment Agreements entered into with the executive officers, tarting from April 1, 2007, the compensation of CEO, CFO and Vice President, Wei Xu would be as follows:

1.	CEO, Yiqing Wan’s yearly salary would be $160,000;

2.	CFO, Eric Yu’s yearly salary would be $100,000;

3.	Vice President, Wei Xu’s salary would be $100,000.

4.	The other Vice Presidents’ yearly salary would remain the same as the fiscal year of 2006.

There would be no specific salary increment and bonus scheme for the above mentioned key managements for the next three years; it all depends on the profitability of the company and subject to the Board of Directors’ approval.

Each employment contract immediately terminates upon death or disability, and may be terminated by the Company either with or without cause after 30 days notice, or terminated by the officer for good reason with 60 days notice. We are not currently aware of the plans of any key employees to retire or leave the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

On November 14, 2006, we dismissed De Joya Griffith & Company, LLC (“De Joya”), as our independent registered public accounting firm.

The report of De Joya on the Company’s financial statement for the fiscal year ended September 30, 2005 did not contain an adverse opinion or disclaimer of opinion. During the fiscal year ended September 30, 2005, our financial statements did not contain any adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The Company and De Joya did not have any disagreements with regard to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure for the audited financials for the fiscal year ended September 30, 2005 and subsequent interim period from October 1, 2005 through the date of dismissal. During the Company’s fiscal year ended September 30, 2005 and subsequent interim period from October 1, 2005 through the date of dismissal, the Company did not experience any reportable events.

On November 14, 2006, Rotenberg & Co. LLP (“Rotenberg”) was engaged as our new independent registered public accounting firm. Prior to engaging Rotenberg, the Company had not consulted Rotenberg regarding the application of accounting principles to a specified transaction, completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements or a reportable event, nor did the Company consult with Rotenberg regarding any disagreements with its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused it to make a reference to the subject matter of the disagreements in connection with its report.

Commencing January 2007, Rotenberg has decided to no longer undertake audits of Chinese based companies. Therefore, Schwartz Levitsky Feldman LLP, as Rotenberg's sub-contractor on the Company's audit shall be the Company's independent registered public accounting firm.

On February 8, 2007, we dismissed Schwartz Levitsky Feldman LLP (“SLF”) as our independent registered public accounting firm. SLF was previously appointed on January 9, 2007 as our independent auditors for the fiscal year ended September 30, 2006 on whose financial statements they rendered an unqualified opinion on January 11, 2007. On November 17, 2006, SLF was also engaged to audit the financial statements of Everleader for the fiscal years ended December 31, 2005 and 2004. Benda and SLF did not have any disagreements with regard to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the year ended September 30, 2006 for which SLF issued an audit report, and the subsequent interim period through February 8, 2007. As required by applicable Securities legislation, Benda engaged SLF to audit the financial statements of Everleader for the fiscal years ended December 31, 2005 and 2004. During the period of the engagement with SLF, neither Benda nor Everleader had retained a qualified Chief Financial Officer. Accordingly, neither Benda nor Everleader had the technical expertise and as a result was unable to provide sufficient audit documentation and/or information to allow SLF to complete the audit of Everleader for the years ended December 31, 2005 and 2004.

On March 7, 2007, we engaged Kempisty and Company Certified Public Accountants, P.C. (“Kempisty”) to be our new independent registered public accounting firm. Prior to engaging Kempisty, the Company had not consulted Kempisty regarding the application of accounting principles to a specified transaction, completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements or a reportable event, nor did the Company consult with Kempisty regarding any disagreements with its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused it to make a reference to the subject matter of the disagreements in connection with its report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

After this offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and we intend to file periodic reports, proxy statements and other information with the SEC.

 FINANCIAL STATEMENTS

The consolidated financial statements as of December 31, 2006 and 2005 and the unaudited condensed consolidated financial statements as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 commence on the following page.

BENDA PHARMACEUTICAL, INC.

Condensed Consolidated Financial Statements
For the three months ended September 30, 2007 and 2006
(UNAUDITED)
(Stated in US Dollars)

Benda Pharmaceutical, Inc.
Consolidated Balance Sheets
(Amounts expressed in U.S. Dollars)
	September 30	December 31
	2007	2006
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$1,351,892	$1,676,119
Trade receivables, net	7,079,790	6,193,585
Other receivables	672,088	99,733
Refundable purchase price paid (Note 5)	1,200,000	5,367,801
Inventories (Note 6)	2,205,498	701,339
Prepaid expenses and deposits (Note 7)	2,706,937	372,548
Total current assets	15,216,205	14,411,124
Due from related parties (Note 17)	2,592,031	1,976,815
Long-term loan receivable (Note 17)	133,022	-
Property and equipments, net (Note 8)	25,591,918	13,673,067
Intangible assets, net (Note 9)	5,501,321	1,501,483
Goodwill (Note 10)	7,175,913	-
Restricted cash (Note 11)	1,272,657	-
Debt issue costs (Note 21)	394,547	-
Total Assets	$57,877,614	$31,562,489
Liabilities & Shareholders' Equity
Current Liabilities
Bank indebtedness (Note 11)	$1,218,240	$-
Bank loans payable (current portion) (Note 12)	2,918,768	256,492
Long term debt payable (current portion) (Note 13)	2,357,986	-
Accounts payable and accrued liabilities(Note 14)	5,143,972	1,823,030
Taxes payable	816,079	226,931
Acquisition price payable (Note 10)	1,471,369	-
Wages payable	520,043	145,903
Deferred revenues	2,694.00	1,732
Total current liabilities	14,449,151	2,454,088
Long term debt payable (long term portion) (Note 13)	412,368	-
Long-term convertible promissory notes (Note 22)	1,923,611	-
Due to related parties (Long-term) (Note 17)	3,159,468	3,034,365
Total liabilities	19,944,598	5,488,453
Minority interest	4,589,000	2,154,356
Redeemable common stock, 2,049,560 shares at $3.6 per share (Note 17)	7,378,416	-
Shareholders' Equity
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
None issued and outstanding	-	-
Common stock, $0.001 par value; 150,000,000 shares authorized;
97,576,800 shares issued and outstanding as of 9/30/2007;
96,258,411 shares issued and outstanding as of 12/31/2006	97,576	96,258
Additional paid in capital (Note 23)	21,324,277	13,099,424
Retained earnings (unrestricted)	(134,414)	7,437,663
Statutory surplus reserve fund (Note 16)	1,869,523	1,869,523
Accumulative other comprehensive income	2,304,638	1,090,408
Shares issuable for acquisition and services	504,000	326,403
Total Shareholders' Equity	25,965,600	23,919,680
Total Liabilities & Shareholders' Equity	$57,877,614	$31,562,489

The accompanying notes are an integral part of these consolidated financial statements.

Benda Pharmaceutical, Inc.
Consolidated Statements of Operations (UNAUDITED)
(Amounts expressed in U.S. Dollars)

	NINE MONTHS ENDED		THREE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$15,796,295	$12,365,423	$7,559,443	$4,726,795
Cost of goods sold	(8,105,852)	(6,908,404)	(3,812,572)	(2,771,233)
Gross profit	7,690,443	5,457,019	3,746,871	1,955,562
Selling expenses	(675,013)	(421,646)	(330,127)	(142,127)
General and administrative expenses
Amortization of intangible assets	(343,587)	(194,027)	(140,841)	(60,382)
Amortization of debt issue costs	(134,653)		(67,384)	-
Depreciation	(337,982)	(423,983)	17,249	(146,469)
Bad debts	(502,273)	(417,823)	274,586	553,683
Director remuneration	(58,959)	-	(25,014)	-
Penalty to investors	(540,000)	-	(420,000)	-
Finder fee	(291,124)	-	(51,161)	-
Cash bonus	(173,400)	-	0	-
Consulting and professional fees (Note 18)	(8,222,184)	-	(339,768)	-
Other general and administrative expenses (Note 19)	(1,751,759)	(391,632)	(777,620)	(115,271)
Total general and administrative expenses	(12,355,921)	(1,427,465)	(1,529,953)	231,561
Research and development expenses	(310,084)	(33,138)	(212,965)	(26,907)
Total operating expenses	(13,341,018)	(1,882,249)	(2,073,045)	62,527
Operating income / (loss)	(5,650,575)	3,574,770	1,673,826	2,018,089
Interest expense	(2,207,878)	(118,674)	(1,141,472)	(39,437)
Other income (expenses)	104,966	(249,643)	14,808	(3,253)
Government subsidies / grants (Note 20)	1,690,974	-	1,417,859	-
Income / (loss) before minority interest and income taxes	(6,062,513)	3,206,453	1,965,021	1,975,399
Income taxes (Note 21)	-	-	-	-
Minority interest	(1,509,564)	(221,703)	(1,055,229)	(144,095)
Net income / (loss)	$(7,572,077)	$2,984,750	$909,792	$1,831,304
Earnings / (loss) per share - basic	$(0.08)	$0.04	$0.01	$0.03
Weighted average shares outstanding - basic	96,872,524	70,259,331	97,359,178	70,296,573
Earnings / (loss) per share - diluted	$(0.06)	$0.04	$0.01	$0.03
Weighted average shares outstanding - diluted	125,103,425	70,259,331	131,377,347	70,296,573

The accompanying notes are an integral part of these consolidated financial statements.

Benda Pharmaceutical, Inc.
Consolidated Statements of Cash Flows (UNAUDITED)
(Amounts expressed in U.S. Dollars)

	NINE MONTHS ENDED SEPTEMBER 30,
	2007	2006
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income / (loss)	$(7,572,077)	$2,984,750
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Redeemable common stock issuable for services (Note 16)	8,222,184	-
Bad Debt provision	502,273	417,823
Minority interest	1,509,564	221,703
Loss on disposals of fixed assets	8,398	248,209
Depreciation	337,982	423,983
Amortization of intangible assets	343,587	194,027
Amortization of debt issue costs (Note 20)	134,653	-
Interest expense (amortization of debt discount) (Note 20)	1,923,611	-
Changes in operating assets and liabilities:
Trade receivables	(1,387,515)	(2,149,051)
Other receivables	(572,355)	(4,883)
Prepaid expenses and deposits	(2,334,389)	(136,500)
Inventories	(1,504,159)	(708,311)
Accounts payable and accrued liabilities	3,695,082	85,362
Others payable	-	-
Taxes payable	589,148	(60,257)
Net cash provided by operating activities	3,895,987	1,516,855
Cash Flows From Investing Activities
Acquisition cost paid	(1,615,389)	-
Purchases of property and equipment	(5,888,575)	(882,402)
Purchases of intangible assets	(2,406,227)	(708,554)
Loans to related parties, net	(748,238)	123,946
Net cash used in investing activities	(10,658,429)	(1,467,010)
Cash Flows From Financing Actives
Proceeds from issuance of convertible promissory note (Note 20)	7,030,800	-
Proceeds and repayments of borrowings under related parties, net	125,103	354,518
Proceeds and repayments of borrowings under government debts payable, net	(66,511)	-
Proceeds and repayments of borrowings under bank loans, net	(651,177)	(58,280)
Net cash provided by (used in) financing activities	6,438,215	296,238
Effect of exchange rate changes on cash	-	-
Net increase in cash and cash equivalents	(324,227)	346,083
Cash and cash equivalents, beginning of period	1,676,119	308,082
Cash and cash equivalents, end of period	$1,351,892	$654,165
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$246,730	$113,366
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

Benda Pharmaceutical, Inc.
Notes to Consolidated Financial Statements
(Amounts and Disclosures at and for the Three and Nine Months Ended September 30,2007 and 2006 are Unaudited)
(Amounts expressed in U.S. Dollars)

1.	Organization

Benda Pharmaceutical, Inc. (“Benda”) is engaged in the business of identifying, discovering, developing, and manufacturing conventional medicines, active pharmaceuticals, bulk chemicals (or pharmaceutical immediates), and Traditional Chinese Medicines (“TCM”) for the treatment of some of the most widespread common ailments and diseases (e.g. common cold, diabetes, and cancer).

On April 5, 2007, Hubei Tongji Benda Ebei Pharmaceutical Co., Ltd. (“Benda Ebei”), of which Ever Leader Group Limited, a wholly owned subsidiary of Benda owns 95% outstanding common stock, has entered into Equity Transfer Agreements with Shenzhen Yuanzheng Investment Development Co., Ltd. and Shenzhen Yuanxing Gene City Development Co., Ltd., the then shareholders of Shenzhen SiBiono GeneTech Co., Ltd (“SiBiono”), to purchase 27.57% and 30% respectively of the shares of SiBiono’s common stock for total consideration of Rmb60 million or approximately $7.88 million due and payable on or before April 30, 2007.

On June 11, 2007, Benda Ebei entered into an Equity Transfer Agreements with Huimin Zhang and Yaojin Wang, the individual shareholders of SiBiono, and to purchase 1.6% and 0.96% respectively of the shares of SiBiono’s common stock for total consideration of Rmb2,560,000 or approximately $0.34 million due and payable on or before June 30, 2007.

2.	Basis of Preparation

The unaudited consolidated financial statements of Benda and its subsidiaries (the "Company") have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-QSB. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year. The consolidated balance sheet information as of December 31, 2006 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-KSB, dated on May 4, 2007. These interim financial statements should be read in conjunction with that report.

3.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

4.	Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions, and all highly-liquid investments with original maturities of three months or less at the time of purchase.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. Management judgment and estimates are made in connection with establishing the allowance for doubtful accounts. Specifically, we analyze the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectibility of receivables and our operating results. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories

Inventories, which are primarily comprised of raw materials, packaging materials, and finished goods, are stated at the lower of cost or net realizable value. Cost being determined on the basis of a moving average. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method, with an estimated 5% salvage value of original cost, over the estimated useful lives of the assets as follows:

Buildings	20-30 years
Machinery and equipment	10-15 years
Motor Vehicles	5 years
Electronics and office equipment	5 years

Expenditures for repairs and maintenance, which do not improve or extend the expected useful lives of the assets, are expensed as incurred while major replacements and improvements are capitalized.

When property or equipment is retired or disposed of, the cost and accumulated depreciation are removed from the accounts, with any resulting gains or losses being included in net income or loss in the year of disposition.

Impairment of Long-Lived Assets

The Company evaluates potential impairment of long-lived assets, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires the Company to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset. The Company believes that long-lived assets in the accompanying consolidated balance sheets are appropriately valued at September 30, 2007 and 2006.

Intangible Assets

The Company’s intangible assets are stated at cost less accumulated amortization and are comprised of land-use rights and drug permits and licenses. Land-use rights are related to land the Company occupies in Hubei and Guangdong Province, PRC and are being amortized on a straight-line basis over a period of 40 years. Drug permits and licenses are being amortized on a straight-line basis over a period of 10 years. Technology formulas know how is being amortized on a straight-line basis over a period of 10 years.

Revenue Recognition

The Company recognizes revenue when the significant risks and rewards of ownership have been transferred pursuant to PRC law, including such factors as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectibility is reasonably assured. The Company generally recognizes revenue when its products are shipped.

Research and Development

Research and development costs are expensed as incurred and consist primarily of salaries and related expenses of personnel engaged in research and development activities.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying consolidated balance sheets. Deferred tax assets are reduced by a valuation allowance if current evidence indicates that it is considered more likely than not that these benefits will not be realized.

Comprehensive Income

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

Concentration of Credit Risk

A significant portion of the Company's cash at quarter ended September 30, 2007 and 2006 is maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit.

The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

The following table shows the individual customer’s revenue and account receivable balance which was higher than 5% of total revenue and total account receivables for the reporting periods, in the nine months and three months ended September 30, 2007 and 2006:

	NINE MONTHS ENDED SEPTEMBER 30,				THREE MONTHS ENDED SEPTEMBER 30,
	2007		2006		2007		2006
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Revenue	$15,796,295%		$12,365,423%		$7,559,443%		$4,726,795%
Individual customer's revenue
Zhuhai Gongbei Pharmaceutical Co, Ltd.	2,926,070	19%	1,919,106	16%	1,071,841	14%	369,653	8%
Jiangxi Huiren Pharmaceutical Co. Ltd.	1,831,311	12%	1,759,774	14%	476,851	6%	590,273	12%
Shenzhen Huihua Pharmaceutical Co. Ltd.	1,983,733	13%	1,840,557	15%	752,449	10%	707,565	15%
Shenyang Pharmaceutical Co. Ltd.	1,758,171	11%	1,633,459	13%	629,027	8%	670,733	14%
Guangdong Shaoqing Xinghu Technology Development Co. Ltd.	110,460	1%	1,035,539	8%	484	0%	301,538	6%
Shenzhen Sailede Bio-Tech. Development Co. Ltd.	95,828	1%	901,898	7%	420	0%	248,441	5%
Hubei Jiuzhoutong Pharmaceutical Co. Ltd	1,174,584	7%	-	0%	893,623	12%	-	0%
Auhui Huayuen Pharmaceutical Co. Ltd.	1,136,774	7%	413,078	3%	956,129	13%	413,078	9%

Account receivable, gross	$7,079,790%		$5,658,475%		$7,079,790%		$5,658,475%
Individual customer's account receivable gross balance
Zhuhai Gongbei Pharmaceutical Co, Ltd.	762,854	11%	300,208	5%	762,854	11%	300,208	5%
Jiangxi Huiren Pharmaceutical Co. Ltd.	675,836	10%	679,804	12%	675,836	10%	679,804	12%
Shenzhen Huihua Pharmaceutical Co. Ltd.	1,084,825	15%	759,029	13%	1,084,825	15%	759,029	13%
Shenyang Pharmaceutical Co. Ltd.	856,113	12%	693,146	12%	856,113	12%	693,146	12%
Guangdong Shaoqing Xinghu Technology Development Co. Ltd.	276,674	4%	637,216	11%	276,674	4%	637,216	11%
Shenzhen Sailede Bio-Tech. Development Co. Ltd.	212,818	3%	297,131	5%	212,818	3%	297,131	5%
Hubei Jiuzhoutong Pharmaceutical Co. Ltd	158,642	2%	117,430	2%	158,642	2%	117,430	2%
Auhui Huayuen Pharmaceutical Co. Ltd.	488,795	7%	519,138	9%	488,795	7%	519,138	9%

Basic and Diluted Earnings Per Share

The Company adopted Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (SFAS128). SFAS 128 requires the presentation of earnings per share (EPS) as Basic and Diluted EPS. Basic earnings per share are calculated by taking net income divided by the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated by taking basic weighted average shares of common stock and increasing it for dilutive common stock equivalents such as warrants that are in the money.

Foreign Currency Translation

The functional currency of the Company is the Renminbi (“RMB”), the PRC’s currency. The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared using the RMB, are translated into the Company’s reporting currency, United States Dollars. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

The exchange rates in effect at September 30, 2007 and 2006 were stated as follows: (for RMB 1.00):

	September 30,	September 30,
	2007	2006
Fixed rate	$0.1330	$0.1266
Average rate	$0.1303	$0.1250

In the nine months and three months ended September 30, 2007, the foreign exchange losses were $13,702 and $235, respectively.

Fair Value of Financial Instruments

The Company's financial instruments include cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses, value-added taxes, short-term and long-term bank loans, and loans payable to related parties. The carrying amounts of financial instruments other than long-term obligations approximate fair value due to their short maturities. Long-term obligations approximate fair value based upon rates currently available for similar instruments.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements", which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of the adoption of this standard on its financial statements.

In February 2007, the Financial Accounting Standards Board ("FASB") issued FASB 159 "The Fair Value Option for Financial Assets and Financial Liabilities" ("FASB 159"). FASB 159 permits entities to measure financial instruments and certain other items at fair value that are not currently measured at fair value. We are currently evaluating the impact of the adoption of SFAS 159 will have, if any, on our financial statements.

Recently Adopted Accounting Pronouncements

SFAS No. 123R, Share-Based Payment, an Amendment of SFAS No. 123, was issued in December 2004 and was effective as of the beginning of the Company’s 2006 fiscal year. SFAS No. 123R requires all share-based payments to qualified individuals, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their grant date fair values.

Interim Financial Information

The unaudited balance sheets, the unaudited statements of income and cash flows have been prepared in accordance with United States generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows, have been included in the interim periods reported. Readers of these financial statements should note that the interim results are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

5.	Refundable Purchase Price Paid

On, December 7, 2006, Benda Ebei paid approximately $1.2 million to SECO (Shenzhen) Biotech Co., Ltd. (“SECO”) pursuant to a purchase agreement signed between SECO and Benda Ebei on December 3, 2006 to acquire a technology know-how and drug specifications / technical parameters in producing a Gastropathy drug owned by SECO. As of quarter ended September 30, 2007, the deal has not been closed as the product certificate still not received from United States of America FDA and the amount paid is refundable per agreement if such approval is not obtained.

6.	Inventories

The Company’s inventories at September 30, 2007 and December 31, 2006 were comprised as follows:

	September 30, 2007	December 31, 2006
	(Unaudited)
Raw materials	$1,010,338	$311,064
Packing materials	200,697	80,639
Other materials / supplies	89,914	-
Finished goods	535,789	309,637
Work-in-progress	4,479,169	-
Total inventories at cost	6,315,907	701,339
Less: Reserves on work-in-progress	(4,110,409)	-
Total inventories, net	$2,205,498	$701,339

The provision of reserve was resulted from the manufacturing process of Gendicine, SiBiono’s sole product and SiBiono was acquired by the company in April 2007.

The following chart shows the manufacturing process of Gendicine (Ad-p53):

In the production process of finished goods, Gendicine, several working steps are needed: (i) large-scale culturing of adenovirus from master adenovirus bank; (ii) culturing of cell from master cell bank; (iii) purification. The whole process including step (i) to step (iii) takes approximately twenty-four days to make reagent (“original liquid”). This particular liquid can only be stored for approximately five years. It takes approximately another seven days for mixing and bottling original liquid to finished goods which is known as Gendicine.

Therefore, up to the stage of reagent, all the related production costs are treated as work-in-progress. The major components of those production costs are: (i) direct labor; (ii) direct materials; (iii) power; (iv) supplies and other materials and (v) manufacturing overheads.

Before acquisition, as of March 31, 2007, the accumulated units of original liquid produced was 198,075 and which could be converted to approximately 226,736 vials of Gendicine. However, the accumulated vials of Gendicine sold throughout the years 2004 to three months quarter ended March 31, 2007 were only approximately 18,424 vials. Thus the accumulated production costs, approximately $4,080,644 were remained as work in process as of three months quarter ended March 31, 2007.

Furthermore, due to the special feature of the original liquid which can only be stored for five years, and most of the original liquid was produced in the year of 2004, thus the provision of reserve on work in progress was $3,696,083 as of three month quarter ended March 31, 2007.

After the acquisition with the effective date April 1, 2007, the same accounting treatment was adopted for the treatment of the provision of reserve on work in progress. As of September 30, 2007, the provision of reserve on work in progress was $4,110,409.

No reserve for obsolete, slow-moving or non-salable inventory were required at year ended December 31, 2006, and an amount $4,110,409 was made a reserve on work-in-progress at quarter ended September 30, 2007.

7.	Prepaid expenses and deposits

As of September 30, 2007, the balance of prepaid expenses and deposits was increased by $2,334,389 which was mainly composed of the followings

a)	Ebei put deposit of Rmb11,185,267 or $1,487,886 in Everbright Bank to issue commercial bank notes. Such deposit will be discharged when corresponding commercial bank notes are cleared.

b)	Jianglin Benda put put deposit of Rmb2,253,938 or $299,823 in Everbright Bank to issue commercial bank notes. Such deposit will be discharged when corresponding commercial bank notes are cleared.

8.	Property and Equipments

The Company’s property and equipment at September 30, 2007 and December 31, 2006 were comprised as follows:

	September 30, 2007	December 31, 2006
	(Unaudited)
Buildings	$3,545,639	$2,227,710
Machinery and equipment	11,476,432	3,941,187
Office equipment	107,677	10,672
Motor Vehicles	187,801	32,971
Cost	15,317,548	6,212,540

Less: Accumulated Depreciation

Buildings	$(1,085,309)	$(875,351)
Machinery and equipment	(3,475,599)	(1,837,221)
Office equipment	(118,674)	(4,558)
Motor Vehicles	(173,264)	(7,129)
Accumulated Depreciation	(4,852,846)	(2,724,260)

Construction in progress	$15,127,216	$10,184,787

Total property and equipment, net	$25,591,918	$13,673,067

Total depreciation expense allocated to general and administrative expense was $337,982 and $657,382 for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively.

9.	Intangible Assets

The Company’s intangible assets at September 30, 2007 and December 31, 2006 were comprised as follows:

	September 30, 2007	December 31, 2006
	(Unaudited)
Land-use rights	$2,313,125	$1,068,036
Drugs permits and licenses	2,309,805	1,055,893
Technology formulas	971,060	679,700
Patent	2,652,656	-
Cost	8,246,646	2,803,630

Less: Accumulated amortization
Land-use rights	(219,790)	(150,465)
Drugs permits and licenses	(1,250,068)	(1,085,471)
Technology formulas	(125,983)	(66,210)
Patent	(1,149,484)	0
Accumulated amortization	(2,745,325)	(1,302,146)

Total intangible assets, net	$5,501,321	$1,501,483

As of September 30, 2007, the cost of intangible assets was increased by $5,443,016 which was mainly composed of the followings:

a)
Due to the acquisition of SiBiono, two items were included: (1) patent, the innovation and research results of Genedicine, with cost $2,652,656; (2) land use right with a total area 20,574 square meters, with cost $351,802

b)
Benda Ebei purchased a land use right with total purchase cost Rmb6 million or approximately $0.8 million. During the nine months ended as of September 30, 2007, an amount Rmb6 million or approximately $0.8 million was paid.

c)
Benda Ebei purchased a license for a new drug, which is a kind of anti-virus product in nature with total purchase cost Rmb9 million or approximately $1.20 million. During the nine months ended as of September 30, 2007, an amount Rmb9 million or approximately $1.20 million was paid.

d)
In May 2007, SiBiono enter into a co-operation agreement with DNAVEC, a Japanese gene therapy research institute, Under the terms of the agreement, DNAVEC will leverage SiBiono’s proven gene therapy manufacturing platform and will transfer the exclusive development and distribution rights of SeV-Gag in China to SiBiono. The total purchase cost Rmb2 million or approximately $0.27 million was paid during the nine months ended September 30, 2007 for obtaining such exclusive right.

10.	Goodwill and Acquisition Cost Payable

FASB 141 requires all acquisitions must be accounted for by allocating the acquisition consideration to the assets acquired based upon the fair market value of those assets. Consideration value that cannot be allocated to the acquired assets must be assigned to goodwill. In addition, it also requires eliminating the pooling treatment and eliminating the amortization of goodwill. FASB 142 requires that a company carrying goodwill on its books must revalue the assets acquired in a business combination. If there is an overall decline in the value of the acquired assets, then earlier booked goodwill is deemed “impaired” and must be written down. FASB 142 requires a two step impairment test. The fair value of a reporting unit is first compared to its carrying value, including goodwill. Then the implied fair value of the goodwill is compared to the carrying value of the goodwill. If the fair value is lower, it is considered to be impaired.

As of September 30, 2007, there was an amount approximately $7 million was recorded as goodwill. Since SiBiono was turned to profitable in the nine months ended September 30, 2007, therefore no impairment would be provided.

As of September 30, 2007, an accumulated amount, approximately Rmb51.5 million or approximately $6.85 million was paid and leaving a balance approximately $1.47 million as acquisition cost payable. The remaining balance would be settled gradually in 2008 after the discussion with the original shareholders of SiBiono.

11.	Restricted Cash and Bank Indebtedness

The bank indebtedness was resulted from the acquisition of SiBiono with the effective date April 1, 2007. The reasons for causing bank indebtedness were stated as follows:

a)
Among the cash and cash equivalents balances of SiBiono were composed of two parts; (i) unrestricted cash, which were generated from either operations, or loans from bank and financial institutions, or invested capital; (ii) restricted cash, which were obtained from the various government technology agencies as long term debt payable (see note 13 for the related details).

b)
The cash obtained from the various government technology agencies as long term debt payable could only be dedicated to the related project’s research and development activities and purchase of fixed assets and construction in progress, therefore the cash balances for that part will be classified as restricted cash.

c)	Therefore, due to the above reasons, SiBiono relocated the balances of restricted cash from the cash and cash equivalents balances for the reporting periods.

d)	However, since the balance of the restricted cash was larger than the balance of cash and cash equivalents balances, thus bank indebtedness were resulted for the reporting periods.

Due to the above reasons, SiBiono relocated the balances of restricted cash from the cash and cash equivalents balances with an amount $1,272,657 as of quarter ended September 30, 2007. However, since the balances of the restricted cash were larger than the balance of cash and cash equivalents balances, thus bank indebtedness were resulted with an amount $1,218,240 as of September 30, 2007.

12.	Bank Loans Payable

The Company’s bank loans at September 30, 2007 and December 31, 2006 were comprised as follows:

	September 30, 2007	December 31, 2006
	(Unaudited)
Bank loans due within one year	$2,918,768	$256,492
Bank loans due after one year	-	-
Total debt	$2,918,768	$256,492

At December 31, 2006, the Company had one outstanding bank loans with an amount $256,492 which was used primarily to fund construction in progress projects and for general working capital purposes and this loan had been settled as of quarter ended September 30, 2007.

At September 30, 2007, the Company’s subsidiary, Sibiono, had one outstanding bank loan with an amount $2,918,768 which was used primarily to fund construction in progress projects and for general working capital purposes. This loan carries annual interest rate of 6.34% and payable monthly on the 20th day of each month with maturity in 3 years, starting from April 30, 2005 and matures on April 29, 2008. This loan is considered as a term loan and is not revolving or renewable. This loan is personal guaranteed by Zhaohui Peng, the Chairman and a shareholder of SiBiono.

Total interest expense paid related to the Company’s outstanding bank loans was $95,840 and $44,335 in the nine months and three months ended September 30, 2007 respectively.

13.	Long Term Debt Payable

At September 30, 2007, loan term debt payable was raised due to the fact that various technology funds were obtained from various government technology agencies to support its gene therapy research and development activities during the past years and recorded as long term debt payable.

The long term debt payable at September 30, 2007 and December 31, 2006 were comprised as follows:

	September 30, 2007	December 31, 2006
	(Unaudited)
Long-term debt payable due within one year	$2,357,986	$-
Long-term debt payable due after one year	412,368	-
Total debt	$2,770,354	$-

Even though there were $2,357,986 long term debt payable due within one year as of quarter ended September 30, 2007, because of its non-repayable feature (except for the one formed with 3 Nanshan District Technology Funds dated on August 2, 2005. The remaining balance of this debt payable was Rmb1,500,000 or $199,533 and due on August 2, 2006. However, the company has obtained the consent from the 3 Nanshan District Technology Funds for delaying the payment. The final due date is still under negotiation), the obligations will be discharged once the examination by the various government technology agencies is conducted and most of the examination will be carried out and completed.

During the reporting period ended September 30, 2007, an amount of Rmb12,900,000 or $1,690,974,of long term debt payable was discharged and recorded as government subsidies, (see note 20 for the related details).

14.	Accounts Payable and Accrued Liabilities

At September 30, 2007, the balance of accounts payable and accrued liabilities comprised commercial notes of Rmb21,637,843 or $2,878,307 to various vendors issued by Benda Ebei.

15.	Welfare and Employment Liabilities

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the Company is required to maintain a welfare plan for all of its employees who are residents of the PRC. Based on the wages payable and according to the labor law of the PRC, the Company accrues 14%, 2%, and 1.5% on a monthly basis, for employees’ welfare, labor union fees, and education and training programs, respectively. As of September 30, 2007, the company had accrued accumulate approximately $301,486 for the employees’ welfare, approximately $43,069 for labor union fees and $32,302 for education and training programs.

16.	Statutory Reserves

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the Company is required to make annual appropriations to a statutory surplus reserve fund for each of its PRC subsidiaries. Specifically, the Company is required to allocate 15% its profits after taxes at the fiscal year end, as determined in accordance with the PRC accounting standards applicable to the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the Company. As of September 30, 2007, and December 31, 2006, the registered capital of the Company’s PRC subsidiaries was $20,026,617 and $12,017,575 respectively.

17.	Related Party Transactions and Long Term Loan Receivable

Due from related parties at September 30, 2007 and December 31, 2006 were comprised as follows:

	September 30, 2007	December 31, 2006
	(Unaudited)
Yiqing, Wan
Due to Ever Leader Holdings Co. Ltd.	$529,710	$455,275
Hubei Benda Science and Technology Co. Ltd
Due to Yidu Benda Chemicals Co. Ltd.	1,457,467	1,299,479
Due to Ever Leader Holdings Co. Ltd.	569,405	210,518
Xiaozhi Zhang
Due to Shenzhen SiBiono Gene Tech Co. Ltd.	4,932	-
Pong Tsaiohuei
Due to Shenzhen SiBiono Gene Tech Co. Ltd.	1,839	-
Eric Yu
Due to Benda Pharmaceutical Inc.	231	-
Feng Wang
Due to Beijing Shusai Pharyngitis Research Co. Ltd.	28,447	11,543
Total due from related parties	$2,592,031	$1,976,815

Due to related parties at September 30, 2007 and December 31, 2006 were comprised as follows:

	September 30, 2007	December 31,2006
	(Unaudited)
Hubei Benda Science and Technology Co. Ltd
Due from Hubei Tongji Benda Ebei Phamacetucial Co. Ltd.	$144,085	$236,205
Due from Jiangliang Benda Pharamaceutical Co. Ltd.	1,818,402	1,833,358
Due from Beijing Shusai Pharyngitis Research Co. Ltd.	3,025	-
Wei Xu
Due from Hubei Tongji Benda Ebei Phamacetucial Co. Ltd.	931,153	943,865
Due from Beijing Shusai Pharyngitis Research Co. Ltd.	59,779	20,937
Yiqing, Wan
Due from Hubei Tongji Benda Ebei Phamacetucial Co. Ltd.	128,600	-
Due from Shenzhen SiBiono Gene Tech Co. Ltd.	74,424	-
	$3,159,468	$3,034,365

The above advances bear no interest and the above loans due to related parties are unsecured, non-interest bearing and are not convertible into equity. Long-term debts are due on December 31, 2012. Proceeds from the above loans were used primarily for general working capital purposes.

At September 30, 2007, there was a long term loan receivable, with an amount $133,022 which was advanced to Hua Shen, Deputy General Manager of Sales of SiBiono, for the promotion, marketing, and conference activities. This advance for the related parties is unsecured, non-interest bearing and the repayment period would be 18 months, and starting date was December 29, 2006. This was under the normal course of business and those expenses would be settled in due course.

18.	Redeemable Common Stock Issuable For Services

On April 5, 2007, Benda Ebei entered into Equity Transfer Agreements with certain shareholders of SiBiono to purchase a total of approximately 57.57% of the shares of SiBiono’s common stock for total consideration of RMB60,000,000 due and payable on or before April 30, 2007.

On June 11, 2007, Benda Ebei entered into additional Equity Transfer Agreements with Yaojin Wang (“Wang”) and Huimin Zhang “(Zhang”), also shareholders of SiBiono, for the purchase of an additional 2.56% of the shares of SiBiono’s common stock for total consideration of RMB2,560,000 due and payable on or before June 30, 2007.

In connection with the above Equity Transfer Agreements, Benda Pharmaceutical, Inc. (the “Company”) entered into a Financial Consultancy Agreement with Super Pioneer International Limited (“Super Pioneer”) and Technical Consultancy Agreements with Wang and Zhang for financial and technical consultancy services to be rendered. Pursuant to the Financial and Technical Consultancy Agreements (the “Agreements”), the Company agreed to issue an aggregate of 2,189,560 shares of its common stock to Super Pioneer, Wang and Zhang within three months from the date of the Agreements. Super Pioneer, Wang and Zang also agreed to refrain from selling shares of the Company’s common stock for a period of twelve months from the date of the issuance of the shares (the “Lock-up Period”). Within three months from expiration of the Lock-up Period, in the event that the public trading price of the Company’s common stock has not reach $3.60 per share and the Company’s common stock has not been listed on either the NASDAQ or AMEX stock exchanges, Super Pioneer, Wang, and Zang will have the option to require the Company to redeem an aggregate 2,049,560 shares of the Company’s common stock owned by Super Pioneer, Wang, and Zhang at a price of $3.60 per share.

In accordance EITF Topic D-98, “Classification and Measurement of Redeemable Securities” (“EITF Topic D-98”), as the Agreements governing the issuance of the 2,189,560 shares of common stock to Super Pioneer, Wang, and Zang contain provisions requiring the Company to repurchase 2,049,560 of these shares at a redemption price of $3.60 per share at the option of the holders (if certain events outside of control of the Company do not occur), these 2,049,560 shares have been classified as redeemable common stock, at their redemption price of $3.60 per share, outside of permanent equity at September 30, 2007.

19.	Other general and administrative

For the reporting periods, nine months ended September 30, 2007 and 2006 and three months ended September 30, 2007 and 2006, the amount of other general and administrative expenses was $1,751,759, $391,632, $777,620, and $115,271 respectively. The following table shows the major events that included:

	Nine Months Ended		Three Months Ended
	September 30		September 30
	2007	2006	2007	2006
Audit services fee	$265,608	64,191	$57,670	5,794
Advertisement expenses	48,818	-	33,965	7,874
Postage, courier and printing expenses	20,226	-	-	-
Legal services fee and related expenses	148,979	-	68,302
Office expenses	258,047	60,982	115,968	6,939
Salary and wages	482,316	132,889	257,716	39,702
Conferences and related expenses	32,479	13,800	12,329	13,800
Consultation services fee	47,054	-	-
Rental and utilities	43,510	9,623	14,736	13,576
Filing, investor relationship activity expenses	92,641	-	26,788
Travel and transportation expenses	205,159	44,138	121,403	11,993
Total	$1,644,837	325,623	$708,877	99,678

20.	Government Subsidies / Grants

As mentioned in the note 13, long term debt payable, various technology funds were obtained from various government technology agencies to support its gene therapy research and development activities during the past years and recorded as long term debt payable. According to the technology fund agreements, the various government technology agencies will examine the results of research and development according to the status of the projects. Once the examination is taken place, the obligation of a particular debt payable is discharge accordingly.

According to US GAAP, once the obligation of a particular debt payable is discharged, the amount of this particular debt payable should be treated as government subsidies / grants. During the reporting period ended September 30, 2007, an amount of Rmb12,900,000 or $1,690,974 was recognized as government subsidies / grants and the corresponding debt payable was discharged.

21.	Income Taxes

Benda is subject to Delaware, United State of America tax, but no provision for income taxes were made for the nine months and three months ended September 30, 2007 and 2006 as Benda did not have reportable taxable income for the period.

Ever Leader, a wholly owned subsidiary of Benda, is subject to Hong Kong tax, but no provisions for income taxes were made for the nine months and three months ended September 30, 2007 and 2006 as Ever Leader did not have reportable taxable income for the periods.

Benda Ebei was registered as a Sino-Foreign Equity Joint Venture on May 26, 2004 and is subject to the tax laws applicable to Sino-Foreign Equity Joint Ventures in the PRC. Benda Ebei, starting from November 4, 2005, is fully exempt from PRC enterprise income tax for two years starting from the first profit-making year, followed by a 50% reduction in income taxes for the following three years, commencing from the first profitable year,

Jiangling Benda and Yidu Benda are cross-municipal investment entities and enjoy the same tax treatment as Sino-Foreign Joint Ventures, starting from November 4, 2005, and were therefore exempt from PRC enterprise income tax for two years starting from the first profit-making year, followed by a 50% reduction in income taxes for the following three years, commencing from the first profitable year. Cross-municipal investments entities refer to entities that are incorporated in one municipal region but have investments in another municipal region.

Beijing Shusai did not have taxable income for the nine months and three months ended September 30, 2007 and 2006.

The Company expects that some of these exemption periods will expire in November 2007, after which Benda Ebei, Jiangling Benda and Yidu Benda can be expected to an average 15% tax rate. The remaining tax holidays will expire on November 2010, thereafter these operating companies will be subject to the regular 25% tax rate, according to the new PRC corporate income tax with the effective date January 1, 2008, on corporate profits.

According to the taxation regulations of Shenzhen, a Special Economic District of PRC, SiBiono is subject to the full income tax rate of 15% on taxable income. The net losses for the previous year can be carried forward for a maximum period of five years. If the company is approved and recognized as high-tech company, the company can enjoy three years of 50% of the full tax rate with an extension for the coming next three years. Therefore, there was no provision for income taxes made for the quarter ended September 30, 2007. SiBiono also plans to apply for the PRC enterprise tax exemption for two years starting from the first profit-making year, followed by a 50% reduction in income taxes for the following three years in the near future.

As a result of the above tax exemptions, there was no income taxes payable for the Company for the nine months and three months ended September 30, 2007 and 2006. Had these tax exemptions not been available to the Company, income tax expense would have increased by approximately $1,280,000, $943,000, $120,000 and $248,000 for the nine months and three months ended September 30, 2007 and 2006, respectively.

22.	Long Term Convertible Promissory Note

Our quarterly financial statements (for the three months and nine months ended September 30, 2007) include enhanced note disclosure addressing the fair value of the convertible promissory notes and warrants and the appropriate accounting treatment for the overall transaction.

Additionally, the enhanced note disclosure includes a detailed discussion of the accounting for the debt discount resulting from the relative fair value of the warrants issued in conjunction with the convertible promissory notes (calculated in accordance with APB 14) and the debt discount resulting from the beneficial conversion feature / conversion discount associated with the convertible promissory notes (calculated in accordance with EITF 98-5 and EITF 00-27) as follows:

In March and April of 2007, the Company entered into Investment Agreements (“Agreements”) with certain accredited and institutional investors (“Investors”) pursuant to which the Investors purchased from the Company a total of 252 Units (“Units”), resulting in aggregate gross proceeds to the Company $7,560,000, with each Unit consisting of: (i) a Convertible Promissory Note (“Note”) in the principal amount of $30,000 and convertible into 54,087 shares of the Company's common stock; and (ii) a Common Stock Warrant (“Warrant”) to acquire 54,087 shares of the Company’s common stock at an exercise price of $0.555 per share and expiring on November 14, 2011. The Notes are immediately convertible at the option of each Investor, bear interest at a rate of 4% per annum, and mature on March 28, 2009. At September 30, 2007, the aggregate $7,560,000 principal balance of the notes remained outstanding and during the nine months and three months ended September 30, 2007, the Company recorded $148,300 and $76,221, respectively of interest expense related to the Notes.

The Company has accounted for the Warrants issued in conjunction with the Notes in accordance with the provisions of APB No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” (“APB 14”). Accordingly, the Warrants were valued using a Black-Scholes option pricing model with the following assumptions: (i) a risk free interest rate of 4.63%, (ii) a contractual life of 4.6 years, (iii) an expected volatility of 25%, and (iv) a dividend yield of zero. The relative fair value of the Warrants, based on an allocation of the value of the Notes and the value of the Warrants issued in conjunction with the Notes, was recorded as a debt discount (with a corresponding increase to additional paid-in capital) in the amount of $5,174,911, and is being amortized to interest expense over the expected term of the Notes.

Additionally, the difference between the effective conversion price of the Notes into shares of the Company’s common stock, and the fair value of the Company’s common stock on the date of issuance of the Notes, resulted in a beneficial conversion feature of $2,385,089 (capped at the $7,560,000 of gross proceeds raised less the previously calculated $5,174,911 debt discount associated with Warrants issued in conjunction with the Notes) and was calculated in accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”. This beneficial conversion feature was recorded as an additional debt discount (with a corresponding increase to additional paid-in capital) and is being amortized to interest expense over the expected term of the Notes.

During the nine and three months ended September 30, 2007, the Company recorded $1,923,611and $962,626 , respectively, in interest expense related to the amortization of the debt discount associated with the Warrants and the debt discount associated with the beneficial conversion feature.

The Company also incurred $529,200 in placement agent commissions related to the issuance of the Notes and Warrants. This amount was recorded by the Company as debt issue costs and is being amortized over expected term of the Notes. For the nine and three months ended September 30, 2007, the Company recorded $134,653 and $67,384, respectively, in amortization expense related to debt issue costs.

The securities underlying the Notes and Warrants issued to the Investors are also subject to the terms of a Make Good Agreement entered into in connection with a financing the Company executed in November of 2006 (the “Make Good Agreement”). The Company further represented to the Investors that its target net income for fiscal year 2007 (“FY07 Net Income”) will be greater than or equal to $10.0 million (adjusted for a variety of non-cash charges) (the “Performance Threshold”). In the event the Performance Threshold is not attained, the Company is required to issue to the Investors a pro rata portion of 1,000,000 shares of the Company’s common stock for every one (1) cent by which the Company’s earnings per share, determined on a fully diluted basis, is less than $0.065. In our accounting for the Long Term Convertible Promissory Note, our analysis of the Performance Threshold had no effect because of the cap of the debt discounted and beneficial conversion feature as calculated in accordance with EITF 98-5.

The Company is also required to register for resale: (i) the shares of common stock underlying the Notes; and (ii) 150% of the shares of common stock underlying the Warrants, on a registration statement to be filed with the Securities and Exchange Commission (“Registration Statement”) and such Registration Statement is required to be declared effective by August 15, 2007 (the “Effectiveness Deadline”). If the Registration Statement does not become effective by the Effectiveness Deadline, or if the Company fails to maintain the effectiveness of the Registration Statement, for any reason, the Company is required to pay the Investors in cash an amount equal to 1% of the purchase price of each Unit held by the Investors on such Effectiveness Deadline or the first day of such failure to maintain the Registration Period, as applicable, and for every 30 day period (or part) thereafter, in each case until cured (“Registration Delay Payments”), provided that the Registration Delay Payments will not exceed 10% of the purchase price of the Units. In the event that the Registration Delay Payments are not made in a timely manner, such Registration Delay Payments will bear interest at a rate of 1.5% per month until paid in full.

The calculated fair value of the warrants (issued in conjunction with the convertible promissory notes) was recorded as a debt discount (reduction to the carrying value of the convertible promissory notes) with a corresponding increase (credit) to additional paid in capital.

In accordance with the registration rights granted to investors who purchased the convertible promissory notes and warrants, we are required to file a registration statement with the Securities and Exchange Commission (“Registration Statement”) attempting to register the potentially issuable shares of common stock underlying the convertible promissory notes and warrants. There is no cash settlement requirement in the event the Company cannot deliver Registered Shares.

Specifically, in the event the Registration Statement is not declared effective by August 15, 2007 (“Effectiveness Deadline”), we are required to pay to the investors in cash an amount equal to 1% of the purchase price paid by each investor for the convertible promissory notes and warrants (“Registration Delay Payments”). Additionally, for every 30 day period (or part) thereafter that the Registration Statement is not declared effective, we are required to continue to make Registration Delay Payments, provided that such Registration Delay Payments shall not exceed 10% of the purchase price paid by each investor for the convertible promissory notes and warrants.

In accordance with FASB staff position No.. EITF00-19-2 the Company recorded $420,000 in Registration Delay Expense of which $240,000 is for the period from October 1 through November 30,2007. EITF 00-19-2 requires the Company to record the expense when it is probable that the liability has been incurred and the amount can be reasonably estimated.

23.	Common Stock, Preferred Stock, Additional Paid-in Capital, Warrants and Options

At December 31, 2006, the Company had an aggregate of:

(a) None shares of Preferred Stock issued and outstanding;

(b) 96,258,411 shares of Common Stock issued and outstanding, par value $0.001 each;

(c) The balance of additional paid-in capital was $13,099,424, which is comprised of followings:

•	To change par value from $0.01 to $0.001 for shares of the Company outstanding as of November 17, 2005, with a credit amount of $584,481

•	To adjust par value of common stock of the Company outstanding as of March 31, 2006, with a debit amount of $5,354;

•	Waiver of shareholder loan from Ever leader on September 5, 2006, with a credit amount of $2,298,434;

•	To eliminate the common stock and additional paid-in capital of the Company on November 15,2006, with a credit amount of $16,215,770;

•	To eliminate the accumulated deficit of the Company according to the reverse merger on November 15,2006, with a debit amount of $ 16,209,962;

•	Issuance of common stock 25,961,760 at $0.4622 per share on November 15 2007, with a credit amount of $11,974,038

•	To relocate original common stock of Ever Leader on November 15, 2006, with a credit amount of $1,285;

•	Issuance of common stock 64,942,369 to Ever Leader on November 15, 2006, with a debit amount of $ 64,942

•	To charge placement agent commission and transaction related fee of reverse merger on November 15, 2006, with a debit amount of $ 1,694,326.

(d) 706,195 shares of Common Stock to be issuable for services rendered related to the Exchange Transaction and those services rendered by the various consultants were valued at the private placement offering price of the Company Common Stock on November 15, 2006 at $0.4622 per share or total $326,403;

(e) 28,557,936 Warrants, each convertible into one (1) share of the Company’s Common Stock, issued and outstanding, and;

(f) None Options issued and outstanding.

At March 28, 2007, the amount of 706,195 shares of the Company Common Stock ($0.001 par value) was issued to various consultants for services rendered as mentioned in above (d).

At July 31,2007 and August 16,2007, 546,994 and 65,200 warrants, respectively were exercised under cashless arrangement at strick price of $0.555 per share, with total amount of $339,768 being charged to consultant and professional fees.

At September 30, 2007, the Company has an aggregate of:

(a) None shares of Preferred Stock issued and outstanding;

(b) 97,576,800 shares of Common Stock issued and outstanding, par value $0.001 each;

(c) The balance of additional paid-in capital was $21,324,277, which is comprised of followings:

•	To change par value from $0.01 to $0.001 for shares of the Company outstanding as of November 17, 2005, with a credit amount of $584,481

•	To adjust par value of common stock of the Company outstanding as of March 31, 2006, with a debit amount of $5,354;

•	Waiver of shareholder loan from Ever leader on September 5, 2006, with a credit amount of $2,298,434;

•	To eliminate the common stock and additional paid-in capital of the Company on November 15,2006, with a credit amount of $16,215,770;

•	To eliminate the accumulated deficit of the Company according to the reverse merger on November 15,2006, with a debit amount of $ 16,209,962;

•	Issuance of common stock 25,961,760 at $0.4622 per share on November 15, 2006, with a credit amount of $11,974,038

•	To relocate original common stock of Ever Leader on November 15, 2006, with a credit amount of $1,285;

•	Issuance of common stock 64,942,369 to Ever Leader on November 15, 2006, with a debit amount of $ 64,942

•	To charge placement agent commission and transaction related fee of reverse merger on November 15, 2006, with a debit amount of $ 1,694,326.

•	Issuance of common stock 706,195 at $0.4622 per share, with a credit amount of $325,697 ;

•	Being addition of debt discount on beneficial conversion feature on convertible promissory notes, with a credit amount of $1,741,431 for the quarter ended June 30, 2007;

•	Being addition of debt discount on warrants issued with convertible promissory notes, with a credit amount of $3,778,569 for the quarter ended June 30, 2007;

•	Being addition of debt discount on beneficial conversion feature on convertible promissory notes, with a credit amount of $643,658 for the quarter ended September 30, 2007;

•	Being addition of debt discount on warrants issued with convertible promissory notes, with a credit amount of $1,396,342 for the quarter ended September 30, 2007;

•	Exercise of warrants by 546,994 shares at $0.555 per share on July 31, 2007, with a credit amount of $303,035;

•	Exercise of warrants by 65,200 shares at $0.555 per share on August 16, 2007, with a credit amount of $36,121.

(d) 27,945,742 Warrants, each convertible into one (1) share of the Company’s Common Stock, issued and outstanding, and;

(e) None Options issued and outstanding.

24.	Commitments and Contingencies

A legal litigation was outstanding on September 22, 2006 in SiBiono. The litigation was about a purchase of an equipment by the company with the total contract amount of Rmb1,730,000 or approximately $217,236. According to the judicial decision of the People’s Court (Junior) of Lian Yun District of Lian Yun City, PRC dated on April 20, 2007, since the company had already paid the initial deposit, thus the company should compensate the supplier with an amount of Rmb398,625 or approximately $50,055. The company appealed the case to the People’s Court (Senior) of Lian Yun District of Lian Yun City, PRC dated on May 18, 2007. The case is still under first appeal process.

As of reporting periods ended at September 30 2007 and December 31, 2006, there was an operating lease commitment and the amount for the respective periods are stated as follows;
	September 30,	Decemebr 31,
	2007	2006
	(Unaudited)
Operating Lease
Rental and Property Management Fee
Within one year	$27,364	$-
One to two year	20,891	-
Total commitments payable	$48,254	$-

25.	Segment Information

The company states the segment information according to the requirement stated in paragraph 37 of SFAS 131. The company produces five different categories of products and each category of product is produced in different subsidiaries or operation plants. The details are stated as follows:

a)	Benda Ebei produces conventional medicines which including banded and generic medicines;

b)	Jiangling Benda produces active pharmaceutical ingredients, APIs;

c)	Yidu Benda produces bulk chemicals;

d)	Beijing Shusai produces pharyngitis killer therapy; and

e)	SiBiono produces gene therapy medicines, Gendicine.

Therefore, according to the requirement stated in paragraph of SFAS 131, the company reports the segment information according to the un-identical products that produced in each subsidiary.

Since five different categories of products are produced in five difference subsidiaries or operation plants, therefore according to the requirement stated in paragraph 27 of FSAS 131, the company reports the total assets for each of the reportable segments according to the total assets of each subsidiary.

Selected financial information for each of these segments for the nine months and three months ended September 30, 2007 and 2006 were as follows:

	NINE MONTHS ENDED SEPTEMBER 30,		THREE MONTHS ENDED SEPTEMBER 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

	Benda Ebei		Benda Ebei
Products produced	2007	2006	2007	2006
Conventional medicines/injection vials
Revenue from external customers	$11,780,412	$7,634,663	$5,749,690	$2,773,289
Intersegement revenue	-	-	-	-
Segment profit (loss)	3,153,071	$2,072,858	1,971,405	1,029,508

Total assets, segment	$26,546,870	$10,324,496	$26,546,870	$10,324,496

	Jiangling Benda		Jiangling Benda
Products produced	2007	2006	2007	2006
Active pharmaceutical ingredients
Revenue from external customers	$-	$15,491	$-	$45
Intersegement revenue	-	-	-	-
Segment profit (loss)	(61,786)	$(168,666)	(40,175)	139,620

Total assets, segment	$7,678,034	$3,908,879	$7,678,034	$3,908,879

	Yidu Benda		Yidu Benda
Products produced	2007	2006	2007	2006
Bulk chemicals
Revenue from external customers	$701,590	$4,696,623	$3,071	$1,934,815
Intersegement revenue	-	-	-	-
Segment profit (loss)	(542,093)	$1,819,388	(66,857)	891,617

Total assets, segment	$6,943,868	$8,111,711	$6,943,868	$8,111,711

	Beijing Shusai		Beijing Shusai
Products produced	2007	2006	2007	2006
Pharynigitis killer therapy
Revenue from external customers	$35,791	$18,646.00	$12,738	$18,646.00
Intersegement revenue	-	-	-	-
Segment profit (loss)	(85,392)	$(41,480)	(33,128)	(17,445)

Total assets, segment	$115,588	$134,406.18	$115,588	$134,406

	SiBiono		SiBiono
Products produced:	2007	2006	2007	2006
Genedicin (Ad-p53)
Revenue from external customers	$3,278,502	$-	$1,793,944	$-
Intersegement revenue	-	-	-	-
Segment profit (loss)	1,635,415	$-	952,036	-

Total assets, segment	$12,449,840	$-	$12,449,840	$-

	TOTAL		TOTAL
	NINE MONTHS ENDED September 30,		THREE MONTHS ENDED September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue from external customers	$15,796,295	$12,365,423	$7,559,443	$4,726,795
Intersegement revenue	-	-	-	-
Segment profit (loss)	4,099,215	$3,682,100	2,783,281	2,043,300

Total assets, segment	$53,734,201	$22,479,492	$53,734,201	$22,479,492

The results of the consolidated net profit before income taxes for the reporting periods are as follows:

	TOTAL		TOTAL
	NINE MONTHS ENDED September 30,		THREE MONTHS ENDED September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Profit
Total profit for reportable segment	$4,099,215	$3,682,100	$2,783,281	$2,043,300
Unallocated amounts:	-	-	-	-
Other corporate expense	(9,749,790)	(107,330)	(1,109,455)	(25,211)
Total consolidated profit before income taxes	(5,650,575)	$3,574,770	1,673,826	2,018,089

Total assets	$57,877,614	$22,494,269	$57,877,614	$22,494,269

The other corporate expense was $9,749,790 in the nine months ended September 30, 2007 and they were composed of the following events:

a)	$134,653 was incurred for the amortization expense of the placement agent commission related to debt issue costs, see not 20 for details;

b)	$8,222,184 was incurred for the consultant and professional fees, see the note 18 and note 24 for details;

c)	$208,692 was incurred for the audit services fee;

d)	$120,000 was incurred for later filing of 10K; $420,000 was incurred for registration statement late effective penalty;

e)	$92,641 was incurred for investor relations, transfer agent and filing fee

f)	$239,599 was incurred for salary and wages.

The other corporate expense was $107,330 in the nine months ended September 30, 2006 and they were composed of the following events:

a)	$58,161 was incurred for audit services;

b)	$45,684 was incurred for foreign exchange losses;

For the details of information of this particular, it should be read in conjunction with the management discussion and analysis section.

The following table shows the reconciliation between the segments assets and the total assets for the reporting periods, in the nine months and three months ended of 2007 and 2006:

	NINE MONTHS ENDED September 30,		THREE MONTHS ENDED September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total assets, segment	$53,734,201	$22,479,492	$53,734,201	$22,479,492
Total assets of corporate:
Cash and cash equivalent	221,298	14,777	221,298	14,777
Bank indebtedness	1,218,240		1,218,240
Prepaid expesnes and deposit	9,983	-	9,983	-
Refundable purchase price paid	1,200,000	-	1,200,000	-
Due from related parties	1,099,345	-	1,099,345	-
Debit issue costs:
placement agent commission	394,547	-	394,547	-
Accumulative other comprehensive income		-		-
Total assets	$57,877,614	$22,494,269	$57,877,614	$22,494,269

26.	Subsequent Events

There is no material subsequent event.

BENDA PHARMACEUTICAL, INC.

Condensed Consolidated Audited Financial Statements
For the years ended December 31, 2006 and 2005
(Stated in US Dollars)

BENDA PHARMACEUTICAL, INC.
CONDENSED CONSOLIDATED AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

KEMPISTY & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS, P.C.

15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Benda Pharmaceutical, Inc.

We have audited the accompanying consolidated balance sheets of Benda Pharmaceutical, Inc and Subsidiaries (the "Company") as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Benda Pharmaceutical, Inc. and Subsidiaries as of December 31, 2006 and 2005 and the results of its operations and cash flows for each of the years in the two year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
April 14, 2007

Benda Pharmaceutical, Inc.
Consolidated Balance Sheets
(Amounts expressed in U.S. Dollars)

	December 31	December 31
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$1,676,119	$308,082
Trade receivables, net	6,193,585	3,924,683
Other receivables	99,733	112,520
Refundable purchase price paid (Note 3)	5,367,801	-
Inventories (Note 4)	701,339	447,082
Prepaid expenses and deposits	372,548	352,312
Total current assets	14,411,124	5,144,679
Due from related parties (Note 10)	1,976,815	1,444,788
Property and equipments, net (Note 5)	13,673,067	11,096,865
Intangible assets, net (Note 6)	1,501,483	1,014,923
Total Assets	$31,562,489	$18,701,255
Liabilities & Shareholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$1,823,030	$1,296,473
Taxes payable	226,931	358,385
Bank loans payable (Note 7)	256,492	1,970,984
Short-term loans payable	-	24,792
Wages payable	145,903	124,847
Deferred revenues	1,732	-
Due to related parties, shareholder loans (Note 12)	-	2,298,434
Total current liabilities	2,454,088	6,073,915
Due to related parties (Long-term) (Note 10)	3,034,365	3,174,486
Total liabilities	5,488,454	9,248,401
Minority interest	2,154,356	1,548,882
Shareholders' Equity
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
None issued and outstanding	-	-
Common stock, $0.001 par value; 150,000,000 shares authorized;
96,258,411 shares issued and outstanding as of 12/31/2006;
64,942,360 shares issued and outstanding as of 12/31/2005	96,258	64,942
Additional paid in capital (Note 12)	13,099,424	584,481
Retained earnings (unrestricted)	7,437,663	5,751,566
Statutory surplus reserve fund (Note 9)	1,869,523	1,231,427
Accumulative other comprehensive income	1,090,408	271,555
Shares issuable for acquisition and services (Note 13)	326,403	-
Total Shareholders' Equity	23,919,680	7,903,972
Total Liabilities & Shareholders' Equity	$31,562,489	$18,701,255

The accompanying notes are an integral part of these consolidated financial statements.

Benda Pharmaceutical, Inc.
Consolidated Statements of Operations
(Amounts expressed in U.S. Dollars)

	December 31	December 31
	2006	2005
Revenue	$15,932,075	$15,414,106
Other sales	2,937	-
Cost of good sold	(8,925,430)	(9,361,497)
Gross profit	7,009,582	6,052,609
Selling expenses	(599,571)	(697,521)
General and administrative expenses
Amortization	(254,990)	(195,838)
Depreciation	(643,794)	(649,726)
Shares issuable for services (Note 13)	(326,403)	-
Other general and administrative (Note 14)	(1,897,839)	(600,479)
Total general and administravive expenses	(3,123,026)	(1,446,043)
Research and development	(30,821)	(16,604)
Total operating expenses	(3,753,418)	(2,160,168)
Operating Income	3,256,164	3,892,441
Interest expenses	(108,811)	(150,498)
Other income (expenses)	(530,571)	(49)
Income before minority interest and income taxes	2,616,782	3,741,894
Income taxes (Note 11)	-	-
Minority interest	(298,024)	(256,126)
Net Income	$2,318,758	$3,485,768
Earnings per share - basic	$0.03	$0.05
Weighted average shares outstanding - basic	73,414,057	64,942,360
Earnings per share - diluted	$0.03	$0.05
Weighted average shares outstanding - diluted	74,864,283	64,942,360

The accompanying notes are an integral part of these consolidated financial statements.

Benda Pharmaceutical, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
(Amounts expressed in U.S. Dollars)

			Additional	Retained	Statutory Surplus	Accumulated Other	Shares Issuable for Acquisition	Total
	Common Stock		Paid-in	Earnings	Reserve	Comprehensive	and	Stockholder's
	Shares	Amount	Capital	(Unrestricted)	Fund	Income	Services	Equity
Balance at December 31, 2005	64,942,360	$64,942	$584,481	$5,751,566	$1,231,427	$271,555	$-	$7,903,972
Issuance of common stock for cash:
Original Shareholders of Applied Spectrum Technologies, Inc.	2,954,141	2,954	-	-	-	-	-	2,954
Issuance of common stock for cash:
1/4/06, 1,500,000 shares at $0.05 per share	1,500,000	1,500	-	-	-	-	-	1,500
Issuance of common stock for services:
1/4/06, 200,000 shares at $0.05 per share	200,000	200	-	-	-	-	-	200
Issuance of common stock for cash:
3/10/06, 700,000 shares at $0.05 per share	700,000	700	-	-	-	-	-	700
To adjust par value of common stock outstanding
as of 3/31/06 for Applied Spectrum Co. Ltd.	-	-	(5,354)	-	-	-	-	(5,354)
Net income for the quarter ended 3/31/06	-	-	-	848,687	-	-	-	848,687
Foreign currency translation adjustment	-	-	-	-	-	181,681	-	181,681
Balance at March 31, 2006 (Unaudited)	70,296,501	70,296	579,127	6,600,253	1,231,427	453,236	-	8,934,340
Net income for the quarter ended 6/30/06	-	-	-	304,759	-	-	-	304,759
Foreign currency translation adjustment	-	-	-	-	-	72,132	-	72,132
Balance at June 30, 2006 (Unaudited)	70,296,501	70,296	579,127	6,905,012	1,231,427	525,368	-	9,311,231
Collective issuance of common stock on 7/21/06	50	-	-	-	-	-	-	-
Collective issuance of common stock on 8/30/06	100	-	-	-	-	-	-	-
Waiver of the shareholder loan from Ever Leader on 9/5/06	-	-	2,298,434	-	-	-	-	2,298,434
Issuance of common stock for cash:
11/15/06, 25,961,760 shares at $0.4622 per share	25,961,760	25,962	11,974,038	-	-	-	-	12,000,000
Eliminate the common stock and additional paid-in capital
of Applied Spectrum Technologies, Inc. on 11/15/06	-	-	16,215,770	-	-	-	-	16,215,770
Eliminate the accumulated deficit of Applied Spectrum
Technologies, Inc., according to reverse merger on 11/15/06	-	-	(16,209,962)	-	-	-	-	(16,209,962)
Reallocate original common stock of Ever Leader
to paid-in capital, on 11/15/06	-	-	1,285	-	-	-	-	1,285
Issuance of common stock to Ever Leader:
11/15/06, 64,942,369 at par value $0.001	-	-	(64,942)	-	-	-	-	(64,942)
Reverse merger on 11/15/06,
placement agent commission and transaction related fee	-	-	(1,694,326)	-	-	-	-	(1,694,326)
Allocation of retained earnings to statutory reserve fund	-	-	-	(638,096)	638,096	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	565,040	-	565,040
Issuance of common stock to be issued for services:
11/15/06, 706,195 shares							326,403	326,403
Eliminate the net deficit of Applied Spectrum Technologies, Inc. 11/15/06	-	-	-	5,435	-	-	-	5,435
Net income for the year, 12/31/06	-	-	-	1,165,312	-	-	-	1,165,312
Balance at December 31, 2006	96,258,411	96,258	13,099,424	7,437,663	1,869,523	1,090,408	326,403	23,919,680

Issuance of common stock to various consultants, $0.001 par value; 706,195 shares, services valued at $0.4622 per share;	706,195	706	325,697	-	-	-	(326,403)	-
Debt discount - beneficial conversion feature
on convertible promissory notes (Note 20)	-	-	1,741,431	-	-	-	-	1,741,431
Debt discount - warrants issued with
convertible promissory notes (Note 20)	-	-	3,778,569	-	-	-	-	3,778,569
Net income for the quarter ended 3/31/07	-	-	-	416,037	-	-	-	416,037
Foreign currency translation adjustment	-	-	-	-	-	333,723	-	333,723
Balance at March 31, 2007 (Unaudited)	96,964,606	$96,964	$18,945,121	$7,853,700	$1,869,523	$1,424,132	$-	$30,189,441
Debt discount - beneficial conversion feature
on convertible promissory notes (Note 20)	-	-	643,658	-	-	-	-	643,658
Debt discount - warrants issued with
convertible Promissory notes (Note 20)	-	-	1,396,342	-	-	-	-	1,396,342
Issuance of common stock to be issued for acquisition and services:
4/1/07, 200,000 shares at $3.6 per share	-	-	-	-	-	-	504,000	504,000
Net loss for the quarter ended 6/30/07	-	-	-	(8,897,906)	-	-	-	(8,897,906)
Foreign currency translation adjustment	-	-	-	-	-	424,756		424,756
Balance at June 30, 2007 (Unaudited)	96,964,606	$96,964	$20,985,121	$(1,044,206)	$1,869,523	$1,848,888	$504,000	$24,260,291

The accompanying notes are an integral part of these consolidated financial statements

Benda Pharmaceutical, Inc.
Consolidated Statement of Cash Flows
(Amounts expressed in U.S. Dollars)

	December 31	December 31
	2006	2005
Cash Flows From Operating Activities
Net Income	$2,318,758	$3,485,768
Adjustments to reconcile net income to net cash provided by operating activities:
Share issuable for services (Note 13)	326,403	-
Bad Debt Provision (Recovery)	364,064	(28,165)
Minority Interest	298,024	256,126
Loss on disposals of fixed assets	249,381	-
Depreciation	718,387	649,726
Amortization	254,990	195,838
Changes in operating assets and liabilities:
Trade receivables	(2,210,832)	(1,508,569)
Other receivables	12,787	(32,998)
Prepaid expenses and deposits	(20,236)	692,612
Inventories	(254,257)	704,856
Accounts payable and accrued liabilities	526,557	(205,829)
Others payable	22,787	82,503
Various taxes payable	(131,454)	69,704
Net cash provided by operating activities	2,475,359	4,361,572
Cash Flows From Investing Activities
Purchases of property and equipment	(463,539)	(1,722,913)
Purchases of intangible assets	(787,087)	(74,889)
Construction in progress	(2,831,051)	(2,683,646)
Loans to related parties, net	(532,026)	(911,120)
Refundable purchase price paid (Note 3)	(5,367,801)	-
Net cash used in investing activities	(9,981,503)	(5,392,567)
Cash Flows From Financing Actives
Proceeds of sales unit of common stock, net of Financing Cost (Note 12)	10,305,674	-
Proceeds of shareholder loan from Ever Leader (Note 12)	2,298,434	-
Proceeds and repayments of borrowings under related parties, net	(2,438,555)	559,057
Proceeds and repayments of borrowings under bank loans, net	(1,714,492)	(20,262)
Net cash provided by (used in) financing activities	8,451,061	538,795
Effect of exchange rate changes on cash	390,121	260,639
Net increase in cash and cash equivalents	1,335,038	(231,562)
Cash and cash equivalents, beginning of period	341,081	539,644
Cash and cash equivalents, end of period	$1,676,119	$308,082
Interest paid	$113,458	$150,104
Income taxes paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

Benda Pharmaceutical, Inc.
Notes to Consolidated Financial Statements
(Amounts expressed in U.S. Dollars)

1.	Organization and Principal Activities

Benda Pharmaceutical, Inc. (formerly known as “Applied Spectrum Technologies Inc.”) (the “Company” or “Benda”) is a corporation organized under the Florida Laws and headquartered in Hubei Province, the People’s Republic of China (“PRC”). Before September 7, 2006, the Company had no meaningful business assets, operations or sources of revenue. Applied Sepctrum Technologies Inc. changed its name to Benda Pharmaceutical, Inc. on January 29, 2007.

Benda acquired a Hong Kong based pharmaceutical manufacturer in accordance with a Share Exchange Agreement dated September 7, 2006 (“Exchange Agreement”) by and among Benda, KI Equity Partners III, LLC, a Delaware limited liability company (“KI Equity”), Ever Leader Holdings Limited, a company incorporated under the laws of Hong Kong SAR ("Ever Leader"), and each of the equity owners of Ever Leader (the “Ever Leader Shareholders”). The close of the transaction (the "Closing") took place on November 15, 2006 (the “Closing Date”). On the Closing Date, pursuant to the terms of the Exchange Agreement, Benda acquired all of the outstanding capital stock and ownership interests of Ever Leader (the “Interests”) from the Ever Leader Shareholders; and the Ever Leader Shareholders transferred and contributed all of their Interests to Benda. In exchange, Benda issued to the Ever Leader Shareholders 64,942,360 shares of Benda common stock.

Ever Leader owns 95% of the issued and outstanding capital of Hubei Tongi Benda Ebei Pharmaceutical Co. Ltd. (“Benda Ebei”), a Sino-Foreign Equity Joint Venture company incorporated on April 14, 2001 under the laws of PRC. Mr. Yiqing Wan owns 5% of the issued and outstanding capital stock of Benda Ebei. Benda Ebei owns: (i) 95% of the issued and outstanding capital stock of Jiangling Benda Pharmaceutical Co. Ltd., a company formed on October 26, 2001 under the laws of PRC (“Jiangling Benda”); (ii) 95% of the issued and outstanding capital stock of Yidu Benda Chemical Co. Ltd., a company incorporated on March 5, 2002 under the laws of PRC (“Yidu Benda”); and (iii) 75% of the issued and outstanding capital stock of Beijing Shusai Pharyngitis Research Co. Ltd., a company incorporated on June 15, 2006 under the laws of PRC (“Beijing Shusai”). Mr. Yiqing Wan owns: (i) 5% of the issued and outstanding capital stock of Jingling Benda; and (ii) 5% of the issued and outstanding capital stock of Yidu Benda. Mr. Feng Wang owns 25% of the issued and outstanding capital stock of Beijing Shusai.

Ever Leader, Benda Ebei, Jingling Benda, Yidu Benda and Beijing Shusai shall be referred to herein collectively as “Ever Leader Group”. The Ever Leader Group is principally engaged in the development, manufacturing and distribution of medicines, active pharmaceutical ingredients and pharmaceutical intermediaries.

Following the Closing of the Exchange Agreement on November 15, 2006, Ever Leader became a wholly-owned subsidiary of Benda.

Ownership Structure Prior to Reorganization

Ever Leader was incorporated in Hong Kong on October 29, 2005 for the purpose of functioning as an off-shore holding company to obtain ownership interests in various entities that were previously owned, either directly or indirectly, by Mr. Yiqing Wan (“Wan”) and his wife, Ms. Wei Xu (“Xu”).

The following paragraphs summarize the original ownership structure of various entities owned by Wan and Xu and the subsequent reorganization and transfer of ownership interests in these entities, either directly or indirectly, to Ever Leader.

Hubei Benda Science and Technology Development Co., Ltd. (“Benda Science”) was incorporated in the Province of Hubei, PRC in October of 2002, primarily functioning as a holding company with ownership interests in various entities operated by Wan and Xu. Wan and Xu are the sole owners of Benda Science, with ownership interests of 10% and 90%, respectively.

Benda Ebei was incorporated in the Province of Hubei, PRC in April of 2001. Benda Ebei has registered capital of $2,419,404 which is fully paid up. Prior to the reorganization of Benda Ebei as further described in the paragraphs below, Benda Science, Wan, and Xu were the sole owners of Benda Ebei, with ownership interests of 60%, 20%, and 20%, respectively. Benda Ebei develops, manufactures, and sells small volume injection solutions (vials) and other conventional medicines.

Jiangling Benda was incorporated in the Province of Hubei, PRC in October of 2001. Jiangling Benda has registered capital of $967,738 which is fully paid up. Prior to the reorganization of Benda, Benda Science and Wan were the sole owners of Jiangling Benda, with ownership interests of 90% and 10%, respectively. Jiangling Benda develops, manufactures and sells active pharmaceutical ingredients (“APIs”). Jiangling Benda’s primary production facility was closed for upgrades and renovations in July 2004 in order to secure a Good Manufacturing Practices (“GMP”) certification from the Chinese State Food and Drug Administration (“SFDA”). This facility is expected to reopen and resume production in July of 2007.

Yidu Benda was incorporated in the Province of Hubei, PRC in March of 2002. Yidu Benda has registered capital of $4,233,854 which is fully paid up. Prior to the reorganization of Benda, Benda Science and Wan were the sole owners of Yidu Benda, with ownership interests of 90% and 10%, respectively. Yidu Benda develops, manufactures and sells bulk chemicals (or pharmaceutical intermediates) for use in the production of APIs.

Beijing Shusai Pharyngitis Research Co Ltd., (“Beijing Shusai”) was incorporated in Beijing, PRC in June 2006. Beijing Shusai has registered capital of $150,133 which is fully paid up. Benda Ebei, through the trust agreement with Xu as the trustee and Feng Wang were the sole owners of Beijing Shusai with ownership interests of 75% and 25%, respectively. Beijing Shusai operates, promotes and distributes Pharyngitis Killer Therapy.

Reorganization and Revised Ownership Structure

As previously stated in the paragraphs above, Ever Leader was incorporated in Hong Kong on October 29, 2005 for the purpose of functioning as an off-shore holding company to obtain ownership interests in various Benda entities that were previously owned, either directly or indirectly, by Wan and Xu. Ms. Mo Mo Hon (“Hon”), a Hong Kong SAR resident, is the sole registered shareholder of Ever Leader, holding the single issued and outstanding share of Ever Leader in trust for Xu.

Pursuant to three separate Equity Transfer Agreements entered into in November of 2005 among Ever Leader, Benda Science, Xu, and Wan, Ever Leader obtained a 95% ownership interest in Benda Ebei in exchange for a commitment to pay $2,298,434 in aggregate consideration to Benda Science, Wan, and Xu. The $2,298,434 acquisition price represented 95% of the $2,419,404 of registered capital of Benda Ebei, but was not representative of the fair value of the assets acquired or liabilities assumed. Specifically, as transfers of ownership interests in PRC entities to offshore holding companies for zero or nominal consideration is prohibited by the Chinese Government (regardless of whether these PRC entities and offshore holding companies are directly or indirectly owned and controlled by the same individual or individuals), an amount equal to 95% of the value of the registered capital of Benda Ebei was established for purposes of the transfer of the 95% ownership interest in Benda Ebei (directly and indirectly 100% owned and controlled by Wan and Xu) to Ever Leader (beneficially 100% owned and controlled by Xu). As a result of each of these entities being 100% directly and indirectly controlled by Wan and Xu, this transaction has been accounted for as a combination of entities under common control (see additional discussion of accounting treatment in the paragraphs that follow), with Ever Leader’s commitment to pay $2,298,434 in aggregate consideration to Benda Science, Wan and Xu.

In November of 2005, Everleader aquired a 95% ownership interest in Benda Ebei for a payable of $2,298,434 . The amount payable was equal to 95% of the carrying amount of the transferred assets and liabilities of Benda Ebei on the date of transfer, which also represented the value that Ever Leader recorded these assets and liabilities acquired on its books. There was no goodwill generated by this transaction. The following is an allocation of the $2,298,434 purchase price:

Current Assets
Cash and cash equivalents	$200,455
Trade receivables, net	2,154,860
Other receivable	27,913
Inventories	163,599
Prepaid expenses and deposits	310,360
Total current assets	$2,857,186
Non-current Assets
Property and equipments, net	989,713
Investment in Affiliated Companies	1,611,215
Intangible assets & Deferred Charges	177,159
Total non-current assets	$2,778,087
Total Assets	$5,635,273
Current Liabilities
Accounts payable and accrued liabilities	520,685
Various taxes payable	88,416
Bank loans payable	1,519,145
S/T loans payable	23,552
Wages payable	47,564
Total current liabilities	$2,199,361
Non-current Liabilities
Due to related parties (L/T)	1,137,478
Total liabilities	$3,336,839
Net assets	$2,298,434

In November 2005, Ever Leader and Hon entered into a shareholder loan agreement whereby Hon was to loan an aggregate of $2,298,434 to Ever Leader (with this amount to be funded at periodic intervals during 2006) to allow Ever Leader to satisfy its obligation to Benda Science, Wan, and Xu in relation to the acquisition of its 95% interest in Benda Ebei. During the year ended December 31, 2006, $2,298,434 had been received by Ever Leader under this loan agreement with Hon. On September 5, 2006, Hon waived the right of the shareholder loan to Ever Leader under the condition that Wan assumed the liability of $2,298,434 personally to Hon pursuant to a Loan Waiver Agreement. Therefore, the loan amount received of $2,298,434 was recorded as an increase in additional paid-in capital.

On September 5, 2006, Ever Leader increased its number of authorized shares of common stock from 10,000 to 1,000,000 and effected a 100 for 1 stock split, resulting in Hon (the original sole registered shareholder of Ever Leader holding one share in trust for Xu), receiving 99 additional shares in the Company.

On September 5, 2006, Ever Leader transferred and assigned 711,202 shares of common stock to Xia Phamarceutical, Inc. (“XIA”), an offshore holding company incorporated in the British Virgin Islands (“BVI”) that is 100% owned and controlled by Wan and Xu.

On September 5, 2006, Ever Leader issued 288,698 shares of common stock to 19 entities (some of whom are considered related parties) at par value. Additionally, Hon transferred and assigned her ownership interest in her 100 shares of Ever Leader to one of these entities.

Pursuant to an Equity Transfer Agreement entered into on December 3, 2005 among Benda Ebei, Benda Science, and Wan, Benda Science transferred and assigned, without consideration, its 90% ownership interest in Jiangling Benda to Benda Ebei and Wan transferred and assigned a 5% ownership interest in Jiangling Benda to Benda Ebei (for zero consideration as Benda Ebei and Jiangling Benda were both directly and indirectly 100% owned and controlled by Wan and Xu).

Pursuant to a second Equity Transfer Agreement entered into on December 4, 2005 among Benda Ebei, Benda Science, and Wan, Benda Science transferred and assigned, without consideration, its 90% ownership interest in Yidu Benda to Benda Ebei and Wan transferred and assigned a 5% ownership interest in Yidu Benda to Benda Ebei (for zero consideration as Benda Ebei and Yidu Benda were both directly and indirectly 100% owned and controlled by Wan and Xu).

In June of 2006, Benda Ebei invested approximately $112,500, in the form of cash and one automobile, for a 75% ownership interest in Beijing Shusai Pharyngitis Research Co., Ltd. (“Beijing Shusai”), with the remaining 25% owned by an unrelated PRC individual, Mr. Feng Wang. Beijing Shusai, a PRC limited liability company, was incorporated on June 15, 2006. It has registered capital of $150,000 and commenced primary operations in July 2006. It is setting up and operates self-operated and franchised Pharyngitis Clinics in leading hospitals throughout major cities in China.

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations”, transfers of net assets or exchanges of equity interest between entities under common control do not constitute business combinations. As Ever Leader, Benda Ebei, Jiangling Benda, and Yidu Benda were all either directly or indirectly 100% owned and controlled by Wan and Xu immediately prior to and subsequent to the exchanges of equity interests as summarized in the paragraphs above, these transactions have been accounted for as combinations of entities under common control on a historical cost basis in a manner similar to a pooling of interests (no adjustments were made to the historical cost basis of the assets and liabilities of Benda Ebei, Jiangling Benda, or Yidu Benda).

Upon the Closing of the Exchange Agreement on November 15, 2006 and subsequent to the consummation of the reorganization as summarized in the paragraphs above, the organization and ownership structure of the Company is as follows:

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for consolidated financial information.

These consolidated financial statements include the accounts of Benda, Ever Leader, Benda Ebei, Jiangling Benda, Yidu Benda for the full year and Beijing Shusai from June 15, 2006 (date of commencement of operations) (collectively referred to as the “Company”). All significant inter-company balances and transactions have been eliminated in consolidation.

The merger of a private operating company into a non-operating public shell corporation with nominal net assets typically results in the owners and management of the private company having actual or effective operating control of the combined company after the transaction, with shareholders of the former public shell continuing only as passive investors. These transactions are considered to be capital transactions in substance, rather than business combinations. That is, the transaction is equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible should be recorded.

The exchange transaction per the Exchange Agreement closed on November 15, 2006 was deemed to be a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance provided by the staff of the U.S. Securities and Exchange Commission, Benda (the public shell and the legal acquirer) is considered the accounting acquiree and Ever Leader (the legal acquiree) is considered the accounting acquirer. .The consolidated financial statements of the combined entity are in substance those of Ever Leader, with the assets and liabilities, and revenues and expenses, of Benda being included effective from the date of effectiveness of the Exchange Agreement. Benda is deemed to be a continuation of the business of Ever Leader. The outstanding stock of Benda prior to the effectiveness of Exchange Agreement was accounted for at its net book value and no goodwill was recognized.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as well as the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in the PRC, and all highly-liquid investments with original maturities of three months or less at the time of purchase.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. Management judgment and estimates are made in connection with establishing the allowance for doubtful accounts. Specifically, we analyze the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectibility of receivables and our operating results. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The allowances for doubtful accounts totaled $457,269 and $90,707 at December 31, 2006 and 2005, respectively.

Inventories

Inventories, which are primarily comprised of raw materials, packaging materials, and finished goods, are stated at the lower of cost or net realizable value, using the first-in, first-out (“FIFO”) method. Cost being determined on the basis of a moving average. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method, with an estimated 5% salvage value of original cost, over the estimated useful lives of the assets as follows:

Buildings	20-30 years
Machinery and equipment	10-15 years
Motor Vehicle	5 years
Electronic and office equipment	5 years

Expenditures for repairs and maintenance, which do not improve or extend the expected useful lives of the assets, are expensed as incurred while major replacements and improvements are capitalized.

When property or equipment is retired or disposed of, the cost and accumulated depreciation are removed from the accounts, with any resulting gains or losses being included in net income or loss in the year of disposition.

Impairment of Long-Lived Assets

The Company evaluates potential impairment of long-lived assets, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires the Company to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset. The Company believes that long-lived assets in the accompanying consolidated balance sheets are appropriately valued at December 31, 2006 and 2005.

Intangible Assets

The Company’s intangible assets are stated at cost less accumulated amortization and are comprised of land-use rights and drug permits and licenses. Land-use rights are related to land the Company occupies in Hubei Province, PRC and are being amortized on a straight-line basis over a period of 40 years. Drug permits and licenses are being amortized on a straight-line basis over a period of 10 years. Technology formulas know how is being amortized on a straight-line basis over a period of 10 years.

Revenue Recognition

The Company recognizes revenue when the significant risks and rewards of ownership have been transferred pursuant to PRC law, including such factors as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectibility is reasonably assured. The Company generally recognizes revenue when its products are shipped.

Research and Development

Research and development costs are expensed as incurred and consist primarily of salaries and related expenses of personnel engaged in research and development activities. The Company spent $30,821 and $16,604 on direct research and development (“R&D”) efforts in 2006 and 2005, respectively. Rather than spend considerable sums internally on R&D in a market where the Company can not easily protect its results of development, the Company prefers to leverage its management team’s extensive industrial network and knowledge in finding new drugs and treatments that may be potentially very successful but which have not yet been brought to market.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying consolidated balance sheets. Deferred tax assets are reduced by a valuation allowance if current evidence indicates that it is considered more likely than not that these benefits will not be realized.

Comprehensive Income

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

Concentration of Credit Risk

A significant portion of the Company's cash at December 31, 2006 and 2005 is maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit.

The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Basic and Diluted Earnings Per Share

The Company adopted Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (SFAS128). SFAS 128 requires the presentation of earnings per share (EPS) as Basic and Diluted EPS. Basic earnings per share are calculated by taking net income divided by the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated by taking basic weighted average shares of common stock and increasing it for dilutive common stock equivalents such as warrants that are in the money.

Foreign Currency Translation

The functional currency of the Company is the Renminbi (“RMB”), the PRC’s currency. The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared using the RMB, are translated into the Company’s reporting currency, United States Dollars. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

The exchange rates in effect at December 31, 2006 and December 31, 2005 were RMB 1 for $0.12825 and $0.12509, respectively.

There was an exchange loss for the reporting period ended December 31, 2006 and the amount was $39,377; there was no an exchange gain or losses for the reporting period ended December 31, 2005.

Fair Value of Financial Instruments

The Company's financial instruments include cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses, value-added taxes, short-term and long-term bank loans, and loans payable to related parties. The carrying amounts of financial instruments other than long-term obligations approximate fair value due to their short maturities. Long-term obligations approximate fair value based upon rates currently available for similar instruments.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. FIN 48 prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon examination. If the tax position is deemed "more-likely-than-not" to be sustained, the tax position is then valued to determine the amount of benefit to be recognized in the financial statements. The adoption of FIN 48 had no effect on the Company's financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements", which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of the adoption of this standard on its financial statements.

In September 2006, FASB issued SFAS No. 158,"Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-An amendment of SFAS No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006 with earlier application allowed. The adoption of SFAS No. 158 will not have a material impact on the Company's consolidated result of operations and financial condition. In February 2007, the Financial Accounting Standards Board ("FASB") issued FASB 159 "The Fair Value Option for Financial Assets and Financial Liabilities" ("FASB 159"). FASB 159 permits entities to measure financial instruments and certain other items at fair value that are not currently measured at fair value.  We are currently evaluating the impact of the adoption of SFAS 159 will have, if any, on our financial statement.

Recently Adopted Accounting Pronouncements

SFAS No. 123R, Share-Based Payment, an Amendment of SFAS No. 123, was issued in December 2004 and was effective as of the beginning of the Company’s 2006 fiscal year. SFAS No. 123R requires all share-based payments to qualified individuals, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their grant date fair values. Upon the reverse acquisition of the Company and Ever Leader, the Company agreed to issue 706,195 shares of its common stock to various consultants as compensation, which were valued at $0.4622 each and recognized as consulting fees in the year ended December 31, 2006.

3. Refundable Purchase Price Paid

In December 2006, Benda, through its 95% owned subsidiary Benda Ebei, plans to enter into an agreement with the two controlling shareholders of Shenzhen Sibiono GeneTech Co. Ltd. (“SiBiono”) to purchase a total of approximately 58% of the ownership of Sibiono for total cash consideration of approximately Rmb 60 million (approximately $7.7 million). Due to this possible acquisition, Benda, through its subsidiaries Everleader and Benda Ebei, as of December 31, 2006, the Company had advanced RMB 13,027,618.55 (or approximately $1,670,743) to Shenzhen Yuanxing Gene City Development Co., Ltd. and HK$19,419,599.26 (or approximately $2,497,058) to Shenzhen Yuanzheng Investment Development Co., Ltd. as deposits for the pending acquisition of their shares in SiBiono by Benda. Since the acquisition was not formally signed on March 31, 2007 and closed until April 5, 2007, the total advanced amount of $4,167,801 was recorded as refundable purchase price paid on December 31, 2006.

On, December 7, 2006, Benda Ebei paid $1.2 million to SECO (Shenzhen) Biotech Co., Ltd. (“SECO”) pursuant to a purchase agreement signed between SECO and Benda Ebei on December 3, 2006 to acquire a technology know-how and drug specifications / technical parameters in producing a Gastropathy drug owned by SECO. According to the purchase agreement, Benda Ebei shall pay $1.5 million in total for the acquisition, of which $1.2 million should be paid within 5 business days after execution of the purchase agreement and the balance shall be paid when the Company receives the U.S. FDA approval on product certification in four months upon the signing date of the agreement. The purchase price paid was HK$9,341,220.00 (approximately $1.2 million) and was recorded as Refundable Purchase Price Paid on December 31, 2006 as the deal had not been closed and is refundable per agreement if the US FDA approval is not obtained.

4. Inventories

The Company’s inventories at December 31, 2006 and 2005 are comprised as follows:

	December 31,	December 31,
	2006	2005
Raw materials	$311,064	$329,590
Packing materials	80,639	70,689
Finished goods	309,637	46,803
Total inventories at cost	701,339	447,082
Less: Reserves	-	-
Total inventories, net	$701,339	$447,082

No reserve for obsolete, slow-moving or non-salable inventory was required at December 31, 2006 and 2005.

5. Property and Equipment

The Company’s property and equipment at December 31, 2006 and 2005 is comprised as follows:

	December 31,	December 31,
	2006	2005
Buildings	$2,227,710	$2,148,931
Machinery and equipment	3,941,187	3,592,059
Office equipment	10,672	8,012
Motor Vehicles	32,971	-
Cost	6,212,540	5,749,001

Less: Accumulated Depreciation

Buildings	$(875,351)	$(731,738)
Machinery and equipment	(1,837,221)	(1,271,456)
Office equipment	(4,558)	(2,679)
Motor Vehicles	(7,129)	-
Accumulated Depreciation	(2,724,260)	(2,005,873)

Construction in progress	$10,184,787	$7,353,737

Total property and equipment, net	$13,673,067	$11,096,865

Total depreciation expense allocated to general and administrative expense was $657,382 and $649,726 for years ended December 31, 2006 and 2005, respectively.

6. Intangible Assets

The Company’s intangible assets at December 31, 2006 and 2005 are comprised as follows:

	December 31,	December 31,
	2006	2005
Land-use rights	$1,068,036	$1,014,032
Drugs permits and licenses	1,055,893	1,002,511
Technology formulas	679,700	-
Cost	2,803,630	2,016,543

Less: Accumulated amortization
Land-use rights	(150,465)	(106,790)
Drugs permits and licenses	(1,085,471)	(894,830)
Technology formulas	(66,210)	0
Accumulated amortization	(1,302,146)	(1,001,620)
Total intangible assets, net	$1,501,483	$1,014,923

The technology formulas represent the formulas special know how for Yanlong Anti-Cancer Oral Liquid, and the Pharyngitis Killer Therapy. On December 31, 2006, the values of these formulas are $641,250 and $38,450, respectively.

7. Bank Loans

The Company’s bank loans at December 31, 2006 and 2005 are comprised as follows:

	December 31,	December 31,
	2006	2005
Bank loans due within one year	$256,492	$1,363,564
Bank loans due after one year	-	607,420
Total debt	$256,492	$1,970,984

As of December 31, 2006 and 2005, the Company had several outstanding bank loans which were used primarily to fund construction in progress projects and for general working capital purposes. These loans carry annual interest rates ranging from 5.3% to 9.3% with original maturity dates ranging from 2 to 10 months. Each of these loans was considered term loans and was not revolving or renewable. Each of these loans was secured by land-use rights, buildings and equipment of the Company, except for $256,492 which is unsecured but guaranteed by an unrelated party.

Total interest expense paid related to the Company’s outstanding bank loans was $113,458 and $150,104 for the year ended December 31, 2006 and 2005, respectively.

8. Pension and Employment Liabilities

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the Company is required to maintain a welfare plan for all of its employees who are residents of the PRC. Based on the wages payable and according to the labor law of the PRC, the Company accrues 14%, 2%, and 1.5% on a monthly basis, for employees’ welfare, labor union fees, and education and training programs, respectively.

9. Statutory Reserves

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the Company is required to make annual appropriations to a statutory surplus reserve fund for each of its PRC subsidiaries. Specifically, the Company is required to allocate 15% its profits after taxes, as determined in accordance with the PRC accounting standards applicable to the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the Company. As of December 31, 2006 and 2005, the registered capital of the Company’s PRC subsidiaries was $12,017,575 and $7,620,996 respectively.

10. Related Party Transactions

Due from related parties at December 31, 2006 and 2005 are comprised as follows:

	December 31,	December 31,
	2006	2005
Yiqing, Wan
Due to Ever Leader Holdings Co. Ltd.	$455,275	$-
Due to Jiangliang Benda Pharamaceutical Co. Ltd.	-	207,335
Hubei Benda Science and Technology Co. Ltd
Due to Yidu Benda Chemicals Co. Ltd.	1,299,479	1,237,453
Due to Ever Leader Holdings Co. Ltd.	210,518	-
Feng Wang
Due to Beijing Shusai Pharyngitis Research Co. Ltd.	11,543	-
Total due from related parties	$1,976,815	$1,444,788

Due to related parties at December 31, 2006 and 2005 are comprised as follows:

	December 31,	December 31,
	2006	2005
Hubei Benda Science and Technology Co. Ltd
Due from Hubei Tongji Benda Ebei Phamacetucial Co. Ltd.	$236,205	$295,760
Due from Jiangliang Benda Pharamaceutical Co. Ltd.	1,833,358	1,977,139
Wei Xu
Due from Hubei Tongji Benda Ebei Phamacetucial Co. Ltd.	943,865	867,720
Due from Beijing Shusai Pharyngitis Research Co. Ltd.	20,937	-
Hua Xu	-
Due from Hubei Tongji Benda Ebei Phamacetucial Co. Ltd.		33,868
Total due to related parties	$3,034,365	$3,174,486

The above loans due to related parties are unsecured, non-interest bearing and are not convertible into equity. Long-term debts are due on December 31, 2012. Proceeds from the above loans were used primarily for general working capital purposes.

The related parties include Benda Science, a company controlled by Yiqing Wan, and his wife, Wei Xu. Wei Xu (Vice President and Mr. Wan's wife), Wang Feng (Beijing Susai's remaining 25% equity interest holder / owner), and Xu Hua (Xu Wei's sister). Except for Xu Hua (who received funds from / advances funds to the Company to buy materials or goods on behalf of the Company and gives receipts and goods purchased to the Company to clear her advance account balance), all those parties incur advances to different companies within the group when those companies have cash flow shortages from time to time, or withdraw funds when those companies have excessive funds in order to inject funds to another companies within the group.

11. Income Taxes

Benda is subject to Delaware, United State of America tax, but no provision for income taxes were made for the year ended December 31, 2006 and 2005 as Benda did not have reportable taxable income for the period.

Ever Leader, a wholly owned subsidiary of Benda, is subject to Hong Kong tax, but no provisions for income taxes were made for the year ended December 31, 2006 and 2005 as Ever Leader did not have reportable taxable income for the periods.

Benda Ebei was registered as a Sino-Foreign Equity Joint Venture and is subject to the tax laws applicable to Sino-Foreign Equity Joint Ventures in the PRC. Benda Ebei is fully exempt from PRC enterprise income tax for two years starting from the first profit-making year, followed by a 50% reduction in income taxes for the following three years, commencing from the first profitable year.

Jiangling Benda and Yidu Benda are cross-municipal investment entities and enjoy the same tax treatment as Sino-Foreign Joint Ventures and were therefore exempt from PRC enterprise income tax for two years starting from the first profit-making year, followed by a 50% reduction in income taxes for the following three years, commencing from the first profitable year. Cross-municipal investments entities refer to entities that are incorporated in one municipal region but have investments in another municipal region.

Beijing Shusai does not have taxable income for the year ended December 31, 2006.

The Company expects that some of these exemption periods will expire in November 2007, after which Benda Ebei, Jiangling Benda and Yidu Benda can be expected to an average 16.5% tax rate. The remaining tax holidays will expire on November 2010, thereafter these operating companies will be subject to the regular 25% tax rate, according to the new PRC corporate income tax with the effective date January 1, 2008 on corporate profits. The Company is in the process of obtaining the approval from the relevant government authorities for the tax exemption status as a Sino-Foreign Equity Joint Venture from November 2005.

As a result of the above tax exemptions, there was no income taxes payable for the Company for the year ended December 31, 2006 and 2005. Had these tax exemptions not been available to the Company, income tax expense would have increased by approximately $1,064,000 and $936,000 for the year ended December 31, 2006 and 2005, respectively.

12. Common Stock, Preferred Stock, Additional Paid-in Capital, Warrants and Options

The Closing of the Exchange Agreement was contingent on a minimum of $10,000,000 (or such lesser amount as mutually agreed to by Ever Leader and the placement agent) being subscribed for, and funded into escrow, by certain accredited and institutional investors (“Investors”) for the purchase of shares of Benda common stock (the “Common Shares”) promptly after the closing of the Exchange under terms and conditions approved by our board of directors immediately following the Exchange (“Financing”).

Upon Closing, we received gross proceeds of $12,000,000 in connection with the Financing from the Investors. Pursuant to Subscription Agreements entered into with these Investors, we sold 480 Units, with each Unit consisting of 54,087 shares of our Common Stock, and Warrants to purchase 54,087 shares of our Common Stock at an exercise price of $0.555 per share (the “Units”). The price of each Unit was $25,000. We are required to register the Common Stock and the shares underlying the Warrants issued in the Financing with the Securities and Exchange Commission for resale by the Investors. After commissions and expenses, we received net proceeds of approximately $10,470,000 from the Financing.

Upon completion of the Exchange, and after giving effect to the Financing, the Ever Leader Shareholders own 64,942,360 shares of Common Stock and the Investors in the aggregate received 25,961,760 shares of our Common Stock. The Ever Leader Shareholders and the Investors own, in the aggregate, 90,904,120 of our issued and outstanding shares of common stock. Upon the exercise of the Warrants to purchase an additional 25,961,760 shares of Benda’s common stock sold in connection with the financing, the Investors and the Ever Leader Shareholders will own, in the aggregate, 93.1% of our shares of common stock, and our current stockholders will own approximately 4.3% of the total outstanding shares of our common stock.

Upon Closing, Keating Securities, LLC, as the authorized agent of the investors (the “Investor Agent”), Benda, Mr. Yiqing Wan and Ms. Wei Xu, as individuals and Moveup Investments Limited, a company organized under the laws of British Virgin Islands, one of the shareholders of Benda, (“Moveup” and together with Benda, Mr. Yiqing Wan and Ms. Wei Xu, collectively, the “Depositors”), entered into a Make Good Agreement.

Pursuant to Make Good Agreement, the Depositors has presented financial projections indicating that the net income of at least $9 million, with an allowable grace margin of $1 million, equating to net income of $8 million for the fiscal year ending December 31, 2007 (the “Performance Threshold”, “FY2007”)), based upon an audit conducted in conformity with United State General Accepted Accounting Principles and United State auditing standards. As an inducement to the investors in this private equity financing, the Investors Agent, Benda, the Depositors entered into a Make Good Escrow Agreement (the “Make Good Escrow Agreement”) whereby the Depositors agreed that they placed a total of 15 million shares (to be equitably adjusted for stock splits, stock dividends and similar adjustments) of Benda Common Stock into escrow (the “Escrow Shares”) at the Closing for the benefit of the investors in the event that the Company fails to satisfy the Performance Threshold.

In the event the Performance Threshold is not attained, the Company shall issue Common Stock from the Escrow Shares to the investors who hold at least 100 shares of Common Stock as of April 28, 2008, based on the following formula:

(($8 million - FY2007 Net Income) / $8 million) X Escrow Shares.

The issuance of the Common Stock to the Ever Leader Shareholders is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S and regulation D promulgated thereunder and to Section 4(2) of the Securities Act. The issuances of the Units to the Investors and the Warrants to the Placement Agent are intended to be exempt from registration under the Securities Act pursuant to Regulation D and Section 4(2) thereof and such other available exemptions. As such, the Common Shares, the Warrants, and the common stock underlying the Warrants upon conversion thereof may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. The registration statement covering these securities will be filed with the SEC and with any required state securities commission in respect of the Exchange and/or the Financing subsequent to the Closing.

Benda has agreed to register for resale: (i) the shares of Common Stock (“Registered Common Stock”); and (ii) 150% of the shares of our common stock underlying the Warrants (“Underlying Common Stock”), on a registration statement to be filed with the SEC (“Registration Statement”). Such Registration Statement shall be filed on or prior to sixty (60) days from the Closing of this Offering (the “Filing Deadline”) and shall be declared effective within 180 days from the Closing Date (the “Effectiveness Deadline”). If the Registration Statement is not filed by the Filing Deadline or does not become effective by the Effectiveness Deadline or if we fail to maintain the effectiveness of the Registration Statement, for any reason, we will be required to pay Investors in cash an amount equal to 1% of the purchase price of each Unit held by Investors on such Filing Deadline, Effectiveness Deadline or the first day of such failure to maintain the Registration Period, as applicable, and for every 30 day period (or part) thereafter, in each case until cured (“Registration Delay Payments”), provided that the Registration Delay Payments shall not exceed 10% of the purchase price of the Offering. In the event that the Registration Delay Payments are not made in a timely manner, such Registration Delay Payments shall bear interest at a rate of 1.5% per month until paid in full. We shall pay the usual costs of such registration.

Except as follows, no holder of any of our currently outstanding securities has any registration rights with respect to the securities held by them: (i) 2,400,000 shares of our Common Stock held by various parties, (ii) 4,481,302 shares of our Common Stock held by KI Equity; and (iii) 423,294 shares of our Common Stock held by the principals of Anslow & Jaclin, LLP. We shall not file any other registration statement for any of our securities (other than the shares of Common Stock sold in this offering, the Underlying Common Stock and the Common Stock underlying the Agent Warrants) until such time as the Registration Statement has been filed and declared effective; provided, however, we may, subject to stockholder approval, establish an equity performance or stock option plan for the benefit of our employees and directors for up to 5% of the outstanding shares of our Common Stock and file a registration statement to register such shares on Form S-8 or a comparable form for such purpose.

Keating Securities, LLC (the “Placement Agent”) acted as placement agent in connection with the Financing. For their services, the Placement Agent received a commission equal to 7.5% of the gross proceeds or approximately $900,000 from the offering and a non-accountable expense allowance equal to 1.5% of the gross proceeds or approximately $180,000. In addition, the Placement Agent received, for nominal consideration, five-year warrants to purchase 2,596,176 shares of our common stock, or 10% of the number of shares of Common Stock sold in the offering, at an exercise price of $0.555 (“Placement Agent Warrants”). The Placement Agent Warrants will have registration rights similar to the registration rights afforded to the purchasers of the Units. We also paid for the out-of-pocket expenses incurred by the Placement Agent and all purchasers in the amount of approximately $100,000. As additional compensation for the Placement Agent's services, we will also pay the Placement Agent a cash fee (“Warrant Solicitation Fee”) with respect to the exercise, in whole or in part, of any Warrant equal to 3.0% of the total exercise price of the Common Stock issued in such exercise of such Warrant. We shall pay such cash Warrant Solicitation Fees to the Placement Agent, in immediately available funds, within three (3) business days following receipt, directly or indirectly, of any cash or other proceeds from the exercise of such Warrant.

As of December 31, 2006, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of December 31, 2006, the Company had an aggregate of:

(a)	96,258,,411 shares of Common Stock issued and outstanding:

(b)	706,195 shares of Common Stock to be issuable for services for various consultants;

(c)	None shares of Preferred Stock issued and outstanding;

(d)	28,557,936 Warrants, each convertible into one (1) share of the Company’s Common Stock, issued and outstanding, and;

(e)	None Options issued and outstanding.

The balance of Additional Paid-in Capital as of December 31, 2006 was $13,099,424 and the details of its components were stated as follows:

a)
On November 17, 2005, the Company adjusted its Common Stock par value from $0.01 per share to $0.001 per share, therefore the difference $584,481 (the original Common Stock amount was $649,424 and the adjusted Common Stock amount was $64,942), was recorded as an increase in additional paid-in capital;

b)	To adjust par value of common stock outstanding as of March 31, 2006 for Applied Spectrum Co. Ltd with the amount $5,354;

c)
In November 2005, Ever Leader and Hon entered into a shareholder loan agreement whereby Hon was to loan an aggregate of $2,298,434 to Ever Leader (with this amount to be funded at periodic intervals during 2006) to allow Ever Leader to satisfy its obligation to Benda Science, Wan, and Xu in relation to the acquisition of its 95% interest in Benda Ebei. During the year ended December 31, 2006, $2,298,434 had been received by Ever Leader under this loan agreement with Hon. On September 5, 2006, Hon waived the right of the shareholder loan to Ever Leader under the condition that Wan assumed the liability of $2,298,434 personally to Hon pursuant to a Loan Waiver Agreement. Therefore, the loan amount received of $2,298,434 was recorded as an increase in additional paid-in capital;

d)
According to the Exchange Transaction, Benda issued 25,961,760 shares of Benda common stock to certain accredited and institutional investors upon closing of the Exchange Transaction at a per share issuance price of $0.4622 and gross proceeds of $12,000,000 which composed of $25,962 as common stock with par value $0.001 and $11,974,038 was recorded as an increase in additional paid-in capital;

e)
Due to Exchange Transaction, the accumulated deficit of Benda upon closing of the Exchange Transaction would be eliminated against additional paid-in capital. As of November 30, 2006, the additional paid-in capital was $16,215,770 while the accumulated deficit was $16,209,962;

f)
According to the Exchange Transaction, Benda issued 64,942,360 shares of Benda Stock (legal acquirer) with par value at $0.001 per share for all of the issued and outstanding shares of Ever Leader common stock (legal acquiree, but accounting acquirer) upon closing of the Exchange Transaction, resulting in the elimination of all issued and outstanding shares of Ever Leader common stock (1,000,000 shares with a par value of $1,285). Therefore, a net $63,657 was recorded as common stock;

g)
The placement agent commissions and other transaction related fees of $1,694,326 charged against paid in capital as issuance costs and the detail breakdown of the placement agent commissions and other transaction related fees are stated as follows:

Keating Investment - non-accountable 1.5% of placement expenses	$180,000
Keating Investment - 7.5% of placement fee	897,798
Computershare Trust - escrow fee & make good escrow agreement	5,000
John B. Lowy, P.C. - legal fee	10,000
RR Donnelley - printing fee	21,229
H. Rivkin & Co. - consulting Fee	50,000
Keating Investment - reverse merger advisory fee)	395,000
Anslow & Jaclin LLP - legal fee	135,300
Total	$1,694,326

13. Shares Issuable For Services

In connection with the Share Exchange Agreement dated September 7, 2006 which was entered by the Company (previously know as “Applied Spectrum Technologies, Inc.” KI equity Partners III, LLC, Ever Leader Holdings Limited, and each of the shareholders of Ever Leader, the Company should issued 706,195 shares of common stock to various consultants for the services rendered and the services valued at the offering price at $0.4622 per shares or total $326,403.

14. Other General And Administrative

For the reporting year ended December 31, 2006, the total amount of other general and administrative was $1,897,839 which was mainly composed of: (i) auditing and accounting fee, $521,997; (ii) provision of bad debt, $364,064; (iii) legal fee related to the Exchange Transaction, $114,993; (iv) insurance policy for director and officer, $66,171; (v) office expenses, $210,696; (vi) salary and wages, $221,174 and (vii) consulting fee related to the Exchange Transaction, $191,248.

For the reporting year ended December 31, 2005, the total amount of other general and administrative was $600,479 which was mainly composed of: (i) office expenses, $220,924; (ii) salary and wages, $208,334; (iii) travel and transportation, $26,934; (iv) courier, shipping and postage, $65,512; (v) repair and maintenance, $51,742.

15. Commitments and Contingencies

As of December 31, 2006, the Company did not have any significant outstanding commitments or contingent liabilities.

16. Segment Information

The Company has four core operating segments: Benda Ebei, Jiangling Benda, Yidu Benda and Beijing Shusai. Benda Ebei manufactures injection solutions and other conventional medicines, Jiangling Benda manufactures active pharmaceutical ingredients, Yidu Benda manufactures bulk chemicals and Beijing Shusai operates and distributes Pharyngitis Killer Therapy.

Selected financial information for each of these segments for the year ended December 31, 2006 and 2005 is as follows:

	2007	2006
	(Unaudited)	(Unaudited)

	Benda Ebei
Products produced	2007	2006
Conventional medicines/injection vials
Revenue from external customers	$2,339,463	$2,373,076
Intersegement revenue	-	-
Segment profit (loss)	$570,446	$845,864

Total assets, segment	$14,951,681	$9,388,549

	Jiangling Benda
Products produced	2007	2006
Active pharmaceutical ingredients
Revenue from external customers	$-	$15,404
Intersegement revenue	-	-
Segment profit (loss)	$19,951	$(78,161)

Total assets, segment	$4,004,119	$3,911,140

	Yidu Benda
Products produced	2007	2006
Bulk chemicals
Revenue from external customers	$684,465	$1,268,296
Intersegement revenue	-	-
Segment profit (loss)	$182,624	$440,782

Total assets, segment	$8,692,511	$6,810,891

	Beijing Shusai
Products produced	2007	2006
Pharynigitis killer therapy
Revenue from external customers	$5,107	$-
Intersegement revenue	-	-
Segment profit (loss)	$(22,241)	$-

Total assets, segment	$97,785	$-

	TOTAL
	THREE MONTHS ENDED March 31,
	2007	2006
	(Unaudited)	(Unaudited)
Revenue from external customers	$3,029,035	$3,656,776
Intersegement revenue	-	-
Segment profit (loss)	$750,780	$1,208,485

Total assets, segment	$27,746,095	$20,110,579

There were material changes in total profit for reportable segment and the segment assets to the total consolidated profit before income taxes and total assets. The differences and explanation are stated as follows:

	TOTAL
	THREE MONTHS ENDED March 31,
	2007	2006
	(Unaudited)	(Unaudited)
Profit
Total profit for reportable segment	$750,780	$1,208,485
Unallocated amounts:	-	-
Other corporate expense	(293,978)	(308,294)
Total consolidated profit before income taxes	$456,802	$900,191

Total assets	$37,915,528	$20,110,776

In the year ended December 31, 2006, other corporate expense was $2,001,684 and which was mainly composed of (i) auditing and accounting fee, $509,839; (ii) legal fee related to the Exchange Transaction, $114,993; (iii) insurance policy for director and officer, $66,171; (iv) consulting fee related to the Exchange Transaction, $191,248; (v) stock-base compensation to various consultants, $326,403; (vi) termination fee for co-operation with a financial institution, $280,376; (vii) office expenses, $30,994 and (viii) travel and transportation $36,009.

The following table shows the reconciliation between the segments assets and the total assets for the reporting periods, year ended December 31, 2006 and 2005:

	THREE MONTHS ENDED March 31,
	2007	2006
	(Unaudited)	(Unaudited)
Total assets, segment	$27,746,095	$20,110,579
Total assets of corporate:
Cash and cash equivalent	5,845,699	197
Refundable purchase price paid	3,680,492	-
Due from related parties	263,296	-
Total assets	$37,915,528	$20,110,776

17. Basic and Diluted Weighted Average Number of Shares

	Year Ended December 31,
	2006	2005
Basic weighted average number of shares	73,414,057	64,942,360
Assumed exercise of warrants	1,450,226	-
Diluted weighted average number of shares	74,864,283	64,942,360

18. Subsequent Events

(a) Temporary close of Yidu Benda plant

Due to an government order issued by the local government on January 10, 2007, The Company’s Yidu Benda plant has closed down since the mid of January 2007 for improvement of our waste water treatment systems. The order requires the Company to finish the improvement and be compliant by June 30, 2007. The Company expects the Yidu Benda plant to resume production by July 1, 2007.

(b) Subsequent acquisition and financing

On April 5, 2007, Benda, through its 95% owned China-based subsidiary Benda Ebei, entered into an agreement with the two controlling shareholders of Shenzhen SiBiono GeneTech Co., Ltd. (“SiBiono”) to purchase a total of approximately 57.57% of the of the shares ownership of SiBiono’s common stock for total cash consideration of RMB 60.0 million (approximately $7.7million).

In addition, Benda issued 2,100,000 shares of restricted common stock as consideration for services rendered under a financial consultancy agreement (the “Consulting Agreement”). Under terms of the Consulting Agreement, in the event that (a) Benda’s stock does not reach $3.60 per share, and (b) the Company is not listed on either the NASDAQ Capital Market or the American Stock Exchange within three months from the last date of a twelve-month restriction period following the issuance of such shares per the Consulting Agreement, then the consulting firm has the right to cause Benda to redeem 1,960,000 (out of a total of 2.1 million issued) Benda shares for cash consideration of $7,056,000.

Simultaneous with the acquisition of the majority of the shares in SiBiono, on April 5, 2007 Benda completed a $7,560,000 private placement to certain institutional and accredited investors who had also participated in the Company’s previous $12.0 million private offering, which closed on November 15, 2006. This most recent offering consisted of a total of 252 Units for $7,560,000 with each Unit consisting of (i) a convertible promissory note in the principal amount of Thirty Thousand Dollars ($30,000) which shall be convertible into 54,087 shares of the Company's common stock, par value $0.001 per share, and (ii) a warrant to acquire 54,087 shares of Common Stock at an exercise price of $0.555 per share which can be exercised into common shares of Benda beginning in two years. The Notes shall bear an interest rate of four percent (4%) per annum until the Buyer elects to exercise the right to convert, and shall mature on March 28, 2009.

Pursuant to this financing, in March 2007 the Company has entered into a Modification Agreement amending the November Financing Documents with the Investors. The securities underlying the Notes and Warrants issued to the Investors pursuant to the terms of the Investment Agreement shall be subject to the terms of the Make Good Agreement entered into in connection with the November Financing (the “Make Good Agreement”). The targeted net income of the Company for fiscal year end 2007 (“FY07 Net Income”) will be greater than or equal to $10.0 million, adjusted for any non-cash charges, as the Performance Threshold..

Prior to the offering, Benda had 96,964,606 shares of common stock issued and outstanding and a total of 125,522,542 shares of common stock issued and outstanding on a fully diluted basis. Following the offering, Benda now has 112,694,530 shares of common stock issued and outstanding and a total of 154,882,390 shares of common stock issued and outstanding on a fully diluted basis.

The shares sold were not registered under the Securities Act of 1933, as amended (the "Securities Act"), and were sold in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Regulations D promulgated under the Securities Act. Unless the shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

38,989,516 SHARES COMMON STOCK
WARRANTS TO PURCHASE 34,287,974 SHARES OF COMMON STOCK
3,677,916 SHARES OF COMMON STOCK UNDERLYING FIXED PRICE CONVERTIBLE DEBENTURES

PROSPECTUS

__________, 2008

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS TO MAKE YOUR INVESTMENT DECISION. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS.

PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section of the Delaware Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an estimate of the costs and expenses payable by Applied Spectrum in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee	$3,969
Printing Fees	$5,000
Accounting Fees and Expenses	$100,000
Legal Fees and Expenses	$100,000
Miscellaneous	$5,000
Total	$213,969

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On June 11, 2007, we issued 33,585 shares of our common stock to Yaojin Wang and 55,975 shares of our common stock to Huimin Zhang in exchange for 2.56% of the outstanding shares of Shenzhen SiBiono Gene Technology Co., Ltd. The above shares of common stock were issued under an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended ("Securities Act"). As such, the above shares of common stock will be restricted shares, and the holder thereof may not sell, transfer or otherwise dispose of such shares without registration under the Securities Act or an exemption therefrom.

On April 5, 2007, we issued 2,100,000 shares of our common stock to Super Pioneer International Limited in exchange for 57.57% of the outstanding shares of Shenzhen SiBiono Gene Technology Co., Ltd. The above shares of common stock were issued under an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended ("Securities Act"). As such, the above shares of common stock will be restricted shares, and the holder thereof may not sell, transfer or otherwise dispose of such shares without registration under the Securities Act or an exemption therefrom.

Pursuant to the Investment Agreement, on April 5, 2007, we issued to the Investors a total of 252 Units for $7,560,000 with each Unit consisting of (1) a convertible promissory note (the “Note”) in the principal amount of Thirty Thousand Dollars ($30,000) which shall be convertible into 54,087 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), and (ii) a warrant (a “Warrant”) to acquire 54,087 shares of Common Stock at an exercise price of $0.555 per share. Such securities were not registered under the Securities Act of 1933. The issuance of these shares was exempt from registration, in part pursuant to Regulation S and Regulation D under the Securities Act of 1933 and in part pursuant to Section 4(2) of the Securities Act of 1933. We made this determination based on the representations of Benda which included, in pertinent part, that such shareholders were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Ever Leader Shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Pursuant to the Exchange Agreement, on November 15, 2006, we issued 64,942,360 shares of our Common Stock to the Ever Leader shareholders in exchange for 100% of the outstanding shares of Ever Leader Holdings Limited. Such securities were not registered under the Securities Act of 1933. The issuance of these shares was exempt from registration, in part pursuant to Regulation S and Regulation D under the Securities Act of 1933 and in part pursuant to Section 4(2) of the Securities Act of 1933. We made this determination based on the representations of Benda which included, in pertinent part, that such shareholders were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Ever Leader Shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Pursuant to the Financing, on November 15, 2006, we issued 480 Units to the Investors, with each Unit consisting of 54,087 shares of our Common Stock and a Warrant to purchase 54,087 shares of our Common Stock at an exercise price of $0.555 per share, in exchange for gross proceeds of $12,000,000 (less expenses including placement agent fees and non-accountable expenses) that the Company received pursuant to Subscription Agreements entered into with the Investors. Such securities were not registered under the Securities Act of 1933. The issuance of these securities was exempt from registration under Regulation D and Section 4(2) of the Securities Act. We made this determination based on the representations of Benda, which included, in pertinent part, that such shareholders were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that Benda understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Pursuant to the Financing, on November 15, 2006, we issued to the Placement Agent five year warrants to purchase 2,597,401 shares of our Common Stock at an exercise price of $0.555 per share. Such securities were not registered under the Securities Act of 1933. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. We made this determination based on the representations of the Placement Agent, which included, in pertinent part, that such Placement Agent was an "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that the Placement Agent was acquiring our common stock for investment purposes for its own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Placement Agent understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On November 15, 2006, the Company issued a total of 423,292 shares of our common stock to Anslow & Jaclin, LLP for legal services rendered. The above shares of common stock were issued under an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended ("Securities Act"). As such, the above shares of common stock will be restricted shares, and the holder thereof may not sell, transfer or otherwise dispose of such shares without registration under the Securities Act or an exemption therefrom.

On March 10, 2006, the Company issued additional 700,000 shares of its common stock to KI Equity for a purchase price of $35,000, or $0.05 per share. The above shares of common stock were issued under an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended ("Securities Act"). As such, the above shares of common stock will be restricted shares, and the holder thereof may not sell, transfer or otherwise dispose of such shares without registration under the Securities Act or an exemption therefrom. The Company has agreed to grant "piggyback" registration rights to the holders with respect to the above shares.

On January 4, 2006, the Company issued 1,500,000 shares of its common stock to KI Equity for a purchase price of $75,000, or $0.05 per share. The proceeds from the purchase price were intended as working capital to pay expenses to maintain the reporting status of the Company. Concurrently, the Company issued 100,000 shares of its common stock to Kevin R. Keating, the sole officer and director of the Company, for services rendered to the Company valued at $5,000, or $0.05 per share. The Company also issued 100,000 shares of its common stock to a consulting firm for financial consulting services rendered to the Company valued at $5,000, or $0.05 per share. The above shares of common stock were issued under an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended ("Securities Act"). As such, the above shares of common stock will be restricted shares, and the holder thereof may not sell, transfer or otherwise dispose of such shares without registration under the Securities Act or an exemption therefrom. The Company has agreed to grant "piggyback" registration rights to the holders with respect to the above shares.

ITEM 27. EXHIBITS.

EXHIBIT INDEX

The following exhibits are incorporated by reference or included as part of this report:

Exhibit Number	Description
2.1
Articles of Merger between Applied Spectrum Technologies, Inc., a Minnesota corporation, and Applied Spectrum Technologies, Inc., a Delaware corporation, together with the Agreement and Plan of Merger (1)

2.2
Exchange Agreement by and among Applied Spectrum Technologies, Inc. (“Applied Spectrum”); KI Equity Partners, III, LLC (“KI Equity”); Ever Leader Holdings Limited (“Ever Leader”); and each of the equity owners of Ever Leader Shareholders, dated September 7, 2006 *(2)

2.3	Voting Agreement by and among the Ever Leader Shareholders and KI Equity, dated November 15, 2006 (4)

2.4	Escrow Agreement by and among Applied Spectrum, Ever Leader, Keating Securities, LLC and Steele Street State Bank, the escrow agent, dated November 15, 2006 (4)

2.5	Make Good Agreement by and among Keating Securities, LLC, Applied Spectrum, Ever Leader, Mr. Yiqing Wan and Ms. Wei Xu, and Moveup Investments Limited, dated November 15, 2006 (4)

2.6	Make Good Escrow Agreement by and among Keating Securities, LLC, Applied Spectrum, Ever Leader, Mr. Yiqing Wan and Ms. Wei Xu, and Moveup Investments Limited, dated November 15, 2006 (4)

3.1	Certificate of Incorporation of Applied Spectrum Technologies, Inc., a Delaware corporation. (1)

3.2	Bylaws of Applied Spectrum Technologies, Inc., a Delaware corporation. (1)

4.1	Lock-Up Agreement amongst Applied Spectrum, Keating Securities, LLC, Yiqing Wan, Wei Xu and Moveup Investments Limited (4)

4.2	Specimen Stock Certificate for Shares of Common Stock of the Company (3)

5.1	Opinion of Anslow & Jaclin, LLP

10.1	Placement Agent Agreement dated October 17, 2006 between Applied Spectrum and Keating Securities, LLC (4)

10.2	Securities Purchase Agreement by and among Applied Spectrum, Ever Leader and the Investor listed on the attached Schedule of Buyers (4)

10.3	Registration Rights Agreement (4)

10.4	Form of Common Stock Purchase Warrant (4)

10.5	Form of Placement Agent Stock Purchase Warrant (4)

10.6	Employment Agreement with Yiqing Wan (4)

10.7	Employment Agreement with Wei Xu (4)

10.8	Employment Agreement with Hui Long (4)

10.9	Employment Agreement with Daping Gu (4)

10.10	Employment Agreement with Ruilu Song (4)

10.11	Employment Agreement with Jingbo Wu (4)

10.12	Form Investment Agreement between the Company and Buyers (5)

10.13	Equity Transfer Agreement with Shenzhen Yuanzheng Investment Development Co., Ltd (5)

10.14	Financial Consultancy Agreement (5)

10.15	Equity Transfer Agreement with Shenzhen Yuanxing Gene City Development Co., Ltd. (5)

10.16	Modification and Amendment Agreement dated April 5, 2007 (5)

10.17	Technical Consultancy Agreement with Huimin Zhang (6)

10.18	Equity Transfer Agreement with Huimin Zhang (6)

10.19	Technical Consultancy Agreement with Yaojin Wang (6)

10.20	Equity Transfer Agreement with Yaojin Wang (6)

10.21	Interview by Eric Yu for WallSt.net dated July 26, 2007

10.22	Rights Purchase Agreement with Dr. Yan Li

10.23	The Science and Technology Cooperation Agreement between College of Chemistry and Life Science of China Three Gorges University and Yidu Benda

23.1	Consent of Kempisty & Company Certified Public Accountants, P.C.

24.1	Consent of Counsel, as in Exhibit 5.1

(1)	Incorporated by reference to the Company's Current Report on Form 8-K dated November 17, 2005 and filed on November 22, 2005 (SEC File No. 000-16397).

(2)	Incorporated by reference to the Company's Current Report on Form 8-K dated September 7, 2006 and filed on September 7, 2006 (SEC File No. 000-16397).

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (SEC File No. 33-17959).

(4)	Incorporated by reference to the Company's Current Report on Form 8-K dated November 15, 2006 and filed on November 17, 2006 (SEC File No. 000-16397).

(5)	Incorporated by reference to the Company’s Current Report on Form 8-K dated April 5, 2007 and filed on April 6, 2007 (SEC File No. 000-16397).

(6)	Incorporated by reference to the Company’s Current Report on Amendment No. 1 to Form 8-K dated April 5, 2007 and filed on June 15, 2007 (SEC File No. 000-16397).

ITEM 28. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Securities and Exchange Commission ("SEC") pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(6)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 to be signed on its behalf by the undersigned, in the Hubei Province, China S.A.R. on January 22, 2008.

BENDA PHARMACEUTICAL, INC.

Date: January 22, 2008	By:	/s/ Yiqing Wan Yiqing Wan
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Yiqing Wan as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ Yiqing Wan Yiqing Wan	Chief Executive Officer and President / Director	January 22, 2008

/s/ John Micek, III John Micek III	Director	January 22, 2008

/s/ Dr. Q.Y. Ma Dr. Q.Y. Ma	Director	January 22, 2008

/s/ Eric Yu Eric Yu	Chief Financial Officer, Principal Accounting Officer, and Director	January 22, 2008

/s/ Charles Mo Charles Mo	Director	January 22, 2008